     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997



                                            REGISTRATION STATEMENT NO. 333-23133

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            POST EFFECTIVE AMENDMENT


                                    NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             FLORIDA                             7941                            65-0676005
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                  Number)
                                                                    H. WAYNE HUIZENGA
                                                                  CHAIRMAN OF THE BOARD
                                                             FLORIDA PANTHERS HOLDINGS, INC.
     100 NORTHEAST THIRD AVENUE, SECOND FLOOR            100 NORTHEAST THIRD AVENUE, SECOND FLOOR
          FORT LAUDERDALE, FLORIDA 33301                      FORT LAUDERDALE, FLORIDA 33301
                  (954) 768-1900                                      (954) 768-1900
   (Address, including zip code, and telephone      (Name, address, including zip code, and telephone
                 number, including                  number, including area code, of agent for service)
  area code, of registrant's principal executive
                     offices)

                            ------------------------
                                   Copies to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

[FLORIDA PANTHERS LOGO]

                               17,669,444 SHARES
                        FLORIDA PANTHERS HOLDINGS, INC.
                              CLASS A COMMON STOCK

                            ------------------------

     This Prospectus relates to an aggregate of 17,669,444 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Florida Panthers Holdings, Inc. (the "Company"), which may be offered for sale hereby, from time to time, for the account of the persons listed herein (the "Selling Shareholders") who have acquired certain of the Shares in private placement transactions or acquisitions of businesses by the Company not involving a public offering or who may be deemed to be affiliates of the Company under Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered under the Securities Act on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Shareholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior consent, by donees of the Selling Shareholders, or by other persons acquiring certain of the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Shareholders" and "Plan of Distribution."

     The Selling Shareholders and brokers through whom the sale of the Class A Common Stock are made may be deemed to be "underwriters" within the meaning of Section(2)11 of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Shareholders or such brokers on the sale of such Class A Common Stock may be deemed to be underwriting commissions under the Securities Act.

     The Company has two classes of Common Stock: Class A Common Stock, which is offered hereby, and the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which is currently owned by Mr. H. Wayne Huizenga. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes, on all matters submitted to the shareholders for approval. Accordingly, Mr. Huizenga, as the sole holder of the Class B Common Stock, is able to control the management and policies of the Company and substantially all the matters submitted to the shareholders for approval, including the election of the directors. The shares of Class A Common Stock and Class B Common Stock are subject to certain NHL requirements and restrictions with respect to ownership. In addition, unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. THE SHARES OF CLASS B COMMON STOCK WERE ISSUED TO MR. HUIZENGA TO SATISFY THE CONTROL REQUIREMENTS OF THE NHL. See "The National Hockey
League -- Restriction on Ownership -- Control Requirement" and "Description of Capital Stock."


     The Class A Common Stock is traded on The Nasdaq National Market under the symbol "PUCK." On April 11, 1997, the last reported sales price of Class A Common Stock as reported by The Nasdaq National Market was $23 1/8 per share.



     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 April   , 1997

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. The actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.



     Florida Panthers Holdings, Inc. (the "Company") currently conducts substantially all of its business through its subsidiaries, which include the Florida Panthers (the "Panthers"), a professional hockey team of the National Hockey League (the "NHL"), Arena Development Company, Ltd. ("Arena Development"), a limited partnership formed for the purpose of developing a new multi-purpose sports and entertainment center (the "Broward County Civic Arena" or the "Facility") in Broward County, Florida, Arena Operating Company ("Arena Operator"), a limited partnership formed for the purposes of managing and operating the Broward County Civic Arena, Florida Panthers Ice Ventures, Inc., a corporation formed for the purpose of developing ice rink facilities (the "Ice Rink Business"), and the Hyatt Regency Pier 66 Hotel ("Pier 66") and Radisson Bahia Mar and Yachting Center ("Bahia Mar"), both resort and marina properties located in Fort Lauderdale, Florida. The Company owns Pier 66 and Bahia Mar through 2301 SE 17th St. Ltd. ("2301 Ltd.") and Rahn Bahia Mar, Ltd. ("Rahn Ltd."). In addition, the Company owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd. ("Decoma"), a Florida limited partnership, which operates the Miami Arena in which the Panthers currently play. Unless the context otherwise requires, all references to the Company shall mean Florida Panthers Holdings, Inc. and its subsidiaries.



                                  THE COMPANY



     The Company currently operates through two business segments: (i) sports and entertainment (the "Sports and Entertainment Business") and (ii) leisure and recreation (the "Leisure and Recreation Business"). The Sports and Entertainment Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations. The Leisure and Recreation Business consists of the Company's resort property operations, including Pier 66 and Bahia Mar. The Company has also entered into a definitive agreement to acquire the Boca Raton Hotel and Club, a destination luxury resort and private club in Boca Raton, Florida.



SPORTS AND ENTERTAINMENT BUSINESS



  Panthers Hockey Operations



     The Panthers commenced play in the NHL on October 4, 1993 and, in their third season, reached the Stanley Cup Finals. The Company's hockey revenue is primarily derived from (i) the sale of tickets to the Panthers' home games, (ii) contracts with broadcast organizations and (iii) advertising and promotions. A substantial portion of the Company's annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and contracts with broadcast organizations and sponsors.



     The Company intends to capitalize on the increasing popularity of hockey, in general, and the success achieved by the Panthers during the 1995-96 season, in particular, by continuing to advertise and market the Panthers, as well as continuing to enhance the service and entertainment provided at games.



  Arena Development and Operations



     In June 1996, the Company entered into an agreement (the "Development Agreement") with Broward County to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased a 135 acre parcel of land (the "Development Site"), which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. See "Risk Factors -- Sports and

Entertainment Business -- Development of the Broward County Civic Arena" and "Business -- Sports and Entertainment Business -- Development of the Broward County Civic Arena."



     In connection with the development of the Broward County Civic Arena, the Company entered into a 30-year license agreement (the "License Agreement") and co-terminus operating agreement (the "Operating Agreement") with Broward County, pursuant to which the Company will utilize and operate the Broward County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, the Company is entitled to retain 95% of the revenue derived from the sale of general seating tickets to the Panthers' home games, and all of certain other hockey related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with revenues from luxury suites, premium seating and parking, are considered Facility operating revenue which is the primary source of revenue, in determining net operating income. Net operating income is the difference between Facility operating revenue and Facility operating expense. Under the License Agreement, the Company is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of the net operating income in excess of $14.0 million. The Company believes that successful operation of the Broward County Civic Arena will significantly enhance the Company's total revenue. See "Business -- Sports and Entertainment Business -- Arena Development and Operations."



     The Company owns approximately 78% of the partnership interests in Decoma. Decoma derives all of its revenue from its Miami Arena operations. This revenue is primarily derived from (i) seat use charges imposed on tickets sold at the Miami Arena, (ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena. See "Risk Factors -- Sports and Entertainment Business -- Litigation Relating to Miami Arena."



     The Company also owns and operates a twin-pad ice rink facility located in Coral Springs, Florida ("Incredible Ice") and has contracted to acquire the lease rights of an ice skating rink facility in Pompano Beach, Florida ("Gold Coast"). Incredible Ice and Gold Coast are open to the general public and derive revenues from, among other things, (i) fees charged to the public for use of the facilities for various hockey and skating programs and open skating sessions,
(ii) food and beverage sales and (iii) retail sales.



LEISURE AND RECREATION BUSINESS



  Resorts



     The Company currently owns two resort and marina properties in South Florida and has entered into a definitive agreement to acquire a third property in South Florida.



     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. It has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award. Bahia Mar is a resort and marina complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The marina is host to the International Boat Show, an annual six day boating and marine event.



     The Company also has reached an agreement to acquire the Boca Raton Hotel and Club, a destination luxury resort and private club, encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida and consisting of 963 luxury guest rooms, a 70,000 sq. ft. convention center, a separate 130,000 sq. ft. convention center currently under construction, a 25 slip marina, two 18-hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, three fitness centers and 15 food and beverage sites, ranging from five star cuisine to beachside grills. See "Business -- Recent Developments". The Company believes that attractive opportunities exist to acquire other luxury resorts.

                              RECENT DEVELOPMENTS



     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in a private placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to the Company of approximately $67.0 million after deducting placement agency fees.



     On March 20, 1997, the Company entered into a definitive agreement (the "Contribution and Exchange Agreement") with Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership and the general partner of Boca Partnership (the "General Partner"), and BRMC Corporation, a Delaware corporation and general partner of the General Partner ("BRMC"). Pursuant to the Contribution and Exchange Agreement, substantially all the assets of Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), will be transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership in which the managing general partner and the limited partner will be wholly-owned by the Company ("Panthers BRHC"), in exchange for: (i) a non-managing general partner interest in Panthers BRHC, (ii) rights (the "Rights") which may be exercised to acquire approximately 4,928,917 shares of Class A Common Stock, (iii) warrants to purchase approximately 919,621 shares of the Class A Common Stock at a price of $29.01 per share and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid immediately upon consummation of the transactions contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange"). Of the $85.0 million to be repaid, $45.0 million will be paid from the Company's working capital and $40.0 million will be paid from incurrence of additional debt. Consummation of the acquisition is subject to customary conditions, including the receipt of requisite approvals from the shareholders of the Company and the limited partners of Boca Partnership.



     The Company's principal executive offices are located at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301 and its telephone number is (954) 768-1900. The Company was incorporated in Florida on July 3, 1996.


                                  THE OFFERING

Class A Common Stock Offered.................  17,669,444 shares

Common Stock to be Outstanding after the
  Offering
     Class A Common Stock(1).................  23,393,444 shares
     Class B Common Stock(2).................  255,000 shares
       Total.................................  23,648,444 shares

Use of Proceeds..............................  The Company will not receive any proceeds from the sale of Class A Common Stock hereby
                                               offered by the Selling Shareholders.

Nasdaq National Market Symbol................  PUCK

------------------------------


(1) Does not include 2,600,000 shares of Common Stock reserved for issuance under the Company's stock option plan, of which 1,042,444 shares are subject to outstanding options at exercise prices ranging from $10 per share to $26 5/8 per share. The exercise price of each of these options is the fair market value of the Class A Common Stock on the date of grant. See "Management -- Stock Option Plan."

(2) All the outstanding shares of Class B Common Stock are currently owned by Mr. Huizenga.

                             SUMMARY FINANCIAL DATA


                      (IN THOUSANDS EXCEPT PER SHARE DATA)



     The summary financial data set forth below is derived from and should be read in conjunction with the financial statements of the Company, including the notes thereto, the unaudited pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" contained elsewhere in this Prospectus. The summary financial data as of December 31, 1996 and for the six months ended December 31, 1996 and 1995 are derived from unaudited interim financial statements contained elsewhere herein. Operating results for the six months ended December 31, 1996 are not necessarily indicative of results that may be expected for the year ending June 30, 1997.


                                       SIX MONTHS ENDED
                                         DECEMBER 31,                              FISCAL YEARS ENDED JUNE 30,
                             ------------------------------------      ---------------------------------------------------
                                      1996                                       1996
                             -----------------------                   -------------------------
                              ACTUAL     PRO FORMA         1995         ACTUAL       PRO FORMA         1995         1994
STATEMENT OF OPERATIONS
 DATA:
Revenue:
Sports and Entertainment
 Tickets...................  $  8,659     $  8,659       $  8,389      $ 23,226       $ 23,226       $  9,559     $ 14,784
 Other.....................     6,724        6,874          4,723        10,861         10,861          8,187        6,898
Leisure and Recreation
 Rooms.....................        --       25,430             --            --         65,331             --           --
 Food and Beverage.........        --       20,799             --            --         44,153             --           --
 Retail and other..........        --       22,887             --            --         42,971             --           --
                             --------     --------       --------      --------       --------       --------     --------
      Total Revenue........    15,383       84,649         13,112        34,087        186,542         17,746       21,682
Cost of Revenue............    20,048       78,402         18,686        44,329        164,466         22,779       25,701
Amortization and
 depreciation..............     1,795        8,450          2,730         9,815         23,141          6,266        6,444
                             --------     --------       --------      --------       --------       --------     --------
Net operating loss.........    (6,460)      (2,203)        (8,304)      (20,057)        (1,065)       (11,299)     (10,463)
Interest and other, net....    (2,339)      (7,985)        (2,233)       (5,082)       (15,691)        (4,087)      (2,463)
                             --------     --------       --------      --------       --------       --------     --------
Net loss...................  $ (8,799)    $(10,188)      $(10,537)     $(25,139)       (16,756)      $(15,386)    $(12,926)
                             ========     ========       ========      ========       ========       ========     ========
PRO FORMA DATA:
Net loss per share.........  $  (1.19)(b) $  (0.39)(d)   $  (2.00)(a)  $  (4.76)(a)   $  (0.66)(c)   $  (2.96)(a) $  (2.93)(a)
Weighted average shares
 outstanding...............     7,418(b)    26,032(d)       5,276(a)      5,276(a)      25,309(c)       5,203(a)     4,405(a)


                                 INCEPTION
                             (DECEMBER 2, 1992)
                                  THROUGH
                               JUNE 30, 1993
STATEMENT OF OPERATIONS
 DATA:
Revenue:
Sports and Entertainment
 Tickets...................        $    0
 Other.....................             0
Leisure and Recreation
 Rooms.....................            --
 Food and Beverage.........            --
 Retail and other..........            --
                                    -----
      Total Revenue........             0
Cost of Revenue............           768
Amortization and
 depreciation..............             2
                                    -----
Net operating loss.........          (770)
Interest and other, net....          (167)
                                    -----
Net loss...................        $ (937)
                                    =====
PRO FORMA DATA:
Net loss per share.........        $(0.21)(a)
Weighted average shares
 outstanding...............         4,405(a)



                                                                   DECEMBER 31, 1996
                                                              ---------------------------
                                                                 ACTUAL         PRO FORMA
                                                              ------------      ---------
BALANCE SHEET DATA:
Total current assets........................................    $31,036         $ 89,678
Total current liabilities...................................     20,353           80,422
Total assets................................................     73,737          627,419
Long-term obligations.......................................      3,341          234,588
Shareholders' equity........................................     50,043          312,409


                                            SIX MONTHS ENDED
                                              DECEMBER 31,                            FISCAL YEARS ENDED JUNE 30,
                                  ------------------------------------     -------------------------------------------------
                                           1996                                     1996
                                  -----------------------       1995       -----------------------       1995         1994
                                                   PRO                                      PRO
                                     ACTUAL       FORMA                       ACTUAL       FORMA
Supplemental Cash Flow
 Data(e)........................    $ (4,665)    $  8,056     $ (5,574)      $(10,242)    $ 26,152     $ (5,033)    $ (4,019)


                                      INCEPTION
                                  (DECEMBER 2, 1992)
                                       THROUGH
                                    JUNE 30, 1993
Supplemental Cash Flow
 Data(e)........................        $ (768)


---------------


(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization of Panthers Holdings consummated on November 18, 1996 (the "Reorganization") as follows:


   (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.


   (ii) The 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of their acquisition by Mr. Huizenga.


(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (ii) 7,300,000 shares issued in connection with the Company's initial public offering of 2,700,000 shares of Class A Common Stock and concurrent offering of 4,600,000 shares of Class B Common Stock (the "Prior Offerings") for the period for which they were actually outstanding.


(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness,
    (iii) 8,400,000 shares issued in connection with the acquisition of Pier 66 and Bahia Mar (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) (the "Exchanges"), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares issued in connection with the acquisition of the Boca Raton Hotel and Club and (vi) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Raton Hotel and Club as if they had been outstanding for the entire period presented.

(d) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchanges, (v) 212,766 shares issued in the acquisition of Incredible Ice, (vi) 4,928,917 shares issued in connection with the acquisition of the Boca Raton Hotel and Club and (vii) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Raton Hotel and Club as if they had been outstanding for the entire period presented.


(e) Represents the difference between Revenue and Cost of revenue, plus Premier


    Club membership deposits for the pro forma periods.

                                  RISK FACTORS



     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.



GENERAL



  HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS



     The Company has not generated any earnings to date and has incurred net losses of approximately $8.8 million, $25.1 million, $15.4 million, $12.9 million and $937,000 for the six months ended December 31, 1996, the years ended June 30, 1996, 1995, 1994 and the seven months ended June 30, 1993, respectively. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



  NEED FOR ADDITIONAL CAPITAL



     The Company's business may require substantial capital infusions on a continuing basis. The Company's additional needs for capital could include cash needs for potential acquisitions as well as capital to be used for the development of recreational ice rink facilities for use in the Ice Rink Business. The Company intends to use the remaining portion of the net proceeds from its initial public offering and concurrent offering (collectively, the "Prior Offerings"), the net proceeds from the Private Placement and cash flow from operations to meet its capital needs. Additional capital needs may require additional borrowings or the sale of debt or equity securities, or some combination thereof. In the event the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition or results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



  RISKS RELATING TO EXPANSION OF BUSINESS; USES OF EXCESS PROCEEDS



     The Company may, as part of its growth strategy, consider making additional acquisitions of certain sports-related or non-sports-related businesses as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. The Company may make such acquisitions with cash or with stock or a combination thereof. If the Company does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired fixed assets, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition or results of operations. In addition, transactions, including acquisitions, which would result in the issuance of a significant number of shares of Common Stock may require consent of the NHL. There is no assurance that the Company will be able to obtain such consent from the NHL. See "-- Sports and Entertainment Business -- Restrictions on the Company and Certain of its Shareholders as a Result of League Membership."



  CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS



     The Company has a dual class of common stock, comprised of Class A Common Stock and Class B Common Stock. The Company has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and the Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of the Company unless the NHL approves the transfer of his controlling interests. See "The National Hockey League -- Control Requirement." The Class A Common Stock and Class B Common Stock generally vote together on each matter submitted to the shareholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of the Company and the outcome of substantially all of the matters submitted to the shareholders for approval, including the election of directors. See "Management," "Certain Transactions" and "Principal Shareholders."



     Neither the Company's charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws, the 180 day lock-up agreement with the underwriters in connection with the Offerings and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of the Company may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.



  DEPENDENCE ON KEY PERSONNEL



     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Huizenga, the Chairman of the Board, Mr. Richard H. Evans, President and Chief Operating Officer, and Mr. William A. Torrey, President of Florida Panthers Hockey Club, Inc. The loss of the services of any of these individuals could have a material adverse effect on the Company. See
"Management -- Directors and Executive Officers." The Company does not carry key man life insurance on any of its officers.



  SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE



     As of April 7, 1997, the Company had 23,393,444 shares of Class A Common Stock outstanding, of which 7,300,000 shares of Class A Common Stock are freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 16,093,444 shares of Class A Common Stock, together with 1,576,000 shares of Class A Common Stock owned by "affiliates" of the Company, are being registered hereby for resale. The directors and officers of the Company, including Mr. Huizenga, have agreed not to sell any shares of Common Stock held by them for a period of 180 days from November 13, 1996, in connection with the Prior Offerings without the consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain exceptions, including pursuant to a loan for which shares of Class A Common Stock have been pledged as collateral. In addition, recipients of the 8,400,000 shares of Class A Common Stock, which were issued in connection with the Exchanges, have agreed not to sell such shares for a period of 180 days from March 4, 1997, the date the Exchanges were consummated. The Company will also be obligated to register 5,246,777 shares of Class A Common Stock in connection with the consummation of the Contribution and Exchange. The Company has registered under the Securities Act the 2,600,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan (the "Stock Option Plan"). In addition, the 6,000,000 shares of Class A Common Stock being registered contemporaneously with this Registration Statement may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.



  POSSIBLE VOLATILITY OF STOCK PRICE



     The trading price of the Company's Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors. In addition, in recent years the stock market has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies.



  ABSENCE OF DIVIDENDS



     The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of its new credit facility. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



  CLASS ACTION LITIGATION



     On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against the Company and Messrs. Huizenga, George D. Johnson, Jr., Richard C. Rochon, Steven R. Berrard, Harris W. Hudson, Steven M. Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company intends to vigorously defend against these suits.



SPORTS AND ENTERTAINMENT BUSINESS



  HISTORY OF LOSSES; UNCERTAINTY OF FUTURE RESULTS.



     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting the Company's ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits the Company's ability to generate revenue from the sale of additional tickets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sports and Entertainment Business -- Hockey Operations -- Miami Arena." It is currently anticipated that the Panthers will incur net losses which could exceed $20.0 million per annum while playing at the Miami Arena. In the event the Broward County Civic Arena is not completed in time for the 1998-99 season, the Panthers could incur additional operating losses. There can be no assurance that the Panthers will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



  COMPETITION



     The Panthers compete for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During parts of the hockey season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida.



  DEPENDENCE ON COMPETITIVE SUCCESS OF THE PANTHERS



     The financial results of the Company are expected to depend in part on the Panthers continuing to achieve success in the NHL. By achieving and maintaining success, the Panthers expect to generate greater fan enthusiasm, resulting in higher ticket sales throughout the regular season and capturing greater shares of the local television and radio audience. Furthermore, any participation in the playoffs will provide the Panthers with additional revenue from sales of tickets for home playoff games and from broadcasts of playoff games under local media contracts. Conversely, revenue could be adversely affected by a poor performance by the Panthers. There can be no assurance that the Panthers will perform well or qualify for the playoffs.



  UNCERTAINTIES OF INCREASES IN PLAYERS' SALARIES



     Players' salaries in the NHL have increased significantly over the last two seasons. The aggregate Panthers players' salaries nearly doubled from approximately $10.2 million during the 1993-94 season to approximately $20.1 million during the 1995-96 season. In comparison, average aggregate players' salaries for NHL teams have increased 48% from approximately $14.3 million during the 1993-94 season to approximately $21.2 million during the 1995-96 season. The NHL Collective Bargaining Agreement is designed, in part, to control the rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.



  LITIGATION RELATING TO MIAMI ARENA



     On June 17, 1996, the Miami Sports and Exhibition Authority ("MSEA" or the "Plaintiff") filed a lawsuit against, among others, Messrs. Huizenga and Rochon, the Panthers, Decoma, Arena Development and Arena Operator (collectively, the "Defendants") in the United States District Court of the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena Contract, dated as of December 13, 1990 (the "Miami Arena Contract"), by and between Decoma and MSEA, specifically provisions restricting MSEA from developing a new state-of-the-art arena in Miami (the "New Arena"), and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of this litigation may have a material adverse effect on the Company's financial condition or results of operations.



  UNCERTAINTY REGARDING AVAILABILITY AND OCCUPANCY OF MIAMI ARENA



     In May 1996, the Company entered into an amendment to the license for the Miami Arena (the "Arena License Amendment"), extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. The Panthers are, therefore, currently playing their home games at the Miami Arena. MSEA has recently appealed the decision rendered by the court. Although the Company believes that MSEA will not prevail in its appeal, if MSEA is successful, the Company may need to find and enter into an agreement for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. In the event the Panthers are required to play outside South Florida, the Company may incur additional operating costs (including travel costs) and generate less revenue as a result of playing outside its local market. There can be no assurance that the Company will be able to find and enter into an agreement for an alternative playing site or that the use of such alternative playing site will not adversely affect the Company's financial condition or results of operations.



     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. The City of Miami recently announced that it intends to build the New Arena which will be utilized by the Miami Heat. In the event that the New Arena is completed and upon completion of the Broward County Civic Arena, the Miami Arena will not have a base tenant and will compete with these new facilities for the rights to host various events, including sports events and concerts. Decoma revenues for the six months ended December 31, 1996 and the year ended June 30, 1996 directly attributable to the Panthers and Miami Heat were approximately $190,000 and $130,000, and $500,000 and $380,000, respectively. Management plans to seek other tenants to offset reduced revenues resulting from the potential loss of the Miami Arena's base tenants. There can be no assurance that the Miami Arena can successfully compete with the New Arena and the Broward County Civic Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the results of operations of Decoma will be adversely affected.



  DEPENDENCE ON TALENTED PLAYERS



     The success of the Panthers will depend, in part, upon their ability to retain and attract talented players. The Panthers compete with other NHL and non-NHL hockey teams for available players. There can be no assurance that the Panthers will be able to retain players upon expiration of their contracts or identify and obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Panthers are able to retain or obtain players who have had successful college or professional careers, there can be no assurance of their quality of performance for the Panthers.



  ABSENCE OF INSURANCE; RISK OF INJURIES



     Player contracts generally provide that a player is entitled to receive his salary even if, as a result of injuries sustained from hockey-related activities during the course of his employment, he is unable to play. These salaries represent significant financial commitments of the Panthers. Disability insurance for NHL players (which provides for up to 80% of salary reimbursement after 30 consecutive regular season games are missed) is costly to maintain, and the Panthers carry it only for certain highly compensated players. In the event an injured player is not insured or insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion, as the case may be, of the injured player's salary. In addition, the Company would be required to pay the salary of a player who replaces the injured player. To the extent that financial results of the Company are dependent on the Panthers' competitive success (as discussed above), the likelihood of achieving such success is substantially reduced by serious injuries to key players. There can be no assurance that key players for the Panthers will not sustain serious injuries during any given season.



  SEASONALITY OF HOCKEY OPERATIONS



     The NHL season begins during the fall and ends in late spring. As a result, the Company realizes the vast majority of its hockey revenue and incurs the vast majority of its hockey expenses during that period.



  UNCERTAINTIES RELATING TO LABOR RELATIONS IN PROFESSIONAL SPORTS



     During the 1994-95 season, the NHL experienced labor relations difficulties in the form of a player lock-out in a dispute over its collective bargaining agreement, which adversely affected the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The NHL and the NHL Players' Association entered into a new seven-year collective bargaining agreement (the "NHL Collective Bargaining Agreement") on August 11, 1995 that took retroactive effect as of September 16, 1993. There can be no assurance that the NHL will not experience labor relations difficulties in the future which could have a material adverse effect on the Company's financial condition or results of operations. See "The National Hockey League -- Collective Bargaining Agreement."



  RESTRICTIONS ON THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS AS A RESULT OF LEAGUE MEMBERSHIP



     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. The success of the

NHL and its members depends in part on the competitiveness of the teams in the NHL and their ability to maintain fiscally sound franchises. Certain NHL franchises have at times encountered financial difficulties, and there can be no assurance that the NHL and its respective franchises will continue to be able to operate on a fiscally stable and effective basis. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement. Any change to the rules, regulations and agreements adopted by the NHL will be binding upon the Panthers and their personnel, regardless of whether the Panthers agree or disagree with such changes, and it is possible that any such change could adversely affect the Panthers.



     The Commissioner of the NHL (the "Commissioner") has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding on the members of the NHL. In addition, a member of the NHL is precluded from resorting to the courts to enforce or maintain rights or claims against any other member. All disputes must be submitted to the Commissioner for his determination, and such determination, when rendered, is final and binding. See "The National Hockey
League -- Governance."



     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.



     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.



     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.



     Neither the NHL, any of its affiliates or members nor any of their respective officers, employees or representatives, other than the Company, has reviewed in advance the information being provided in this Prospectus or elsewhere to potential investors in connection with the Offerings, or assumes any responsibility for the accuracy of any representations made by the Company to any potential investors.



  POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF NHL EXPANSION



     It is currently anticipated that the NHL may grant additional franchises within the next five years. While such expansion affords the NHL the opportunity to expand into new markets, it also increases the competition for talented players among the NHL teams. In the event the NHL expands, the expansion teams are permitted to select in an expansion draft certain unprotected players playing for the various NHL teams. There can be no assurance that the Panthers will be able to retain all of their key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Company. In addition, to the extent the NHL teams share equally in the revenue generated from national television contracts and sale of NHL merchandise, the Company may receive less revenue from the NHL as the result of the league expansion.



  UNCERTAINTIES REGARDING RENEWAL OF MEDIA CONTRACTS



     Prior to the commencement of the 1994-95 season, the NHL entered into a new, seven-year $275.0 million television contract (the "Fox Contract") with Fox Broadcasting Co. ("Fox") and extended its existing contract with ESPN, Inc. ("ESPN") through the end of the 1998-99 season (pursuant to which ESPN agreed to pay the NHL approximately $65.0 million) for the national broadcast of certain games in the U.S. Under the Fox Contract, Fox may choose to terminate the contract after five years. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amount paid through the date of termination pursuant to the Fox Contract prior to termination and $155.0 million. In addition, the NHL also renewed its contract with Molson Breweries of Canada Limited ("Molson") for the national broadcast of certain NHL games in Canada. A percentage of the revenue generated from such contracts is divided equally among the members of the NHL. For the year ended June 30, 1996, this revenue constituted approximately 8% of the Company's total revenue. There can be no assurance that Fox, after the initial five-year period, will choose to continue its contract with the NHL or that the NHL, upon expiration of its contracts with each of Fox, ESPN and Molson, will be able to enter into new agreements on terms as favorable as those in the current contracts.



     In August 1996, the Company entered into a letter of intent (the "SportsChannel Letter of Intent") with SportsChannel Florida Associates, a Florida limited partnership which is 50% owned by Mr. Huizenga ("SportsChannel Florida"), for the proposed local broadcast (other than radio broadcast) of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 hockey season. See "Certain Transactions." Although the Panthers' games are currently being broadcast pursuant to the SportsChannel Letter of Intent, there can be no assurance that the Company and SportsChannel Florida will enter into a comparable arrangement for the 1997-98 hockey season.



     In addition, in August 1996, the Company entered into a letter of intent (the "Sunshine Letter of Intent") with Sunshine Wireless Company, Inc. ("Sunshine"), for the proposed local English language radio broadcast of all the Panthers games during the 1996-97 hockey season. On October 24, 1996, the Company entered into a letter of intent (the "Beasley-Reed Letter of Intent") with Beasley-Reed Acquisition Corporation for the proposed local English language radio broadcast of all the Panthers games during the 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02 hockey seasons.

  DEVELOPMENT OF THE BROWARD COUNTY CIVIC ARENA



     The Company recently entered into the Development Agreement, pursuant to which the Company will develop the Broward County Civic Arena. Construction projects, such as the development of a new civic center, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. There can be no assurance that the Company can successfully develop the Broward County Civic Arena or that costs associated with the development of the Facility will not exceed the $184.7 million to be provided by Broward County. Under the Development Agreement, the Company will be responsible for all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million. See "Business -- Sports and Entertainment Business -- Arena Development and Operations -- Development of the Broward County Civic Arena." Although the Company anticipates that the Broward County Civic Arena will be completed in time for the 1998-99 season, there can be no assurance that the Facility will be completed within the contemplated time frame.



     In addition, on January 9, 1997, a lawsuit was filed by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and
(ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgement finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company has not yet determined whether or not to pursue an appeal. An unfavorable outcome of this suit may require the Company to incur additional costs up to $7,500,000.



  OPERATION OF THE BROWARD COUNTY CIVIC ARENA



     In June 1996, the Company entered into the License Agreement and the Operating Agreement pursuant to which the Company will utilize and operate the Broward County Civic Arena. In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena. See "Business -- Sports and Entertainment Business -- Arena Development and Operations -- Operation of the Broward County Civic Arena." The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County any deficiency in the County Preferred Revenue (the "County Preferred Revenue Obligation"). The Company believes that the revenue generated from the operations of the Facility will be sufficient to provide Broward County with the County Preferred Revenue. In the event such revenue is not sufficient to provide Broward County with the County Preferred Revenue, the Company will be required to meet its County Preferred Revenue Obligation. There can be no assurance that the revenue generated from Broward County Civic Arena will be sufficient to meet the Company's obligations to Broward County.



LEISURE AND RECREATION BUSINESS



  OPERATING RISKS



     Pier 66 and Bahia Mar (collectively, the "Resort Facilities") are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on the Company's financial condition or results of operations.



  COMPETITION



     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and supply and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities compete with a number of competitors. The number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.



  CAPITAL EXPENDITURES



     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on the Company's financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from resorts and hotels and alternative lodging facilities.



  ENVIRONMENTAL MATTERS



     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to use or sell such real property or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on the Company's financial condition and results of operations.



  PROPERTY TAX AND INSURANCE FLUCTUATIONS



     Each of the Resort Facilities is subject to real property taxes. Real property taxes may increase or decrease as property tax rates change and as the Resort Facilities are assessed or reassessed by taxing authorities. In addition, each of the Resort Facilities is covered by property and casualty insurance. Property and casualty insurance rates may increase depending upon claims experience, insurance market conditions and the replacement value of the Resort Facilities. A significant increase in the tax rate, the amount assessed by the taxing authority or the casualty insurance rate could have a material adverse effect on the Company's financial condition and results of operations.



  SEASONALITY OF THE RESORT BUSINESS; ADVERSE WEATHER



     The business of the Resort Facilities is generally seasonal. The Resort Facilities, both of which are located in Fort Lauderdale, Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters. In addition, South Florida is subject to tropical weather and storms which, if severe (as in the case of a hurricane), can interrupt the normal operations of the Resort Facilities and affect tourism.



  LOSSES IN EXCESS OF INSURANCE COVERAGE



     The Company intends to maintain comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Resort Facilities.

                      PRICE RANGE OF CLASS A COMMON STOCK



     The Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." The following table sets forth, for the quarters indicated, the range of the high and low sale prices per share for the Class A Common Stock on The Nasdaq National Market.



                                                                PRICE RANGE
                                                              OF COMMON STOCK
                                                              ---------------
                                                              HIGH       LOW
                                                              -----      ----
1996
Second Fiscal Quarter (from November 13, 1996 through
  December 31, 1996)........................................   $20        $10
1997
Third Fiscal Quarter (from January 1, 1997 through April 11,
  1997).....................................................   $32 1/2    $16 1/4



     On April 11, 1997, the last reported sale price of the Class A Common Stock was $23 1/8. There were approximately 7,133 record holders of the Class A Common Stock at April 11, 1997.



                                DIVIDEND POLICY



     The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. It is expected that the New Credit Facility will limit the Company's ability to pay cash dividends. In addition, the NHL Bylaws prohibit the Company from paying cash dividends, unless paying such cash dividends will not impair the Company's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following information has been derived from the financial statements of the Company and the unaudited pro forma financial statements contained elsewhere in this Prospectus. The financial statements of the Company as of and for the periods ended June 30, 1996, 1995, 1994 and 1993 have been audited by Arthur Andersen LLP, independent certified public accountants. The audited financial statements as of June 30, 1996 and 1995 and for the three years ended June 30, 1996 are included elsewhere herein. The selected financial data as of December 31, 1996 and for the six months ended December 31, 1996 and 1995 are derived from the unaudited interim financial statements contained elsewhere herein. The selected financial data provided below do not reflect the purchase of the Resort Facilities (the "Resort Facilities Acquisition"), which is reflected elsewhere in this Prospectus. Operating results for the six months ended December 31, 1996 are not necessarily indicative of results that may be expected for the year ending June 30, 1997. The financial data set forth below should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                         SIX MONTHS ENDED                                                  INCEPTION
                           DECEMBER 31,             FISCAL YEARS ENDED JUNE 30,       (DECEMBER 2, 1992)
                       --------------------     ----------------------------------     THROUGH JUNE 30,
                        1996         1995         1996         1995         1994             1993
STATEMENT OF
  OPERATIONS DATA:
Revenue..............  $15,383     $ 13,112     $ 34,087     $ 17,746     $ 21,682         $    --
Cost of Revenue......   20,048       18,686       44,329       22,779       25,701             768
Amortization and
  depreciation.......    1,795        2,730        9,815        6,266        6,444               2
                       -------     --------     --------     --------     --------         -------
Net operating loss...   (6,460)      (8,304)     (20,057)     (11,299)     (10,463)           (770)
Interest and other,
  net................   (2,339)      (2,233)      (5,082)      (4,087)      (2,463)           (167)
                       -------     --------     --------     --------     --------         -------
Net loss.............  $(8,799)    $(10,537)    $(25,139)    $(15,386)    $(12,926)        $  (937)
                       =======     ========     ========     ========     ========         =======
PRO FORMA DATA:
Net loss per share...  $ (1.19)(b) $  (2.00)(a) $  (4.76)(a) $  (2.96)(a) $  (2.93)(a)     $ (0.21)(a)
Weighted average
  shares
  outstanding........    7,418(b)     5,276(a)     5,276(a)     5,203(a)     4,405(a)        4,405(a)


                                                                      JUNE 30,
                                    DECEMBER 31,    --------------------------------------------
                                        1996          1996        1995        1994        1993
BALANCE SHEET DATA:
Total current assets..............    $31,036       $  3,756    $  3,408    $  2,996    $  9,117
Total current liabilities.........     20,353         67,786      50,292      17,712      15,605
Total assets......................     73,737         47,760      53,587      49,019      59,669
Long-term obligations.............      3,341         28,277      25,643      45,169      45,000
Shareholders' equity (deficit)....     50,043        (48,303)    (22,348)    (13,862)       (937)

---------------


(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as follows:


   (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.


  (ii) The 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of their acquisition by Mr. Huizenga.


(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (ii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     The following unaudited pro forma financial data for the six months ended December 31, 1996 and the year ended June 30, 1996 give effect to the Contribution and Exchange, the Resort Facilities Acquisition and the acquisition of Incredible Ice (collectively, the "Acquisitions"), and the Private Placement, in the aggregate, as if all such transactions had occurred at the beginning of the periods presented for results of operations data and as if all such transactions had occurred as of the balance sheet date for balance sheet data. The selected unaudited pro forma financial data was derived from, and should be read in conjunction with, the unaudited pro forma financial statements and the notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Contribution and Exchange, the Acquisitions or the Private Placement had occurred at the beginning of the periods presented nor are they necessarily indicative of future operating results. There can be no assurance that the Contribution and Exchange will be completed.



                                                     SIX MONTHS                FISCAL YEAR
                                                        ENDED                     ENDED
                                                  DECEMBER 31, 1996           JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $15,383     $ 84,649      $ 34,087     $186,542
Cost of revenue...............................   20,048       78,402        44,329      164,462
Amortization and depreciation.................    1,795        8,450         9,815       23,141
                                                -------     --------      --------     --------
Net operating (loss) income...................   (6,460)      (2,203)      (20,057)      (1,065)
Interest and other, net.......................   (2,339)      (7,985)       (5,082)     (15,691)
                                                -------     --------      --------     --------
Net loss......................................  $(8,799)    $(10,188)     $(25,139)    $(16,756)
                                                =======     ========      ========     ========
PRO FORMA DATA:
Net loss per share............................  $ (1.19)(d) $  (0.39)(c)  $  (4.76)(a) $  (0.66)(b)
Weighted average shares outstanding...........    7,418(d)    26,032(c)      5,276(a)    25,309(b)



                                                               DECEMBER 31, 1996
                                                              -------------------
                                                              ACTUAL    PRO FORMA
BALANCE SHEET DATA:
Total current assets........................................  $31,036   $ 89,678
Total current liabilities...................................   20,353     80,422
Total assets................................................   73,737    627,419
Long-term obligations.......................................    3,341    234,588
Shareholders' equity........................................   50,043    312,409



                                                     SIX MONTHS                FISCAL YEAR
                                                        ENDED                     ENDED
                                                  DECEMBER 31, 1996           JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
Supplemental Cash Flow Data(e)................  $(4,665)    $  8,056      $(10,242)    $ 26,152


---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.

(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness,
    (iii) 8,400,000 shares issued in connection with the Exchanges (4,450,900 shares for Pier 66 and 3,950,000 shares for Bahia Mar), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares to be issued in connection with the acquisition of the Boca Raton Hotel and Club, and (vi) 1,652,589 shares

    (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of the Boca Raton Hotel and Club as if they had been outstanding for the entire period presented.


(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were outstanding, (iv) 8,400,000 shares issued in connection with the Exchanges, (v) 212,766 shares issued in the acquisition of Incredible Ice, (vi) 4,928,917 shares to be issued in connection with the acquisition of the Boca Raton Hotel and Club, and (vii) the 1,652,589 shares (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of the Boca Raton Hotel and Club, as if they had been outstanding for the entire period presented.


(d) Weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (ii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were outstanding.


(e) Represents the difference between Revenue and Cost of revenue, plus Premier Club membership deposits for the pro forma periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND

                             RESULTS OF OPERATIONS


     Certain of the data contained herein may include forward-looking information and actual results could differ from that set forth below. The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included elsewhere herein. In addition, reference should be made to the audited consolidated financial statements and notes thereto and related Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.


     The historical selected financial data of the Company included herein include the financial position and results of operations of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), which Mr. Huizenga acquired in August of 1994; however, such historical selected financial data do not incorporate the Resort Facilities Acquisition. As this transaction was among entities under common control, it has been accounted for on a historical cost basis in a manner similar to a pooling of interests, and, accordingly, the Company's historical balance sheets, statements of operations, statements of shareholders' equity and statements of cash flows have been presented as if the Company were combined with Decoma I and Decoma II (collectively, the "Decoma Entities") as of the date Mr. Huizenga acquired the Decoma Entities.


OVERVIEW

     Florida Panthers Hockey Club, Ltd., ("Panthers Ltd.") now a 100% subsidiary of the Company, was formed in December 1992 to own and operate the Panthers. In April 1993, the NHL awarded Panthers Ltd. a hockey franchise, and the Panthers commenced play in the NHL in October 1993. The Company currently derives its hockey-related revenue from (i) the sale of tickets to home games, (ii) contracts with broadcast organizations and (iii) advertising and promotion. A large portion of Panthers Ltd.'s annual revenue and operating expenses is determinable at the commencement of each hockey season based on season ticket sales and the Panthers' multi-year contracts with its players, broadcast organizations and sponsors.

     Additionally, the Company owns Arena Development, a Florida limited partnership formed for the purpose of developing the Broward County Civic Arena, and Arena Operator, a Florida limited partnership formed for the purpose of managing and operating the Broward County Civic Arena. Through its ownership of the Decoma Entities, the Company also owns approximately 78% of the partnership interests in Decoma, a Florida limited partnership which operates the Miami Arena in which the Panthers currently play.

     The operations of Panthers Ltd. are seasonal. Panthers Ltd. receives a substantial portion of its receipts from the advance sale of regular season tickets during the months of July and August, prior to the commencement of the NHL regular season. For financial reporting purposes, hockey related revenue and team operating expenses are recognized during the regular season, which extends from early October through mid-April. In the event the Panthers participate in the playoffs, additional revenue will be realized and additional expenses will be incurred for each playoff series.

     During the seven month period from inception on December 2, 1992 through June 30, 1993, Panthers Ltd. did not realize revenue or incur expenses from hockey operations. Panthers Ltd. incurred approximately $770,000 of various general and administrative start-up costs during such seven month period.

     The 1994-95 season was shortened (from the normal 84 game schedule to a 48 game schedule) as a result of a player lockout in a dispute over the then existing collective bargaining agreement, and the results of operations for the year ended June 30, 1995 reflect the reduced number of games played.

     During the 1995-96 season, the Panthers participated in all four rounds of the Stanley Cup playoffs (playing in 22 playoff games) and derived additional revenue and incurred additional expenses as a result of their participation in the playoffs.

     The Company incurred net losses of approximately $8.8 million, $25.1 million, $15.4 million and $12.9 million during the six month period ended December 31, 1996 and the years ended June 30, 1996, 1995 and 1994, respectively. Such net losses were primarily a result of Panthers Ltd. having entered into an unfavorable lease with the Miami Arena which does not provide Panthers Ltd. with certain sources of revenue, including revenue from the sale of suites and parking and a majority of the advertising space, which are generally available to other hockey franchises. The Miami Arena, with a seating capacity of 14,703, is currently the smallest arena in the NHL. These seating limitations have precluded Panthers Ltd. from receiving additional revenue from the sale of additional tickets. In addition, Panthers Ltd.'s net losses were abnormally high due to the amortization of the original franchise cost totaling approximately $9.1 million, $5.7 million and $6.2 million for the years ended June 30, 1996, 1995 and 1994. Approximately $25.7 million of the Panthers' original franchise cost was allocated to player contracts and is being amortized over approximately six years, of which $20.3 million had been amortized as of December 31, 1996. The remaining $24.3 million of the original franchise cost is being amortized over 40 years. Interest expense incurred during the six month period ending December 31, 1996 and the three years ended June 30, 1996, 1995, 1994 were approximately $2.3 million, $5.0 million, $4.1 million and $2.5 million, respectively. Such interest expense related to the two term loans and advances from Mr. Huizenga. The bank term loans were repaid after the consummation of the Prior Offerings. The cumulative advances provided by Mr. Huizenga were contributed pursuant to the Reorganization prior to the consummation of the Prior Offerings.


     In May 1996, Panthers Ltd. entered into the Lease Amendment, extending the term of the lease (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Lease Amendment contained substantially the same economic terms as the existing Miami Arena lease and was subject to the approval of MSEA, which approval, according to the Miami Arena lease, could not be unreasonably withheld. In June 1996, MSEA rejected the Lease Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, Panthers Ltd. sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Lease Amendment. MSEA has recently appealed the decision rendered by the court. Although Panthers Ltd. believes that MSEA will not prevail, if MSEA is successful, Panthers Ltd. may need to find and enter into a lease for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. In the event the Panthers are required to play outside South Florida, Panthers Ltd. may incur additional operating costs (including travel costs) and generate less revenue as a result of playing outside its local market.

     There can be no assurance that Panthers Ltd. will be able to find and enter into a lease for an alternative playing site or that the use of such alternative playing site will not adversely affect the Company's financial condition or results of operations.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED DECEMBER 31, 1996, AS COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1995

     Revenue. Revenues increased 17%, or approximately $2.3 million, mainly attributable to approximately $1.1 million of increased broadcasting and advertising revenues and approximately $270,000 increase in exhibition season ticket revenues. Even though there were four fewer home games played in the six month period ended December 31, 1996, as compared to the six month period ended December 31, 1995, net ticket revenues showed no change since all games played through December 31, 1996 were sold out resulting in average net ticket revenues per game being up approximately 27%. Additionally, revenue earned by Decoma increased approximately $740,000 mainly attributable to an increased net operating income distribution from the Miami Arena. Coming off the successful 1995-96 season, regular season hockey revenues are projected to surpass prior year's total regular season revenues by approximately 25%.

     Cost of Revenue. Cost of revenues increased approximately 7%, or $1.4 million. Team costs increased approximately $580,000 or 4% primarily due to higher cost of the current season's exhibition and training camps. Additionally selling, general and administrative ("SG&A") costs increased approximately 21%, or $700,000 primarily attributable to various legal and professional fees incurred by Panthers Ltd. and Decoma.

     Amortization and Depreciation. Depreciation and amortization decreased by 34% or approximately $940,000 because the unamortized base of players contracts was reduced by $3.1 million during fiscal 1996.


     Interest and Other, Net. Net interest and other costs were approximately $2.3 million in both six month periods. First quarter ended September 30, 1996 results showed an increase in interest expense as compared to the quarter ended September 30, 1995 which was offset in the second quarter ended December 31, 1996 by decrease in interest costs due to the pay down of debt and exchange of Mr. Huizenga's note for Common Stock as compared to the second quarter ended December 31, 1995.


  YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     Revenue. Revenue increased 92%, or approximately $16.3 million. Most of the increase was derived from ticket sales which increased 143%, or approximately $13.7 million. This increase was primarily attributable to the fact that the Panthers (i) participated in all four rounds of the 1995-96 Stanley Cup playoffs which generated ticket sales of approximately $6.6 million, of which Panthers Ltd. retained approximately $4.6 million after the various league playoff assessments, and (ii) played only 24 home games during the shortened 1994-95 regular season as compared to 41 home games during the 1995-96 regular season, resulting in an increase in regular season ticket sales of approximately $7.1 million. Average ticket revenue, net of sales tax, per regular season home game increased 8% to approximately $395,000.

     Additionally, television and radio revenue increased 38%, or approximately $1.4 million. This increase was primarily attributable to the fact that 51 games (including 10 Stanley Cup playoff games) were televised during the 1995-96 season as compared to 34 games during the shortened 1994-95 season.


     Other revenue increases including advertising, promotions and concessions, also resulted from the increase in the number of home games played.


     Cost of Revenue. Cost of revenue increased 95%, or approximately $21.6 million. Approximately 70-75% of cost of revenues pertains to team operations which consists primarily of player salary costs, as well as, hockey operating costs, scouting, and player development costs. Approximately $17.0 million of the increase was attributable to team operations of which players' salaries were approximately $11.8 million higher primarily because there were increases in the total compensation paid to the first and second round draft picks during the 1995-96 season and players were paid only 58% (pro-rated for the shortened season) of their contracted salaries during the 1994-95 season.

     Additionally, ticketing and arena operating costs increased $1.8 million, as a result of the increase in the number of home games played (including the Stanley Cup playoffs), with arena rent accounting for most of the increase. SG&A also increased approximately $2.8 million mostly due to increased playoff costs.


     Amortization and Depreciation. Amortization and depreciation costs increased 57%, or approximately $3.5 million, and were solely comprised of an increase to the amortization of player contracts. Panthers Ltd. were required to pay a $50.0 million franchise fee to the NHL when the expansion franchise was granted, of which approximately $25.7 million was allocated to the contracts of players selected in the 1993 expansion draft and is being amortized over the estimated useful lives of such contracts, which have been determined to be approximately six years. The remaining portion of the franchise fee is being amortized over 40 years. For the year ended June 30, 1996, amortization of player contracts was approximately $8.5 million, including $4.9 million related to the write-off of unamortized player costs as a result of four contracts terminated due to buy-outs or player releases and adjustments to remaining balances to better reflect the current values. For the year ended June 30, 1995, amortization of the player contracts was approximately $5.1 million, which included approximately $960,000 related to the write-off of three players' contracts.


     Interest and Other, Net. Net interest and other costs increased 24%, or approximately $1.0 million. For the years ended June 30, 1996 and 1995, interest expense consisted of interest accrued on long-term debt and interest accrued on accumulated borrowings from Mr. Huizenga at the prime rate. Net interest expense increased 33%, or approximately $1.2 million, primarily as a result of the increase in accumulated borrowings from Mr. Huizenga which were used to fund operating losses.

  YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994


     Revenue. Revenue decreased 18%, or approximately $3.9 million with $5.2 million of the decrease pertaining to revenue from ticket sales. This decrease was primarily attributable to the fact that ticket revenue for the year ended June 30, 1995 included only 24 regular season home games, while ticket revenue for the year ended June 30, 1994 included 41 home games. Average net ticket revenue, in the 1994-95 season, increased 10% to approximately $365,000 per game, primarily as a result of increased ticket prices.


     Offsetting this decrease to revenues was the introduction of arena operations revenues earned by Decoma of $1.4 million. Mr. Huizenga acquired an ownership interest in Decoma in August of 1994; thus, the historical results of the Company presented here, reflect various net operating income distributions to Decoma, from the Miami Arena, in the year ended June 30, 1995 as if Decoma was combined with the Company.

     Cost of Revenue. Cost of revenue decreased 11%, or approximately $2.9 million, of which approximately $2.0 million related to team operating costs. This decrease was primarily the result of the decrease in players' salaries of 15%, or approximately $1.5 million, which was due to $5.8 million reduction in actual salaries paid as a result of the shortened season, partially offset by annual player contract increases of approximately $4.3 million. Ticketing and arena operating costs also decreased as a result of playing fewer home games.


     Amortization and Depreciation. Amortization and depreciation costs showed minimal change in the periods being compared. For the years ended June 30, 1995 and 1994, amortization of player contracts totaled approximately $5.1 million and $5.6 million, respectively, of which approximately $960,000 and $1.5 million, respectively, related to the write-off of unamortized player contract costs due to the release of players or termination of players' contracts. Offsetting this $500,000 decrease was the addition of approximately $400,000 for Decoma's depreciation of the Miami Arena Contract which has been shown in the historical combined consolidated statement of operations for the year ended June 30, 1995.


     Interest and Other, Net. Net interest and other costs increased 66%, or approximately $1.6 million, primarily attributable to interest expense relating to the accumulated borrowings from Mr. Huizenga which increased approximately $490,000 as Panthers Ltd.'s operating losses accumulated and net interest expense relating to Panthers Ltd.'s longterm debt increased approximately $720,000, as a result of rising interest rates. The remainder is attributable to minority interest expense.

LIQUIDITY AND CAPITAL RESOURCES


     Net cash provided by operating activities was $1.6 million in the six months ended December 31, 1996. Net cash used for operating activities were $17.4 million, $8.8 million and $11.6 million for the years ended June 30, 1996, 1995, and 1994, respectively. Capital expenditures of approximately $650,000 were made during the six months ended December 31, 1996 and were approximately $140,000, $160,000 and $1.3 million during the years ended June 30, 1996, 1995 and 1994, respectively. Cash flow from financing activities during the six month period ended December 31, 1996 consisted primarily of the net proceeds of the Prior Offerings which totaled approximately $66.3 million and consisted entirely of borrowings and repayments of the loans from Mr. Huizenga for the years ended June 30, 1996, 1995 and 1994, respectively.



     Since the formation of the franchise in December 1992 and through the date of the Prior Offerings, all net operating losses of Panthers Ltd. were financed primarily with loans from Mr. Huizenga. Such loans, including interest thereon accrued through September 30, 1996 totaled approximately $41.0 million. This entire cumulative advance was exchanged for shares of Common Stock as part of the reorganization and formation of the Company. The Company does not anticipate borrowing any additional funds from Mr. Huizenga.


     Additionally, Decoma I and Decoma II made distributions to their minority owners of approximately $70,000, $400,000, and $490,000, during the six months ended December 31, 1996, the year ended December 31, 1995, and the period from August 6, 1994 to December 31, 1994, respectively. Future cash distributions to minority owners of Decoma I and Decoma II will not have a material impact on the Company.

     Approximately $45.0 million of the net proceeds of the Prior Offerings was used to repay the Company's outstanding indebtedness under two term loans in November of 1996. The remaining $21.3 million of the net proceeds from the Prior Offerings and the $65.8 million of net proceeds from the Private Placement are available to the Company for general working capital purposes, which includes funding of net operating losses. Such remaining net proceeds have been invested in short-term, investment grade, interest bearing investments.


     The Company is in the process of negotiating a new credit facility. It is anticipated that the new credit facility will provide for a line of credit up to $50.0 million and will be secured by all tangible and intangible assets of the Company. The new credit facility is expected to limit the Company's ability to pay cash dividends. In addition, the NHL's Bylaws preclude any one of its members from paying cash dividends, unless paying such cash dividends will not impair the member's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services.

     The grant of a security interest in any of the assets of the Company, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.


     On November 15, 1996, construction began on the new Broward County Civic Arena. All construction costs are currently being funded by Broward County. Pursuant to the Development Agreement with Broward County, the Company will bear all costs related to the development of the Broward County Civic Arena in excess of $184.7 million. To date, all construction efforts are on schedule and within budget, and it is not anticipated that the Company's cash flow will be affected by the project.


FINANCIAL CONDITION


     The reduction of indebtedness with the net proceeds of the Prior Offerings has improved the Company's liquidity by reducing both interest expense and the principal amount of the indebtedness required to be repaid in the future. Without considering the impact of the acquisition by the Company of the ownership interests in Pier 66 and Bahia Mar, the Company expects negative cash flows and net losses to continue until the Panthers begin playing at the new Broward County Civic Arena which is expected to be completed in time for the 1998-99 hockey season. The Company believes that the net proceeds from the Prior Offerings and the Private Placement, together with its existing cash and cash equivalents, revenues from its future operations and available borrowings under the new credit facility, will be sufficient to enable it to maintain its current and planned operations until the opening of the Broward County Civic Arena.



     As of September 30, 1996, the last quarter prior to the Prior Offerings, the Company had a net deficit in working capital of approximately $53.7 million. After the Prior Offerings and recapitalization of Mr. Huizenga's cumulative advances, the Company's net shareholders' equity improved to approximately $50.0 million as of December 31, 1996. Net cash flows needed for the Company are anticipated to be as much as $15.0 to $20.0 million each year until the completion of the Broward County Civic Arena in 1998. With the acquisitions of Pier 66 and Bahia Mar, net cash flows are expected to improve approximately $12.5 million per year. The unaudited pro forma consolidated balance sheet, which gives effect to the Resort Facilities Acquisition and the Private Placement, shows a net equity balance of $129.0 million as of December 31, 1996.



     Cash and cash equivalents at December 31, 1996 were approximately $23.7 million as compared to approximately $470,000 at June 30, 1996. The increase was attributable primarily to the net proceeds of the Prior Offerings on November 13, 1996.

     Accounts receivables at December 31, 1996 were approximately $6.0 million as compared to $3.1 million at June 30, 1996. This increase was mainly caused by increased contractual advertising and broadcasting receivables for the 1996-97 season.

     Prepaid expenses and other assets at December 31, 1996 were approximately $1.3 million compared to approximately $200,000 at June 30, 1996. This increase was mainly attributable to the pre-payment of team air charter costs in September of 1996.

     Deferred revenues at December 31, 1996 were approximately $11.6 million, as compared to approximately $1.0 million at June 30, 1996. This increase was caused by season ticket collections which occurred in August and September of 1996 which are being recognized on a per game basis over the regular 1996-97 season. The approximate $1 million deferred revenue balance at June 30, 1996 represented playoff ticket dollars collected but not earned in the prior year Stanley Cup Finals because the final round of playoffs ended after four games.

ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be recorded at the lower of carrying amount or fair value less cost to sell. The Company adopted the provisions of this statement, effective July 1995. Such adoption did not have a material effect on the Company's financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost under the provisions of Accounting Principles Board Opinion No. 25 ("Opinion No. 25"). However, if the provisions of Opinion No. 25 are utilized, pro forma disclosures of net income and earnings per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to recognize compensation costs under the provisions of Opinion No. 25, and, upon adoption of SFAS No. 123, will disclose the effects of SFAS No. 123 on net earnings and earnings per share for the years ended June 30, 1996 and 1995 and the six month period ended December 31, 1996.

                           THE NATIONAL HOCKEY LEAGUE

GOVERNANCE

     The NHL is generally responsible for regulating the conduct of its members. The NHL establishes the regular season and playoff schedules of the teams. It also negotiates, on behalf of its members, the league's national over-the-air and cable television contracts and the collective bargaining agreement with the NHL Players' Association. Because the NHL is a joint venture, each of its members is, in general, jointly and severally liable for the league's liabilities and obligations and shares in its profits. Under the terms of the Constitution and Bylaws of the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member.

     The NHL is governed by a Board of Governors, which consists of one representative from each member. Mr. Torrey serves as the Panthers' representative on the Board of Governors. The Board of Governors selects the Commissioner, who administers the daily affairs of the league, including dealings with the NHL Players' Association, interpretation of playing rules and arbitration of conflicts among members. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of league rules. Mr. Gary B. Bettman has been the Commissioner of the NHL since 1993.

     The Commissioner has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding. Members of the NHL are precluded from resorting to the courts to enforce or maintain rights or claims against other members. Instead, all disputes must be submitted to the Commissioner for his determination, and, such determination, when rendered, is final and binding.

RESTRICTION ON OWNERSHIP

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

CONTROL REQUIREMENT


     Unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. The Company issued to Mr. Huizenga shares of Class B Common Stock to satisfy the control requirements of the NHL. See "Risk Factors -- General -- Control by H. Wayne Huizenga; Voting Rights."


COLLECTIVE BARGAINING AGREEMENT

     The NHL and the NHL Players' Association entered into a seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 16, 1993. The NHL Collective Bargaining Agreement expires on September 15, 2000.

FREE AGENTS

     Under the NHL Collective Bargaining Agreement, when a player completes the term of his contract, he becomes a free agent. Based upon the player's age, experience and prior year's salary, he will either be classified as an unrestricted or restricted free agent. The two main groups of unrestricted free agents are as follows:

     Group III Free Agent: Any player who is 32 years of age or older (commencing with the 1997-98 season any player who is 31 years of age or older) as of June 30 of the year he becomes a free agent and has been on an NHL player roster for at least 40 games per season (30 games per season if the player is a goalie) for at least four seasons.

     Group V Free Agent: Any player who has played a minimum of 10 seasons as a professional hockey player and whose salary in the final year of his contract was less than that year's NHL average salary. A player may opt to become a Group V Free Agent only once during his NHL career.

     An unrestricted free agent is free to negotiate and sign with any other team in the NHL following the expiration of his contract, and the team signing such unrestricted free agent to a contract is not obligated to compensate the player's former team.

     A restricted free agent may also negotiate and sign with another team in the NHL following the expiration of his contract; however, that player's current team may exercise its right of first refusal and match the offers made by other NHL teams. In the event the player's current team chooses not to exercise its right of first refusal, it is entitled to draft pick(s) as compensation from the player's new team. The compensation is dependent on the annual salary offer secured by the restricted free agent.

     As of October 5, 1996, the opening day of the regular season, the Panthers did not have any NHL player eligible for restricted free agency.

                                    BUSINESS



GENERAL



     The Company currently operates through two business segments: (i) the Sports and Entertainment Business and (ii) the Leisure and Recreation Business. The Sports and Entertainment Business is comprised of the Company's ownership and operation of the Panthers, Arena Development, Arena Operator and the Ice Rink Business. In addition, the Company owns approximately 78% of the partnership interests in Decoma. The Leisure and Recreation Business is comprised of the Company's ownership of Pier 66 and Bahia Mar. In addition, the Company has entered into a definitive agreement to acquire the Boca Raton Hotel and Club.



     The Panthers commenced play in the NHL on October 4, 1993 and, in its third season, reached the Stanley Cup Finals. The Company's hockey revenue is derived from (i) the sale of tickets to the Panthers' home games, (ii) contracts with broadcasting organizations and (iii) advertising and promotions. A substantial portion of the Company's annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and the Company's contracts with broadcast organizations and sponsors. The Company intends to capitalize on the growing popularity of hockey, in general, and the success achieved by the Panthers during the 1995-96 season, in particular, by continuing to advertise and market the Panthers as well as continuing to enhance the service and entertainment provided at home games.



     In June 1996, the Company entered into the Development Agreement to develop the Broward County Civic Arena. Pursuant to the Development Agreement, Broward County purchased the Development Site which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. In connection with the development of the Broward County Civic Arena, the Company entered into the License Agreement and the Operating Agreement with Broward County, pursuant to which the Company will utilize and operate the Broward County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, the Company is entitled to retain 95% of the revenue derived from the sale of general seating tickets to the Panthers' home games, and all of certain other hockey related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with revenues from luxury suites, premium seating and parking, are considered Facility operating revenue which is the primary source of revenue in determining net operating income. Net operating income is the difference between Facility operating revenue and Facility operating expense. Under the License Agreement, the Company is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of the net operating income in excess of $14.0 million. The Company believes that successful operation of the Broward County Civic Arena will significantly enhance the Company's total revenue.



     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena,
(ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena.



     The Company also owns and operates Incredible Ice and has contracted to acquire the lease rights to Gold Coast. Incredible Ice and Gold Coast are open to the general public and derives its revenue from, among other things, (i) fees charged to the public for the use of the facility for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and (iii) retail sales.



     The Company also owns Pier 66 and Bahia Mar. Pier 66 is a Fort Lauderdale Intracoastal Waterway resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three pools, 22,000 square feet of meeting space and six restaurants and lounges. Bahia Mar is a Fort Lauderdale resort hotel complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. The operations of Pier 66 and Bahia Mar are managed by Rahn Pier Mgt., Inc. ("Pier 66 Management") and Rahn Bahia Mar Mgmt.,

Inc. ("Bahia Mar Management"), respectively, pursuant to separate management agreements, each with a remaining term of approximately three years.



     The Company also has reached an agreement to acquire the Boca Raton Hotel and Club, a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida and consisting of 963 luxury guest rooms, a 70,000 sq. ft. convention center, a separate 130,000 sq. ft. convention center currently under construction, a 25 slip marina, two 18-hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, three fitness centers and 15 food and beverage sites, ranging from five star cuisine to beachside grills. The Company believes that attractive opportunities exist to acquire other luxury resorts.



SPORTS AND ENTERTAINMENT BUSINESS



  HOCKEY OPERATIONS



     Sources of Revenue



     The Company derives its hockey revenue principally from the sale of tickets to the Panthers' home games, contracts with broadcast organizations and advertising and promotions.



     Ticket Sales. The Panthers play an equal number of home games and away games during the 82 game NHL regular season. In addition, the Panthers play one to two exhibition home games prior to the commencement of the regular season. Under the NHL Constitution and Bylaws, the Company receives all revenue from the sale of tickets to regular season home games and no revenue from the sale of tickets to the Panthers' regular season away games. During the exhibition season, the Company retains all the revenue from the Panthers' home games and shares the revenue for certain exhibition games played at neutral sites. During its first three seasons, the Panthers have sold an average of 8,300 season tickets. Due primarily to the success achieved in the 1995-96 playoffs, the Panthers' season ticket base has risen to 11,500 in the 1996-97 season. Ticket prices for regular season home games during the 1996-97 season at the Miami Arena range from $12 to $95 per game with an average paid ticket price of $36. The average individual ticket price is approximately 17% higher than the average ticket price paid by season ticket holders.



     National Television. In 1994, the NHL entered into a seven-year $275.0 million television contract with Fox, pursuant to which the NHL granted Fox exclusive commercial over-the-air television rights to broadcast certain NHL regular season and playoff games within the United States. Under the terms of the Fox Contract, Fox may choose to terminate the contract after five seasons. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amounts paid through the date of termination pursuant to the Fox Contract and $155.0 million. In addition, in 1994, the NHL extended its existing contract with ESPN through the end of the 1998-99 season pursuant to which ESPN agreed to pay the NHL approximately $65.0 million for cable rights to broadcast certain NHL regular season and playoff games within the United States.



     The NHL also renewed its contract with Molson prior to the commencement of the 1994-95 season, pursuant to which the NHL granted Molson the rights to broadcast certain NHL games throughout Canada for four seasons. In return Molson agreed to pay the NHL approximately $171.0 million.



     The revenue from the foregoing broadcasting contracts allocated to the Company (constituting 1/26 of the NHL's revenue from the broadcasting contracts) are as follows:



                                                        THE COMPANY'S SHARE
                     SEASON                               (IN THOUSANDS)
                     ------                          -------------------------
1994-95..........................................             $ 2,750
1995-96..........................................               2,980
1996-97..........................................               3,275
1997-98..........................................               3,697
1998-99..........................................               2,307(1)
                                                           ----------
          Total..................................             $15,009
                                                           ==========


---------------


     (1) Does not include the broadcasting contract with Molson which expires after the 1997-98 season.

     Local Television, Cable and Radio. In August 1996, the Company entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, the Company granted to SportsChannel Florida broadcast rights (other than radio broadcast rights) to a pre-determined number of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 season. The SportsChannel Letter of Intent provides that the Company shall have the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, the Company shall be entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel Florida's gross receipts for the 1996-97 season, provided that the Company shall in no event receive less than $2.5 million or $1.2 million, respectively.



     In addition, in August 1996, the Company entered into the Sunshine Letter of Intent with Sunshine for the local radio broadcast of all the Panthers' games during the 1996-97 hockey season. Under the terms of the Sunshine Letter of Intent, the Company granted to Sunshine local radio broadcast rights for broadcast of all of the Panthers' pre-season, regular season and post-season games during the 1996-97 season. On October 24, 1996, the Company entered into the Beasley-Reed Letter of Intent for the proposed local English language radio broadcast of all the Panthers games during the 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02 hockey seasons.



     Advertising and Promotions. The Company also generates revenue from the sale of advertising at certain limited locations at the Miami Arena as well as in the game programs. In addition, the Company derives promotional revenue from various sponsored events.



     Miami Arena



     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement with the Miami Arena, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting the Company's ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits the Company's ability to generate revenue from the sale of additional tickets.



     In May 1996, the Company entered into the Arena License Amendment, extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. MSEA has recently appealed the decision rendered by the court. Although the Company believes that MSEA will not prevail, if MSEA is successful, the Company may need to find and enter into an agreement for an alternative playing site until such time as the Broward County Civic Arena is completed. There can be no assurance that the Company will be able to find and enter into an agreement for an alternative playing site or that the use of such alternative playing site will not adversely affect the Company's financial condition and results of operations.



     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from Miami Arena operations. The City of Miami recently announced that it intends to build the New Arena which will be utilized by the Miami Heat. Upon its completion, the New Arena will compete with the Miami Arena for the rights to host various events, including sports events and concerts. There can be no assurance that the Miami Arena can successfully compete with the New Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition and results of operations of Decoma will be adversely affected.

  ARENA DEVELOPMENT AND OPERATIONS



     Development of the Broward County Civic Arena



     In June 1996, the Company entered into the Development Agreement to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased the Development Site, which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide $184.7 million for the development of the Facility, including the purchase of the Development Site. The Broward County Civic Arena will be located on the Development Site and Broward County will reimburse the Company for all costs relating to environmental remediation of the purchased land. The Company will bear all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million; however, it may require Broward County to advance an additional $18.5 million, which the Company will repay as supplemental rent.



     Operation of the Broward County Civic Arena



     In June 1996, the Company entered into the License Agreement and the Operating Agreement pursuant to which the Company will utilize and operate the Broward County Civic Arena. Under the License Agreement, the Company is entitled to retain 95% of all revenue derived from the sale of general seating tickets to the Panthers' home games and all of certain other hockey-related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets together with luxury suites, premium seating and parking, are considered Facility operating revenue, which is the primary source of revenue in determining net operating income. Net operating income is the difference between the Facility operating revenue and Facility operating expense. The Company is entitled to receive the first $14.0 million of the net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of all net operating income in excess of $14.0 million. The License Agreement provides that the Company loan to Broward County such an amount as necessary to allow Broward County to meet certain financial obligations relating to the Broward County Civic Arena at an interest rate of prime plus two percent. Broward County is required to repay any loan made by the Company on a priority basis from revenue generated from the collection of taxes.



     The License Agreement commencement date will occur upon 30 days notice of the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, the commencement of the License Agreement may be deferred by the Company until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1 of 1999. Once commenced, the License Agreement is for a term of 30 years, which term may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Company by Broward County.



     The License Agreement entitles the Company to the exclusive use of the Broward County Civic Arena during the playing of all of the Panthers' home games, and provides for nonexclusive use by the Panthers for practices and other team uses. Additionally, the License Agreement provides the Company with exclusive use of certain space within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The License Agreement contains a use covenant which requires the Panthers to play all of their home games at the Broward County Civic Arena during the term of the License Agreement.



     Ice Rinks



     The Company currently owns and operates Incredible Ice and has contracted to acquire the lease rights to Gold Coast. Incredible Ice and Gold Coast are opened to the general public and derives its revenue from, among other things,
(i) fees charged to the public for use of the facility for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and
(iii) retail sales. In addition, the Company owns the architectural designs to Incredible Ice as well as predevelopment rights to develop other similar ice rink facilities at various sites located throughout Florida. The Company contemplates that, as part of its strategy to expand the Ice Rink Business and as opportunities arise in the future, it may develop and operate other similar ice rinks throughout Florida.



     Decoma



     The Company owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena,
(ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena operations. The City of Miami recently announced that it intends to build the New Arena which will be utilized by the Miami Heat. Upon its completion, the New Arena will compete with the Miami Arena for the right to host various events, including sports events and concerts. There can be no assurance that the Miami Arena can successfully compete with the New Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the results of operations of Decoma will be adversely affected.



LEISURE AND RECREATION BUSINESS



  RESORT FACILITIES



     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three pools, 22,000 square feet of meeting space and six restaurants and lounges. It is situated on oceanfront property in South Florida and has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award. Bahia Mar is a resort and marina encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The marina is host to the International Boat Show, an annual six day boating and marine event.

KEY STATISTICS



  Pier 66



Number of guest rooms.....................  380
Year Built................................  The first 100 Pier 66 guest rooms were constructed in
                                            1957. Twice since then, in 1967 and 1986, additional
                                            rooms were added bringing the current total to 380.
Completed renovations.....................  In 1993, Pier 66 underwent renovations costing approximately $3.75 million.
Seasonality...............................  Approximately 46% of Pier 66 resort revenues are earned from January through April.
Average occupancy.........................  67%
Average daily rate........................  $138
Total room revenue per available room.....  $93



  Pier 66 Marina



Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as fuel and other ship-related
                                            supplies.
Seasonality...............................  Approximately 42% of Pier 66 marina revenues are earned from January through April.
Average size of slips rented..............  65 feet
Average daily rate per slip...............  $79
Average marina occupancy..................  61%



  Bahia Mar Resort



Number of guest rooms.....................  297
Year built................................  The first 115 Bahia Mar guest rooms were constructed in
                                            1966. The Tower, with 182 rooms, was added in 1975.
Completed renovations.....................  During 1994 and the early part of 1995, Bahia Mar spent approximately $8.1 million in extensive renovations.
Seasonality...............................  Approximately 46% of Bahia Mar resort revenues are earned from January through April.
Average occupancy.........................  61%
Average daily rate........................  $104
Total room revenue per available room.....  $63



  Bahia Mar Marina



Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as close proximity to fuel and
                                            other ship-related supplies.
Seasonality...............................  Approximately 47% of Bahia Mar marina revenues are earned from January through April.
Average size of slips rented..............  60 feet
Average daily rate per slip...............  $47
Average marina occupancy..................  49%



     The Company also has reached an agreement to acquire the Boca Raton Hotel and Club, a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida and consisting of 963 luxury guest rooms, a 70,000 sq. ft. convention center, a separate 130,000 sq. ft. convention center currently under construction, a 25 slip marina, two 18-hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, three fitness centers and 15 food and beverage sites, ranging from five star cuisine to beachside grills. The Company believes that attractive opportunities exist to acquire other luxury resorts.



  BUSINESS/CREDIT RISK



     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on each of Pier 66's and Bahia Mar's business. In addition, each of Pier 66 and Bahia Mar is subject to competition from other entities engaged in the business of resort development and operations, including interval ownership facilities, condominiums, hotels and motels.



     Pier 66's receivables contain significant amounts due from cruise lines which are granted credit by Pier 66. Such credit is granted by Pier 66 to attract the substantial business directed by cruise lines through package vacations and otherwise. The amount of such credit is determined by Pier 66's management on a case-by-case basis.



  MANAGEMENT AGREEMENTS



     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier Management pursuant to which Pier 66 Management operates Pier 66. Pier 66 Management has managed Pier 66 since June 29, 1993. The term of the Pier 66 Management Agreement is for three (3) years, and it provides for an annual 2% management fee of approximately $500,000, payable in monthly installments.



     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. Bahia Mar Management has managed Bahia Mar since June 30, 1994. The remaining term of the Bahia Mar Management Agreement is approximately three years, and it requires Bahia Mar Management to set aside cash from Bahia Mar operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is three percent of Bahia Mar's gross revenues each month during the term of the Bahia Mar Management Agreement.



  FRANCHISE, OWNER AND LICENSE AGREEMENTS



     Franchise Agreements



     On November 14, 1994, Pier 66 Management entered into a franchise agreement (the "Hyatt Franchise Agreement") with Hyatt Franchise Corporation ("Hyatt"). The agreement is for a 20 year term ending November 14, 2014 and which contains various early termination provisions and which provides for liquidated damages upon such early termination. The Hyatt Franchise Agreement provides for monthly royalty fees based on a percentage of gross room revenue, in the amount of four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees totaled $398,175 in 1996.



     The Hyatt Franchise Agreement also provides for the pro rata allocation of certain Hyatt "allocable chain expenses" based on the relation of Pier 66's total number of guest rooms to the average number of guest rooms in all Hyatt hotels in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to Pier 66. Total Hyatt expenses other than the royalty fees amounted to $502,658 as of December 31, 1996 and are included primarily in rooms and marketing expense in the accompanying financial statements.



     The Hyatt Franchise Agreement requires that a reserve, equal to four percent of gross room revenues, be maintained in respect of 2301 Ltd. for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. The franchise agreement also requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. The replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

     Ownership Agreement



     The Company, Pier 66 Management and Hyatt are parties to a Hyatt Hotel Franchise Owner Agreement dated November 14, 1994 (the "Owner Agreement") pursuant to which the parties agree that Hyatt shall notify the Company upon a voluntary surrender, a default or a breach by Pier 66 Management under the Hyatt Franchise Agreement and the Company shall have an opportunity to cure any such breach or default. In addition, upon any termination of Pier 66 Management under the Pier 66 Management Agreement, the Hyatt Franchise Agreement shall terminate and the Company shall have the right to employ a substitute manager that Hyatt will approve provided such manager is qualified under the terms of this agreement. The substitute manager shall assume the duties and responsibilities as franchisee under the Hyatt Franchise Agreement. The Owner Agreement also contains requirements that Hyatt consent to any financing transactions, sales or other transfers involving Pier 66, which consent shall not be unreasonably withheld or delayed by Hyatt. The Owner Agreement also obligates the Company to observe and be bound by certain terms, conditions and restrictions contained in the Hyatt Franchise Agreement.



     License and Franchise Agreement



     On June 28, 1994, Bahia Mar Management entered into a 10-year license agreement (the "Radisson License Agreement") with Radisson Hotels International, Inc. ("Radisson"). The terms of the Radisson License Agreement allow Bahia Mar Management to operate the hotel using Radisson's proprietary hotel management system. Annual fees payable to Radisson pursuant to the Rahn License Agreement range from one percent to four percent (increasing one percent each year) of the first $7.0 million of gross room sales and five percent of gross room sales (as defined by the license agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales. Fees paid to Radisson pursuant to the Radisson License Agreement totaled $206,438 in 1996.



  PROPERTIES



     The property on which Pier 66 is situated was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company ("Kemper"). In addition, the Company assumed an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment of the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. At maturity, the Company will either refinance the property or pay off the mortgage note depending on the Company's working capital position and business plan at that time. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt Franchise Agreement, an assignment of leases, rents and profits, trademarks and the Pier 66 Management Agreement.



     The outstanding balances of the notes at December 31, 1996 were as follows:



                                                              DECEMBER 31, 1996
                                                              -----------------
Note 1......................................................     $21,951,325
Note 2......................................................       4,000,000
                                                                 -----------
                                                                  25,951,325
Less unamortized discount based on imputed interest rate of
  9.0%......................................................        (209,396)
                                                                 -----------
                                                                 $25,741,929



     As required by the loan agreement relating to Note 1 and Note 2 (the "Pier 66 Loan Agreement"), the Company maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals three percent of gross revenues net of amounts expended by Pier 66 for replacement of capital assets and is funded quarterly for the preceding quarter. Beginning July 1, 1995, Pier 66 voluntarily increased the CEP reserve to four percent of gross revenues, however, the loan agreement fund is only funded for the required three percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996, the balance of the CEP reserve was $1,284 and was included in other assets. The Pier 66 Loan Agreement also requires the Company to maintain a reserve fund for property taxes to provide for each year's anticipated payments. Property taxes are to be paid no later than March 31 each calendar year for the preceding calendar year.



     The Company leases the Bahia Mar site from the City of Fort Lauderdale under an operating lease (the "Rahn Lease Agreement") which was initially extended through September 30, 2037. On January 4, 1995, the term of the Rahn Lease Agreement was further extended for a period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the Rahn Lease Agreement, the Company is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of (i) a percentage (4.0% through September 30, 2012 and 4.25% thereafter) of the annual gross operating revenue, as defined in the Rahn Lease Agreement, or (ii) a minimum annual rent payment. Minimum annual lease payments are $300,000. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or 80% of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the Rahn Lease Agreement totaled $632,907 for the year ended December 31, 1996.



     The Rahn Lease Agreement requires the Company to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of Bahia Mar's revenues, as defined in the Rahn Lease Agreement. All cash was spent on its required purpose at December 31, 1996.



     The Company currently has a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125% at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the Bahia Mar Note requires monthly principal installments of $65,000. The maturity date for the note is June 30, 1997, which date may be extended under a one year extension option. As of the date of this Prospectus, the Company's option to extend the mortgage note has not been exercised. If the option is exercised during the extension period, monthly principal installments will increase to $75,000, the interest rate will increase by 1% and an extension fee equal to .0025% of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.



     Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Company to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property at Bahia Mar in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.



     The Company also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including property leases and operating leases, are as follows:



1997............................................  $   407,080
1998............................................      406,137
1999............................................      391,241
2000............................................      343,784
2001............................................      304,126
Thereafter......................................   18,200,000
                                                  -----------
                                                  $20,052,368
                                                  ===========



  COMPETITION



     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and supply and availability of alternative resort and hotel operations in local markets. Each of Pier 66 and Bahia Mar compete with a number of competitors. An increase in the number of competitive resorts and hotels facilities in each of Pier 66's or Bahia Mar's respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of Pier 66 and Bahia Mar. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services, or amenities or significantly expand, improve, or develop facilities in the markets in which Pier 66 or Bahia Mar compete, thereby adversely affecting the Company's resort and hotel operations.



  ENVIRONMENTAL MATTERS



     Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs.



     A Phase I environmental site assessment (the "Phase I Surveys") has been obtained for the real property on which Pier 66 and Bahia Mar are located. A Phase I Survey is intended to identify potential environmental contamination and regulatory compliance concerns. A Phase I Survey generally includes historical reviews of the property, reviews of certain public records, preliminary investigations of the site and surrounding properties and the preparation and issuance of written reports. A Phase I Survey generally does not include invasive procedures, such as soil sampling or ground water analysis.



     The Phase I Survey has not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's, Pier 66's or Bahia Mar's business, assets, results of operations or liquidity of its Leisure and Recreation Business, nor is the Company aware of any such liability or concern. Nevertheless, it is possible that a Phase I Survey will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which Pier 66 will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of Pier 66's or Bahia Mar's existing and future properties will not be affected by condition of the neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to Pier 66 or Bahia Mar.



EMPLOYEES



     The Company employs 27 hockey players and 91 other persons. During the hockey season, the Company also uses part-time employees, most of whom are employed as statisticians and press attendants during the Panthers hockey games. The Company also employs 50 part-time employees at Incredible Ice for various guest services and food and beverage positions. All 471 persons working at Pier 66 and all 269 persons working at Bahia Mar are employees of Pier 66 Management and Bahia Mar Management, respectively. None of these employees or the Company's employees, other than the hockey players, are subject to any collective bargaining agreement and each of the Company, Pier 66 Management and Bahia Mar Management believes that its relationship with its employees is good.



INSURANCE



     The Company maintains various insurance coverages on behalf of its hockey players through the NHL, including through the league's affiliated Bermuda insurance company, Intra-Continental Ensurers Ltd. ("ICE"). Such insurance, of which the players are the beneficiaries, includes medical and dental, permanent total disability, group life, accidental death and dismemberment ("AD&D"), and spousal group life and AD&D.



     The Company also maintains various types of insurance on behalf of the Panthers through ICE. Workers' compensation insurance is maintained with a $100,000 per injury deductible. The NHL Catastrophe Insurance Plan covers the entire Panthers' roster in the amount of $1.0 million per player. In addition, the ICE program requires that each team cover their top five salaried players with at least two years remaining on their contract with Total Temporary Disability Insurance. This insurance pays a benefit of up to 80% of the covered players' compensation after 30 consecutive regular season games are missed. From time to time, the Panthers may obtain additional insurance coverage for its players as may be necessary or required.



     In addition to hockey related insurance, the Company maintains the types and amounts of insurance coverage that it considers appropriate for its other businesses. Furthermore, under the Operating Agreement, the License Agreement and the Development Agreement, the Company will have insurance requirements which include (i) workers' compensation insurance, (ii) casualty insurance against loss or damage to the Facility in such amount not less than full replacement cost of the Facility and the equipment and machinery therein and
(iii) occupancy insurance in an amount not less than estimated annual revenue to be derived from the Facility. While the Company believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, such liability could have a material adverse effect on the Company's financial condition or results of operations.



LITIGATION



     On June 23, 1996, MSEA filed a lawsuit against the Defendants in the United States District Court of the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena operating contract, specifically provisions restricting MSEA from developing the New Arena and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.



     In May 1996, the Company entered into the Lease Amendment, extending the term of the Miami Arena lease (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Lease Amendment contained substantially the same economic terms as the existing Miami Arena lease and was subject to the approval of MSEA, which approval, according to the Miami Arena lease, could not be unreasonably withheld. In June 1996, MSEA rejected the Lease Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Lease Amendment. MSEA has recently appealed the decision rendered by the court. Although the Company believes that MSEA will not prevail, if MSEA is successful, the Company may need to find and enter into a lease for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. There can be no assurance that the Company will be able to find and enter into a lease for an alternative playing site.



     On September 4, 1996, Timothy Johanson, Walter Johanson and Veronica Juliano (the "ADA Plaintiffs") filed a lawsuit against the Company, among others, in the United States District Court of the Southern District of Florida. The suit alleges that the Company violated the Americans with Disabilities Act in connection with the development of the Broward County Civic Arena by (i) failing to make reasonable modifications in policies, practices or procedures,
(ii) failing to take such steps as may be necessary to ensure that no individual with a disability is excluded, denied services, segregated or otherwise treated differently and (iii) failing to remove architectural barriers and communications barriers. The ADA Plaintiffs seek, among other things, to (A) obtain a judgment mandating the Company to revise, modify and remove certain barriers at the Broward County Civic Arena that may prevent persons with disabilities from having access to the Facility and take steps necessary to ensure that no person with a disability is excluded, denied services, segregated or otherwise treated differently, to the extent required by law, and (B) be awarded reasonable attorneys' fees, costs and expenses incurred in connection with the suit. The Company believes that it has complied with the requirements of the Americans with Disabilities Act and that the suit is without merit. An unfavorable outcome of the suit may require the Company to incur additional costs.



     A lawsuit was filed on January 9, 1997 by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgement finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company has not yet determined whether or not to pursue an appeal. An unfavorable outcome of this suit may require the Company to incur additional costs up to $7,500,000.



     On April 9, 1997, Allied Minority Contractors Association, Inc., Overnight Success Construction, Inc., Reed, Jr. Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the Development Agreement in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the Development Agreement. The Company believes that this suit is without merit and intends to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.



     On January 28, 1997 and February 3, 1997, purported class action lawsuits were filed against the Company and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company intends to vigorously defend against these suits.



     The Company is not presently involved in any other material legal proceedings. However, the Company may from time to time become a party to legal proceedings arising in the ordinary course of business.



RECENT DEVELOPMENTS



     Private Placement Transaction. On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in the Private Placement at a price of $27.75 per share. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to the Company of approximately $67.0 million after deducted placement agency and advisory fees.



     Boca Raton Hotel and Club Acquisition. On March 20, 1997, the Company entered into the Contribution and Exchange Agreement with the Boca Partnership, the General Partner and BRMC. Pursuant to the Contribution and Exchange Agreement, substantially all the assets of Boca Partnership will be transferred to Panthers BRHC in exchange for: (i) a non-managing general partner interest in Panthers BRHC, (ii) rights to acquire approximately 4,928,917 shares of Class A Common Stock, (iii) warrants to purchase approximately 919,621 shares of the Class A Common Stock at a price of $29.01 per share and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid immediately upon consummation of the Contribution and Exchange. Of the $85.0 million to be repaid, $45.0 million will be paid from the Company's working capital and $40.0 million will be paid from the incurrence of additional debt. Consummation of the acquisition is subject to customary conditions including the receipt of requisite approvals from the shareholders of the Company and the limited partners of Boca Partnership.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



     The directors and the executive officers of the Company are as follows:



                    NAME                       AGE                    POSITION
H. Wayne Huizenga............................    59   Chairman of the Board
Richard C. Rochon............................    39   Vice Chairman of the Board
Richard H. Evans.............................    52   President and Director
William A. Torrey............................    62   President of Florida Panthers Hockey
                                                      Club, Inc. and Director
Alex Muxo....................................    41   President of Arena Development and Arena
                                                        Operator
William M. Pierce............................    46   Senior Vice President and Chief
                                                      Financial Officer
Steven M. Dauria.............................    36   Vice President and Corporate Controller
Steven R. Berrard............................    42   Director
Harris W. Hudson.............................    54   Director
George D. Johnson, Jr........................    54   Director



     All directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board.



     H. Wayne Huizenga has been the Company's Chairman of the Board since September 1996. Mr. Huizenga also has been Chairman of the Board of Republic Industries, Inc. ("Republic"), a diversified company with operations in the solid waste, electronic security services and out-of-home advertising industries, since August 1995. Mr. Huizenga served as Chief Executive Officer of Republic from August 1995 until October 1996, and has served as Co-Chief Executive Officer of Republic since October 1996. Mr. Huizenga has been Chairman of the Board of Extended Stay America, Inc. ("Extended Stay"), an extended stay lodging facilities company, since January 1995. Mr. Huizenga served as the Vice Chairman of Viacom, Inc. ("Viacom"), a diversified media and entertainment company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom, from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("Waste Management"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns or controls the Miami Dolphins and the Florida Marlins, both professional sports franchises, as well as Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Mr. Hudson.



     Richard C. Rochon has been a director of the Company since September 1996 and has served as the Company's Vice Chairman since April 1997. Mr. Rochon is also the President of Huizenga Holdings, a position he has held since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm.



     Richard H. Evans has been the Company's President and a director and has also been the President and Chief Executive Officer of Huizenga Sports and Entertainment Group since September 1996. Prior to joining the Company, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops. From April 1993 to October 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company ("Gaylord Entertainment"), a diversified entertainment and communications company. Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a subsidiary of Madrid-based Dorna Promocion del Deporte, a marketing company, from January 1992 to

February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from January 1987 to August 1991.



     William A. Torrey has been the President of Florida Panthers Hockey Club, Inc. and a director of the Company since September 1996. Since April 1993, Mr. Torrey has served as the President and Governor of the Panthers. Prior to joining the Company, Mr. Torrey was associated with the New York Islanders Hockey Club (the "Islanders") for twenty-one years in various capacities. From June 1989 to August 1992, Mr. Torrey served as the Chairman of the Board of the Islanders. From September 1978 to August 1992 Mr. Torrey served as the President of the Islanders, and from February 1972 to August 1992 he served as the General Manager of the Islanders.



     Alex Muxo has been the President of Arena Development and Arena Operator since September 1996. From January 1995 to July 1996, Mr. Muxo served as the Vice President of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Muxo served as the Vice President for Planning for Blockbuster from May 1994 to January 1995. Prior thereto, Mr. Muxo was the City Manager of City of Homestead, Florida.



     William M. Pierce has been the Company's Senior Vice President and Chief Financial Officer since March 1997 and a Director of Florida Panthers Hockey Club, Inc. since November 1996. Mr. Pierce has been an officer of Huizenga Holdings since January 1990, and has served as Chief Financial Officer and Director of numerous private companies owned by Mr. Huizenga.



     Steven M. Dauria served as the Company's Vice President and Chief Financial Officer from September 1996 through March 1997. As of March 31, 1997, Mr. Pierce began serving as Senior Vice President and Chief Financial Officer of the Company, and Mr. Dauria began serving as the Company's Vice President and Corporate Controller. Mr. Dauria has also served as the Vice President and Chief Financial Officer of Florida Panthers Hockey Club since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Florida Panthers Hockey Club, and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both Florida Panthers Hockey Club and the Florida Marlins. Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a Major League Baseball franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand, an international public accounting firm.



     Steven R. Berrard has been a director of the Company since September 1996. Mr. Berrard has been Co-Chief Executive Officer, President and director of Republic since October 1996. Since March 1996, Mr. Berrard has served as Chief Executive Officer of AutoNation Incorporated ("AutoNation"), which owns and operates a developing national chain of used vehicle retailing megastores, and which was acquired by Republic in January 1997. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.



     Harris W. Hudson has been a director of the Company since September 1996. Mr. Hudson has been a director of Republic since August 1995 and Vice-Chairman of Republic since October 1996. From August 1995 to October 1996, Mr. Hudson served as the President of Republic. Prior thereto, Mr. Hudson served as the Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation. Mr. Hudson is the brother-in-law of Mr. Huizenga.



     George D. Johnson, Jr. has been a director of the Company since September 1996. Mr. Johnson has served as a director of Republic since November 1995. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Duke Power Company.



DIRECTORS' COMPENSATION



     The Company's policy is not to pay compensation in the form of salaries or fees to directors. However, the directors are entitled to receive options to purchase shares of Class A Common Stock pursuant to the Stock Option Plan.


EXECUTIVE COMPENSATION

     The following table shows remuneration paid or accrued by the Company during the year ended June 30, 1996 to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer (together, the "Named Executive Officers"), for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.


                                                                                ALL OTHER
              NAME AND PRINCIPAL POSITION                 SALARY      BONUS    COMPENSATION
H. Wayne Huizenga......................................        --         --          --
  Chairman of the Board of Directors
Richard H. Evans.......................................        --         --          --
  President(1)
William A. Torrey......................................  $400,000(2) $43,000(3)   $21,000(4)
  President of Florida Panthers Hockey Club, Inc.
Alex Muxo..............................................   150,000         --       19,000(4)
  President of Arena Development and Arena Operator
Steven M. Dauria.......................................    90,000     10,000(3)    14,000(4)
  Vice President and Corporate Controller


------------------------------


(1) Mr. Evans joined the Company as its President in September 1996. As such, Mr. Evans did not receive any compensation from the Company during fiscal 1996.

(2) Includes deferred compensation of $100,000 earned by Mr. Torrey during fiscal 1996.

(3) Represents bonus amounts earned in fiscal 1996 and paid in fiscal 1997.

(4) Comprised of insurance premiums paid by the Company on behalf of these employees.

STOCK OPTION PLAN

     Under the Company's Stock Option Plan, 2,600,000 shares of Class A Common Stock are reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate directors and key employees. A committee (the "Committee") consisting of two or more non-employee directors appointed by the Board of Directors will administer and interpret the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option shall be for a term of not less than five years or more than ten years, as shall be determined by the Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options shall be immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.


     The Company has granted options to purchase an aggregate of 1,042,444 shares of Class A Common Stock with exercise prices ranging from $10 per share to $26 5/8 per share. The exercise price of all of these options was the fair market value of the Class A Common Stock on the date of grant.

EMPLOYMENT AGREEMENTS


     Mr. Torrey's employment agreement (the "Torrey Employment Agreement") provides that Mr. Torrey is entitled to an annual base salary for the 1996-97, 1997-98 and 1998-99 hockey seasons of $400,000, $450,000 and $500,000, respectively. Additionally, Mr. Torrey is entitled to receive a bonus which is equal to the average amount awarded and payable by the NHL to the players of the Panthers for participation in post-season play. The Torrey Employment Agreement contains certain confidentiality and non-competition provisions and terminates in July 1999, unless terminated prior thereto, either for or without cause. If Mr. Torrey's employment were to be terminated for cause, he would be entitled to all accrued compensation up to the date of termination. If his employment were to be terminated without cause, Mr. Torrey would be entitled to all benefits provided for in the Torrey Employment Agreement, provided that he makes substantial efforts to obtain other employment.

DIRECTORS AND OFFICERS OF FLORIDA PANTHERS HOCKEY CLUB, INC.

     Florida Panthers Hockey Club, Inc., a subsidiary of the Company, serves as the sole general partner of Panthers Ltd. and, as such, is responsible for the management of Panthers Ltd. The officers and directors of Florida Panthers Hockey Club, Inc. are as follows:

                 NAME                                         POSITION
H. Wayne Huizenga.....................  Chairman
William A. Torrey.....................  President and Director
Dean J. Jordan........................  Executive Vice President
J. Ronald Castell.....................  Senior Vice President
Steven M. Dauria......................  Vice President and Chief Financial Officer
Bryan Murray..........................  Vice President and General Manager
Declan Bolger.........................  Vice President Marketing
Stephen B. Dangerfield................  Vice President Operations
Martha J. Huizenga....................  Director
Richard C. Rochon.....................  Director
Cris V. Branden.......................  Director
Robert J. Henninger, Jr...............  Director
Pamela Huizenga-Van Hart..............  Director
Ray Goldsby-Huizenga..................  Director
H. Wayne Huizenga, Jr.................  Director
William M. Pierce.....................  Director

                              CERTAIN TRANSACTIONS


     In connection with the Prior Offerings, the following events occurred: (i) Mr. Huizenga, as the sole shareholder of Decoma Investment, Inc. III ("Decoma III"), caused Decoma III to transfer all but 1% of its ownership interest in Decoma to Decoma II, following which Decoma II owned a 51% interest in Decoma, resulting in Decoma I and Decoma II collectively owning approximately a 78% interest in Decoma, Decoma III owning a 1% interest in Decoma and various unrelated third parties owning the remaining 21% interest in Decoma (Prior to the completion of the Prior Offerings, Decoma I and II owned 66 2/3% of the partnership interest of Decoma Venture. The remaining 33 1/3% of the partnership interest of Decoma Venture were owned by Decoma III. Upon completion of the Prior Offerings, Decoma I and Decoma II owned 99% of the partnership interest in Decoma Venture, which own approximately 78% interest in Decoma); (ii) Mr. Huizenga contributed (A) a note (the "Panthers Ltd. Note"), representing the outstanding amount which the Company borrowed from Mr. Huizenga plus interest, and (B) all the outstanding capital stock of each of Decoma I and Decoma II to the capital of Panthers Ltd.; (iii) Mr. Huizenga, as the sole limited partner and the sole general partner (through his ownership of Florida Panthers Hockey Club, Inc.) of Panthers Ltd., contributed all of the partnership interests in Panthers Ltd. to the Company; and (iv) Mr. Huizenga, as the sole limited partner (through his ownership of Panthers Ltd.) and the sole general partner (through his ownership of the Arena Development Company, Inc. and Arena Operating Company, Inc., respectively) of each of Arena Development and Arena Operator, contributed all the limited partnership interests in each of Arena Development and Arena Operator as well as all the outstanding capital stock of each of Arena Development Company, Inc. and Arena Operator Company, Inc. to the Company. In exchange for all of the foregoing capital contributions, Mr. Huizenga received 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock. The number of shares issued was derived by dividing by $9.30 (the assumed initial public offering price of the Class A Common Stock less underwriting discounts and commissions) the sum of
(A) the Panthers Ltd. Note (approximately $41.0 million), which resulted in the issuance of 4,404,710 shares of Common Stock and (B) the approximately 78% interest in Decoma (approximately $8.1 million, representing costs incurred by Mr. Huizenga in acquiring the Decoma Interests), which resulted in the issuance of 870,968 shares of Common Stock.


     In 1994, Mr. Huizenga purchased a 50% interest in Leisure Management International ("LMI"), which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma a management fee of approximately $58,000 and $110,000 for the six months ended December 31, 1996 and the year ended June 30, 1996, respectively.


     In August 1996, the Company entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, the Company shall grant to SportsChannel Florida broadcast rights (other than radio broadcast rights) to all of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season. The SportsChannel Letter of Intent provides that the Company shall have the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, the Company shall be entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel Florida's gross receipts for the 1996-97 season, provided that the Company shall in no event receive less than $2.5 million or $1.2 million, respectively. The SportsChannel Letter of Intent may be extended for an additional season upon notice by the Company. Mr. Huizenga currently owns 50% of SportsChannel Florida, and he holds an option to purchase an additional 20% ownership interest in SportsChannel Florida.



     The Company pays Huizenga Holdings, Inc. ("HHI") a management fee equal to 1% of the Company's gross revenue, excluding NHL generated revenues, in exchange for services including, but not limited to, assisting the Company in obtaining financing, developing tax planning strategies and formulating risk management strategies, as well as advising the Company with respect to securities matters and future acquisitions. Such 1% management fees totaled approximately $293,000, $132,000 and $194,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

     The Company incurred charges of $94,613 during the year ended June 30, 1994 for the lease of certain private corporate aircraft owned by HHI.



     In June 1993, the Company entered into a $25.0 million revolving credit facility with NationsBank of Florida, N.A. ("NationsBank") for the purpose of financing a portion of the $50.0 million NHL expansion franchise fee and obtaining working capital for use by the Company. The credit facility was subsequently converted to a $25.0 million term loan (the "Term Loan"). Subsequent to the consummation of the Prior Offerings, the Company repaid all amounts outstanding under the Term Loan from the net proceeds of the Prior Offerings.



     In addition, in June 1993, Panthers Investment Venture, an affiliate of the Company controlled by Mr. Huizenga ("PIV"), entered into a loan agreement with NationsBank pursuant to which it borrowed $20.0 million. PIV, in turn, loaned the $20.0 million borrowed from NationsBank to the Company pursuant to a separate loan agreement. In connection therewith, the Company issued to PIV a promissory note on terms substantially similar to the promissory note (the "NationsBank Promissory Note") issued by PIV to NationsBank. Mr. Huizenga provided certain debt service guarantees of the Company's obligations relating to the NationsBank Promissory Note. The Company repaid the $20.0 million debt owed to PIV from the net proceeds of the Prior Offerings.



     No independent determination has been made as to the fairness and reasonableness of the terms of the transactions described above. However, the Company, based on its prior experience, believes that the terms of each such transaction were as favorable to the Company as it could have obtained from an unaffiliated party.


     In connection with the Resort Facilities Acquisition, Messrs. Huizenga, Berrard, Johnson and Rochon received 972,018, 592,877, 451,248 and 379,062 shares of the Company's Class A Common Stock, respectively, in exchange for their ownership interests in the Resort Facilities. Based, in part, on a fairness opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, the Company believes that the Resort Facilities Acquisition was fair to the Company's shareholders and that the terms of the Resort Facilities Acquisition were as favorable to the Company as it could have obtained from an unaffiliated party in a comparable transaction.

                             PRINCIPAL SHAREHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options or the conversion of outstanding convertible securities) as of the date of this Prospectus, by (a) each of the Company's directors, (b) all executive officers and directors of the Company as a group and (c) all persons who own beneficially more than 5% of the Company's Class A Common Stock.



                                                               CLASS A COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                            NAME                               SHARES      PERCENT(1)
H. Wayne Huizenga(2)........................................  6,147,696(3)    26.0%
Richard C. Rochon...........................................    770,062        3.3%
Richard H. Evans............................................    100,000       *
William A. Torrey...........................................     50,000       *
Alex Muxo...................................................     40,000       *
William M. Pierce...........................................     67,545       *
Steven M. Dauria............................................      5,000       *
Steven R. Berrard...........................................    974,877        4.2%
Harris W. Hudson............................................    391,000        1.7%
George D. Johnson, Jr.......................................    863,248        3.7%
All directors and executive officers as a group (10
  persons)..................................................  9,409,428       39.8%


------------------------------


 *  Less than one percent (1%).


(1) Percentage of beneficial ownership is based on 23,648,444 shares of Common Stock outstanding at April 11, 1997, which consists of 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock, with regard to Mr. Huizenga and 23,393,444 shares of Class A Common Stock outstanding at April 11, 1997 with regard to the other directors and executive officers.


(2) Mr. Huizenga's address is 450 East Las Olas Blvd., Suite 1500, Fort Lauderdale, Florida 33301.


(3) Includes 255,000 shares of Class B Common Stock, each of which is convertible into one share of Class A Common Stock.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares of outstanding Class A Common Stock beneficially owned by the Selling Shareholders as of the date of this Prospectus, the aggregate number of shares of Class A Common Stock that each Selling Shareholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Class A Common Stock to be beneficially owned by each Selling Shareholder upon completion of the offering made hereby. Because the Selling Shareholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Class A Common Stock that each Selling Shareholder may retain upon completion of the offering made hereby. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                                                  NUMBER OF
                                                                                             SHARES BENEFICIALLY
                                                       NUMBER OF             NUMBER OF       OWNED AFTER SALE(1)
                                                  SHARES BENEFICIALLY      SHARES OFFERED    -------------------
              SELLING SHAREHOLDERS                     OWNED(1)                HEREBY         NUMBER         %
              --------------------                -------------------      --------------    --------      -----
H. Wayne Huizenga(2)(3).........................          5,892,696(4)(5)     5,892,696            0           0
Martha J. Huizenga..............................            100,000             100,000            0           0
Steven R. Berrard(2)(3).........................            974,877             974,877            0           0
Dean Buntrock(3)................................            972,018             972,018            0           0
Donald Flynn(3).................................            324,084             324,084            0           0
Kevin F. Flynn(3)...............................            323,888             323,888            0           0
Brian J. Flynn(3)...............................            323,888             323,888            0           0
Harris W. Hudson(2).............................            391,000             391,000            0           0
George D. Johnson, Jr.(2)(6)....................            863,248             863,248            0           0
John J. Melk(3).................................            386,503             121,503      265,000         1.1%
Janet Melk(3)...................................            121,502             121,502            0           0
Thomas Melk(3)..................................            243,004             243,004            0           0
Cynthia Melk(3).................................            243,004             243,004            0           0
Daniel Melk(3)..................................            243,004             243,004            0           0
Peer Pedersen(3)................................            976,702             971,702        5,000           *
Richard C. Rochon(2)(3).........................            770,062             770,062            0           0
John H. Anderson(3).............................            711,815             706,815        5,000           *
Peter H. Roberts(3).............................            710,815             706,815        4,000           *
Robert J. Stirk(3)..............................            159,570             157,070        2,500           *
First Winthrop Corporation(7)...................             60,115              60,115            0           0
Sixty-Six, Inc.(7)..............................            486,383             486,383            0           0
Drake and Company...............................            200,000             200,000            0           0
Deborah O'Brien.................................                100                 100            0           0
Westbury (Bermuda) Ltd..........................            414,900              99,900      315,000         1.3%
Smith Barney Inc., FAO Hedge Capital Ltd........              6,000               6,000            0           0
Rudder & Co.....................................            209,000             209,000            0           0
Resilient & Co..................................             85,000              85,000            0           0
Shipmaster & Co.................................            240,000             240,000            0           0
International Alliance Services, Inc............            100,000             100,000            0           0
Raptor Global Fund Ltd..........................            129,000             129,000            0           0
Tudor Arbitrage Partners L.P....................             15,000              15,000            0           0
Raptor Global Fund L.P..........................             51,500              51,500            0           0
Tudor BVI Futures, Ltd..........................            124,500             124,500            0           0
Sandpiper & Co..................................            217,800             200,000       17,800           *
Kane & Co.......................................            500,000             500,000            0           0
RIGHTNOW & Co...................................             55,000              55,000            0           0
Delaware Group Premium Fund, Inc. for the
  Emerging Growth Series........................             36,000              36,000            0           0
Delaware Group Trend Fund, Inc..................            409,000             409,000            0           0
Brian Brisbane..................................            212,766             212,766            0           0

---------------

 *  Less than one percent
(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Shareholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his/her shares of Class A Common Stock.
(2) Currently serves as a director of the Company. Such director has agreed not to sell any shares of Class A Common Stock or Class B Common Stock held by him for a period of 180 days from November 13, 1996, in connection with the Offerings, without the consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain limited exceptions.

(3) Held ownership interests in 2301 Ltd. and Rahn Ltd. prior to the Company's acquisition of the ownership interests therein.
(4) Excludes the 255,000 shares of Class B Common Stock, constituting 100% of the outstanding Class B Common Stock, owned by Mr. Huizenga.
(5) On November 18, 1996, Mr. Huizenga transferred by gift to Martha J. Huizenga, his wife, 100,000 shares of Class A Common Stock. Mr. Huizenga disclaims any beneficial ownership of such shares.
(6) Held an ownership interest in Rahn Ltd. prior to the Company's acquisition of the ownership interests therein.
(7) Held an ownership interest in 2301 Ltd. prior to the Company's acquisition of the ownership interests therein.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Class B Common Stock, par value $.01 per share. No preferred stock is authorized.

COMMON STOCK


     As of April 11, 1997, there were 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company. The holders of Class A and Class B Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board of Directors out of funds legally available therefor, subject to any dividend restrictions in the Company's credit facilities and the NHL Bylaws. See "Dividend Policy." Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.


     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.


     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in the Company, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders of the Company.


     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in the Company, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is The First National Bank of Boston.

CERTAIN PROVISIONS OF FLORIDA LAW

     The directors of the Company are subject to the "general standards for directors" provisions set forth in the Florida Business Corporation Act (the "FBCA"). These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Interests of other constituencies in addition to the Company's shareholders may be considered, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

     The Company has elected to opt out of the Florida Control Share Act and the Florida Affiliated Transactions Act. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:
(i) at least 20% but less than 33 1/3% of all voting power; (ii) at least 33 1/3 but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

LIMITED LIABILITY AND INDEMNIFICATION

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (B) a transaction from which the director derived an improper personal benefit either directly or indirectly, (C) a circumstance under which an unlawful distribution is made, (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (E) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Articles of Incorporation and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders or pledgees may sell or distribute some or all of the shares of Class A Common Stock offered hereby (the "Shares") from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Shareholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Shareholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to the offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Shareholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M under the Exchange Act. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of shares of the Class A Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS


     The audited financial statements of Florida Panthers Holdings, Inc. as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; and the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 appearing elsewhere in this Solicitation Statement/Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The audited financial statements of 2301 Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended included in this Solicitation Statement/Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants given on the authority of said firm as experts in auditing and accounting. The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 appearing in this Solicitation Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration

Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Class A Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov.) that contains reports, proxy statements and other information filed by the Company.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
THE REGISTRANT
FLORIDA PANTHERS HOLDINGS, INC.
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of June 30, 1996 and
     1995...................................................   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1996, 1995 and 1994...........................   F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended June 30, 1996, 1995 and 1994.......   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1996, 1995 and 1994...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
FLORIDA PANTHERS HOLDINGS, INC. -- UNAUDITED CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Condensed Consolidated Balance Sheets as of
     December 31 and June 30, 1996..........................  F-17
  Unaudited Condensed Consolidated Statements of Operations
     for the three and six month periods ended December 31,
     1996 and 1995..........................................  F-18
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the six months ended December 31, 1996 and 1995....  F-19
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-20

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Information............................................  F-22
  Unaudited Pro Forma Consolidated Balance Sheet as of
     December 31, 1996......................................  F-24
  Unaudited Pro Forma Consolidated Statement of Operations
     for the six months ended December 31, 1996.............  F-25
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended June 30, 1996.......................  F-26
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-27

BUSINESSES ACQUIRED AND TO BE ACQUIRED
2301 SE 17TH ST., LTD. ("PIER 66")
  Reports of Independent Certified Public Accountants.......  F-30
  Balance Sheets as of December 31, 1996 and 1995...........  F-32
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-33
  Statements of Partners' Equity for the years ended
     December 31, 1996, 1995 and 1994.......................  F-34
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-35
  Notes to Financial Statements.............................  F-36

                                                              PAGE
                                                              ----
RAHN BAHIA MAR, LTD. ("BAHIA MAR")
  Report of Independent Certified Public Accountants........  F-42
  Balance Sheets as of December 31, 1996 and 1995...........  F-43
  Statements of Operations for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-44
  Statements of Partners' Equity for the years ended
     December 31, 1996 and 1995 and for the Period from
     Inception (June 28, 1994) to December 31, 1994.........  F-45
  Statements of Cash Flows for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-46
  Notes to Financial Statements.............................  F-47

CORAL SPRINGS ICE, LTD.
  Report of Independent Certified Public Accountants........  F-51
  Balance Sheet as of December 31, 1996.....................  F-52
  Statement of Operations for the Period from Inception
     (February 26, 1996) to December 31, 1996...............  F-53
  Statement of Partners' Equity for the Period from
     Inception (February 26, 1996) to
     December 31, 1996......................................  F-54
  Statement of Cash Flows for the Period from Inception
     (February 26, 1996) to
     December 31, 1996......................................  F-55
  Notes to Financial Statements.............................  F-56

BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP
  Reports of Independent Certified Public Accountants.......  F-58
  Balance Sheets as of December 31, 1996 and 1995...........  F-59
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-60
  Statements of Changes in Partners' Deficit for the years
     ended December 31, 1996, 1995 and 1994.................  F-61
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-62
  Notes to Financial Statements.............................  F-63

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of

Florida Panthers Holdings, Inc.:



     We have audited the accompanying consolidated balance sheets of Florida Panthers Holdings, Inc. (a Florida corporation) and subsidiaries as of June 30, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Panthers Holdings, Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  November 13, 1996
(except with respect to the

matters discussed in Note 8,


as to which the date is March 20, 1997)

                        FLORIDA PANTHERS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              JUNE 30,   JUNE 30,
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and equivalents......................................  $    465   $  1,237
  Accounts receivable.......................................     3,119      1,924
  Prepaid expenses and other................................       172        247
                                                              --------   --------
     Total current assets...................................     3,756      3,408
Property and equipment, net.................................       972      1,114
Franchise cost, net of accumulated amortization of $1,823
  and $1,216 in 1996 and 1995, respectively.................    22,489     23,096
Player contract acquisition costs, net of accumulated
  amortization of $19,181 and $10,676 in 1996 and 1995,
  respectively..............................................     6,507     15,012
Investment in Miami Arena operating contract................     8,886      9,271
Capitalized signing bonuses, net of accumulated amortization
  of $3,089 and $837 in 1996 and 1995, respectively.........     4,674      1,138
Other assets................................................       476        548
                                                              --------   --------
     Total assets...........................................  $ 47,760   $ 53,587
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Deferred revenue..........................................  $    988   $  3,917
  Note payable-related party................................    40,172     22,226
  Related party debt........................................    20,000     20,000
  Accounts payable and accrued expenses.....................     2,313      1,375
  Other current liabilities.................................     4,313      2,774
                                                              --------   --------
     Total current liabilities..............................    67,786     50,292
Long-term debt..............................................    25,000     25,000
Other non-current liabilities...............................     3,277        643
Commitments and contingencies (Notes 7 and 8)
Shareholders' Equity (Deficit):
  Class A common stock, $.01 par value, 100,000,000 shares
     authorized and 870,968 shares issued and outstanding in
     1996 and 1995..........................................         9          9
  Class B common stock, $.01 par value, 10,000,000 shares
     authorized and none issued and outstanding.............        --         --
  Contributed capital.......................................   (48,312)   (22,357)
                                                              --------   --------
     Total shareholders' equity (deficit)...................   (48,303)   (22,348)
                                                              --------   --------
     Total liabilities and shareholders' equity (deficit)...  $ 47,760   $ 53,587
                                                              ========   ========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED JUNE 30,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Revenue:
  Tickets..................................................  $ 23,226    $  9,559    $ 14,784
  Television and radio.....................................     5,141       3,717       3,163
  Advertising and promotions...............................     2,192       1,297       1,534
  NHL Enterprise rights....................................       885         846         761
  Decoma arena operations..................................     1,082       1,415          --
  Other, primarily arena concessions.......................     1,561         912       1,440
                                                             --------    --------    --------
          Total revenue....................................    34,087      17,746      21,682
Cost of revenue:
  Team operations..........................................    32,639      15,652      17,691
  Ticketing and arena operations...........................     3,319       1,558       2,498
  Selling, general and administrative......................     8,371       5,569       5,512
                                                             --------    --------    --------
          Total cost of revenue............................    44,329      22,779      25,701
Amortization and depreciation..............................    (9,815)     (6,266)     (6,444)
                                                             --------    --------    --------
Operating loss.............................................   (20,057)    (11,299)    (10,463)
Interest and other, net....................................    (5,082)     (4,087)     (2,463)
                                                             --------    --------    --------
Net loss...................................................  $(25,139)   $(15,386)   $(12,926)
                                                             ========    ========    ========
Pro Forma net loss per share...............................  $  (4.76)   $  (2.96)   $  (2.93)
                                                             ========    ========    ========
Pro Forma weighted average shares outstanding..............     5,276       5,203       4,405
                                                             ========    ========    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          CLASS A
                                                        COMMON STOCK
                                                     ------------------                      TOTAL
                                                     NUMBER OF            CONTRIBUTED    SHAREHOLDERS'
                                                      SHARES     AMOUNT     CAPITAL     EQUITY (DEFICIT)
                                                     ---------   ------   -----------   ----------------
Balance, July 1, 1993..............................        --     $--      $   (936)        $   (936)
  Net loss.........................................        --      --       (12,926)         (12,926)
                                                      -------     ---      --------         --------
Balance, June 30, 1994.............................        --      --       (13,862)         (13,862)
  Acquisition of Decoma Entities...................   870,968       9         8,193            8,202
  Net loss.........................................        --      --       (15,386)         (15,386)
  Dividends-Decoma.................................        --      --        (1,302)          (1,302)
                                                      -------     ---      --------         --------
Balance, June 30, 1995.............................   870,968       9       (22,357)         (22,348)
  Net loss.........................................        --      --       (25,139)         (25,139)
  Dividends-Decoma.................................        --      --          (816)            (816)
                                                      -------     ---      --------         --------
Balance June 30, 1996..............................   870,968     $ 9      $(48,312)        $(48,303)
                                                      =======     ===      ========         ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $(25,139)  $(15,386)  $(12,926)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................     9,815      6,266      6,444
     Deferred compensation..................................     1,334        363        169
     Minority interest......................................       174        384         --
  Changes in operating assets and liabilities --
     Accounts receivable....................................    (1,195)       440     (1,322)
     Prepaid expenses and other assets......................    (3,425)      (604)    (1,468)
     Accounts payable and accrued expenses..................       938        448      1,403
     Deferred revenue and other liabilities.................       138       (705)    (3,905)
                                                              --------   --------   --------
          Net cash used in operating activities.............   (17,360)    (8,794)   (11,605)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (140)      (161)    (1,275)
                                                              --------   --------   --------
          Net cash used in investing activities.............      (140)      (161)    (1,275)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on note payable -- related party.................    (3,500)    (7,200)    (5,500)
  Borrowings from note payable -- related party.............    21,446     17,733     10,749
  Payment of dividends -- Decoma............................      (816)    (1,302)        --
  Distribution to minority interests -- Decoma..............      (402)      (486)        --
                                                              --------   --------   --------
          Net cash provided by financing activities.........    16,728      8,745      5,249
                                                              --------   --------   --------
          Net decrease in cash and equivalents..............      (772)      (210)    (7,631)
CASH AND EQUIVALENTS:
  Balance, beginning of year................................     1,237      1,447      9,078
                                                              --------   --------   --------
  Balance, end of year......................................  $    465   $  1,237   $  1,447
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Cash paid during the year for interest....................  $  3,750   $  3,461   $  2,510
                                                              ========   ========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

(1)  ORGANIZATION AND BASIS OF PRESENTATION

  (a) General


     Florida Panthers Holdings, Inc. (the "Company"), through its wholly-owned subsidiary, Florida Panthers Hockey Club, Ltd. ("Limited" or the "Club"), owns and operates the Florida Panthers, a professional hockey team (the "Panthers") of the National Hockey League (the "NHL"). Additionally, the Company owns Arena Development Company Ltd., a Florida limited partnership formed for the purpose of developing a new multi-purpose, state-of-the-art sports and entertainment center (the "Broward County Civic Arena") in Broward County, Florida, and Arena Operating Company Ltd., a Florida limited partnership formed for the purpose of managing and operating the Broward County Civic Arena. Through its ownership of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), the Company also owns approximately 78% of the partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("DMAL") which operates the Miami Arena in which the Panthers currently play.


  (b) Initial Public Offering and Reorganization


     On November 13, 1996, the Company completed an initial public offering of its Class A common stock. Prior to the completion of the initial public offering and the concurrent offering (the "Prior Offerings") Mr. H. Wayne Huizenga, the Company's chairman, contributed the Club's Note Payable -- Related Party to the partnership. Following this contribution, all of the Club's partnership interests were exchanged for 4,149,710 shares of the Company's Class A common stock and 255,000 shares of the Company's Class B common stock (the "Recapitalization"). In addition, prior to the completion of the Prior Offerings, all of the partnership interests of Decoma I and Decoma II (collectively, "the Decoma Entities") were acquired by the Company in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by Mr. Huizenga, and the Financial Statements have been revised accordingly.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Hockey Revenue and Expense


     Revenue from Tickets, Television and radio broadcasting, and Advertising and promotions revenues generally are recorded at the time the game to which such proceeds relate is played. Team operations expenses, principally player compensation and game and playoff expenses (principally arena rentals and travel) are recorded as expenses on the same basis. Accordingly, advance ticket sales and payments on television and radio broadcasting contracts and payments for team and game expenses not earned or incurred are recorded as deferred revenues. Capitalized signing bonuses are amortized ratably as regular season games are played.


  (b) Arena Management Revenue and Expense


     Arena management revenue is recognized as earned and the related costs are charged to operations as incurred, in accordance with the terms of the Miami Arena Contract (the "MAC").


  (c) Pro Forma Net Loss Per Share

     Pro forma net loss per share is calculated assuming that the 4,404,710 shares of the Company's common stock issued in connection with the consummation of the Recapitalization described in Note 1 were outstanding at the beginning of all periods presented and that the 870,968 shares issued in connection with the

                        FLORIDA PANTHERS HOLDINGS, INC.

acquisition of the Decoma Entities were outstanding since August 6, 1994, the date such entities were acquired by Mr. Huizenga.

  (d) Cash and Equivalents

     Cash and equivalents consist primarily of cash in banks and highly-liquid investments with original maturities of 90 days or less.

  (e) Note Payable -- Related Party

     Note payable-related party represents a short-term borrowing of cash required for working capital from the Company's chairman. Such note bears interest at prime (8.25% at June 30, 1996) and is required to be repaid on demand.

  (f) Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Leasehold improvements......................................  5-20
Furniture, fixtures and equipment...........................  5- 7

  (g) Franchise Cost


     The Club was required to pay a $50,000,000 franchise fee to the NHL, of which $25,688,000 was allocated to the contracts of players selected in the 1993 expansion draft. The allocation was based upon the fair value of the player contracts acquired as determined by an independent appraisal firm. The portion allocable to player contracts is being amortized on a straight-line basis over the estimated useful lives of the contracts which has been determined to be approximately 6 years. The remaining portion of the franchise fee is classified as Franchise costs in the accompanying balance sheets and is being amortized on a straight-line basis over a 40 year life. For the fiscal years ended June 30, 1996, 1995 and 1994, the Club amortized $8,504,800, $5,083,856 and $5,592,189, respectively, in player contract acquisition costs. The amortization for the fiscal years ended June 30, 1996, 1995 and 1994 includes $4,899,630, $961,638 and $1,469,971 respectively, related to the write-off of unamortized player contract costs due to the outright release of certain players and the write-downs of contracts of active players to reflect reductions in remaining value.



     The Club accounts for trades of player contracts as like-kind exchanges, whereby the recorded basis of the contract of the acquired player(s) is equal to the net book value of the contract of the traded player(s) plus or minus any cash consideration.



     The Club continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of intangible assets, such as franchise cost and player contract acquisition costs, may warrant revision or that the remaining balance of the intangible asset may not be recoverable. If factors indicate that the franchise cost or player contract acquisition costs may be impaired, the Club uses an estimate of the remaining value of the franchise rights or the individual player's contract in measuring whether the intangible asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period.


     Effective July 1, 1995, the Company implemented the provisions of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As the Company had continually evaluated the realizability of its long-lived assets, adoption of the statement did not have a material effect on the Company's financial statements at the date of adoption.

                        FLORIDA PANTHERS HOLDINGS, INC.

  (h) Player Contract Costs

     Signing bonuses are amortized over the life of the player contract. Such signing bonuses expensed totaled approximately $2,251,700, $617,000 and $220,000 in the years ended June 30, 1996, 1995 and 1994, respectively, and have been included in Team operations in the accompanying consolidated statements of operations.

     Employment contracts with certain players require future compensation under certain circumstances. Generally, these contracts are executory in nature; accordingly, related payments are charged to operations over the contract playing seasons.


     The Club has obtained disability insurance policies for several of its players under multi-year contracts. Benefits would become payable after thirty consecutive games were missed by the insured player. The policies provide for payment of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.



  (i) Investment in Miami Arena Contract



     Amounts invested in the MAC have been reflected as Investment in Miami Arena contract in the accompanying consolidated balance sheets. Such amounts are being amortized using the straight-line method over the remaining term of the MAC.


  (j) Deferred Revenue

     Deferred revenue as of June 30, 1996, 1995 and 1994 consists primarily of payments for ticket purchases for the respective upcoming seasons. Ticket revenue is recognized as the underlying games are played.

  (k) Income Taxes

     The Company, as of the date of its incorporation, has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not". The adoption of SFAS No. 109 did not have a material impact on the financial position or results of operations of the Company.


     Prior to the Recapitalization, the Company's subsidiaries were non-tax paying entities. Accordingly, for all periods presented, no income tax provision has been provided, nor have any deferred tax assets or liabilities been established.


  (l) Concession Agreement


     Certain unrelated companies have the right, at home games, to sell consumable and non-consumable concessions. The Club is entitled to effectively receive amounts ranging from 7% to 35% of the hockey net consumable and non-consumable concessions income. The Club recorded $832,303, $363,401 and $763,651 for the years ended June 30, 1996, 1995 and 1994, respectively, in hockey net consumable and non-consumable concessions income. Such amounts have been included as a component of Other revenue in the accompanying consolidated statements of operations.


  (m) Television and Radio Agreements


     In August 1996, the Company entered into a letter of intent with SportsChannel Florida ("SportsChannel") for the local broadcast of the Panthers' games. The Company's chairman currently owns 50% of SportsChannel and he holds an option to purchase an additional 20% ownership interest of SportsChannel. Under the terms of this letter of intent, the Company granted to SportsChannel broadcast rights (other than

                        FLORIDA PANTHERS HOLDINGS, INC.

radio broadcast rights) to all of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season. The letter of intent may be extended for an additional season upon notice by the Company. There can be no assurance that the Company and SportsChannel will enter into a definitive agreement. Currently, the Company and SportsChannel are operating under the terms of this letter of intent.



     In addition, the Club entered into a letter of intent with Sunshine Wireless Company Inc. ("Sunshine") for the local radio broadcast of all of the Panthers' games. Under the terms of this letter of intent, Sunshine has local radio broadcast rights to all of the Panthers' pre-season, regular season and post-season games during the 1996-97 season. Currently, the Company and Sunshine are operating under the terms of this letter of intent.


  (n) Advertising Agreements


     The Club has entered into multi-year agreements with several sponsors for advertising and promotional activities. Such agreements expire at various dates through June 30, 1998. The Club recognizes this revenue on a pro-rata basis over the respective terms of the underlying agreements.


  (o) Fair Value of Financial Instruments

     As of June 30, 1996 and 1995, the carrying amount of cash and equivalents, accounts receivable, note payable-related party, accounts payable and accrued expenses and long-term debt are reflected in the financial statements at cost which approximates fair value.

  (p) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (q) Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the accompanying financial statements have been reclassified to conform with the current year presentation.

  (r) Stock-Based Compensation


     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are continued, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to recognize compensation costs under the provisions of APB No. 25, and upon adoption of SFAS No. 123 as of July 1, 1996, will provide the expanded disclosure required by SFAS No. 123.

                        FLORIDA PANTHERS HOLDINGS, INC.

(3)  THE MIAMI ARENA


     The Miami Arena (the "Arena") is owned by the Miami Sports and Exhibition Authority ("MSEA"), an agency of the City of Miami. Under the terms of the MAC between MSEA and DMAL, DMAL operates the Arena. The MAC is scheduled to expire on July 8, 2020. Leisure Management Miami, Inc. ("LMMI"), manages the operations of the Arena, including rental of space, advertising, promotion, marketing, events management, box office, public relations and all custodial and support services. During 1994, subsequent to the execution of the MAC, approximately 50% of LMMI was acquired by the Company's chairman.


     A summary of certain terms of the MAC is presented below:

  (a) Operating Income (Loss)


     Under the terms of the MAC, the Arena's operating income (as defined by the MAC) is used to fund certain expenses and required payments before any distributions are made to DMAL and MSEA.


  (b) Seat Use Fee

     In accordance with the terms of the MAC, a $.75 to $1.00 seat use fee is collected by the Arena as part of the purchase price of all tickets sold. This charge is remitted quarterly to DMAL and MSEA based on percentages detailed in the MAC and is recognized by the Decoma Entities in the period during which the amount of such fees has been estimated and is determined to be collectible.

  (c) Operating Payment

     Under the terms of the MAC, DMAL is to receive a management fee from the Arena consisting of a fixed and variable operating payment. The fixed operating payment is based on an annual amount of $275,000, as adjusted for inflation. The variable operating payment is calculated as defined in the MAC, based upon the revenues of the Arena. In accordance with the terms of the MAC, the variable operating payment is made only after the Arena's operating income (as defined in the MAC) has been used to fund certain operating expenses and required payments. Any unpaid management fees are deferred up to a maximum of $1,000,000. DMAL is not entitled to recover any unpaid management fees in excess of $1,000,000. The Decoma Entities recognize variable operating payments as revenue in the period during which the amount of such payments has been determined and the collectibility is considered to be probable.

(4)  RELATED PARTY TRANSACTIONS


     During the year ended June 30, 1994, certain private corporate aircraft owned by Huizenga Holdings, Inc. ("HHI", a corporation whose sole shareholder is the Company's chairman) and its subsidiaries were leased by the Club. To the extent that such aircraft were used by Club employees, the actual operating and overhead costs related to such aircraft were charged back to the Club based on its pro-rata share of flight hours used during any given month. The Club incurred $94,613 of such charges in the year ended June 30, 1994. No such related party charges were incurred during the years ended June 30, 1996 and 1995.



     The Club pays a management fee to HHI equal to 1% of total revenue, excluding all NHL national television revenue and NHL Enterprise rights. Such fees totaled $293,239, $132,339 and $193,576 for the years ended June 30, 1996, 1995 and 1994, respectively, and are reflected as a component of Selling, general and administrative expenses in the accompanying consolidated statements of operations.


     During 1996, 1995 and 1994, the Company incurred interest expense of $3,448,136, $2,306,986 and $1,364,624, respectively, to related parties.

                        FLORIDA PANTHERS HOLDINGS, INC.

(5)  RELATED PARTY AND LONG-TERM DEBT

     In June 1993, the Company entered into a $25,000,000 revolving credit facility with a bank for the purpose of financing a portion of the $50,000,000 NHL franchise fee and to obtain working capital for use by Limited. The credit facility was subsequently converted to a $25,000,000 term loan. The Company is required to make quarterly interest payments through June 30, 1997 and quarterly principal and interest payments commencing July 1, 1997 and expiring May 31, 2001. The interest rate is LIBOR plus .75 percent per annum (6.34% at June 30, 1996). Following the completion of the Prior Offerings, this term loan was repaid in full.



     In June 1993, Limited entered into an agreement with an affiliate, Panthers Investment Venture ("PIV"), whereby Limited borrowed $20,000,000 bearing interest at LIBOR plus .75 percent per annum (6.34% at June 30, 1996). This note was issued contemporaneously with, and with terms similar to, a promissory note issued by PIV to a bank. PIV was a joint venture between the Company's chairman and Blockbuster Entertainment Corporation ("BEC"). However, during fiscal 1996, the terms of the joint venture agreement were modified such that BEC was no longer a party to the venture. PIV's note payable to the bank is guaranteed by the Company's chairman. This note is subordinated to the $25,000,000 term loan discussed above. Following the completion of the Prior Offerings discussed above, this note was repaid in full.



     The Club paid a commitment fee of $225,000 in connection with disbursements under these long-term debt arrangements. This amount has been capitalized as Other assets in the accompanying consolidated balance sheets and is being amortized over the period of the debt.



     The Club has entered into a series of interest rate swap agreements which synthetically fix the interest rates on the long-term debt agreements at 5.19% and 4.85% for the $25,000,000 term loan and the $20,000,000 PIV note payable, respectively. Such agreements expire concurrently with the underlying debt agreements. The Club accounts for these agreements as a hedge against the risk of future increases in interest rates. For the years ended June 30, 1996 and 1994, the Club recognized interest expense and income of approximately $353,000 and $134,000, respectively, as a result of entering into these interest rate swap agreements. For the year ended June 30, 1995, the Club recognized interest income and expense of $329,000 and $63,000, respectively, as a result of entering into these interest rate swap agreements. Amounts related to these interest rate swap agreements are reflected as a component of net interest expense in the accompanying consolidated statements of operations.


(6)  EMPLOYEE BENEFIT PLANS


     The Club's NHL hockey players are covered under the NHL Club Pension Plan and Trust (the "Plan") which is administered by the NHL and represents a multi-employer defined contribution plan. The Club's contributions to the Plan totaled $179,606, $89,379 and $183,564 for the years ended June 30, 1996, 1995 and 1994, respectively. Such contributions are included in Team operations in the accompanying consolidated statements of operations.



     Certain of the Club's employees are participants in a 401(k) Savings and Retirement Plan (the "401(k)"), a defined contribution plan for non-players. The 401(k) is available to employees over the age of 21 with at least one year of service who work a minimum of 1,000 hours per year. Game day arena employees are ineligible to participate in the 401(k). The Club may match a discretionary percentage of the amount contributed by the participant up to a limit of 6% of annual compensation. Employees may contribute up to 10% of their annual compensation. Participants are automatically vested in compensation deferrals. Vesting in Club matching contributions is at the rate of 20% after one year of plan participation, 40% after two years, 60% after three years, 80% after four years and 100% after five years. The Club did not make a discretionary contribution in 1996, 1995 or 1994.



     Through March 31, 1995, the Club's employees other than players and coaches were covered under a self-insured group health plan sponsored by HHI. The Club fully reimbursed the third-party administrator for

                        FLORIDA PANTHERS HOLDINGS, INC.

its actual billed cost, including the cost of all paid claims for all Club employees other than coaches and players. Beginning April 1, 1995 the Club obtained commercial insurance coverage to cover such employees' health care costs for which employees make partial contributions. Players and coaches are covered under the NHL Medical and Dental Plan administered by the NHL, for which the Club pays 100% of the premiums.


(7)  COMMITMENTS AND CONTINGENCIES


     The Club is a party to a license agreement with LMII for the use of the Arena, for its home games. In May 1996, the Company entered into an amendment to the license for the Miami Arena (the "License Agreement"), extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The License Agreement contained substantially the same economic terms as the Miami Arena license and was subject to approval of MSEA. In June 1996, MSEA rejected the License Agreement and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the License Agreement. MSEA has indicated that it plans to appeal the decision rendered by the court. In the event MSEA is ultimately successful in its appeal, the Company will need to find and enter into an agreement for an alternative playing site (within or outside of Florida) until such time as the Broward County Civic Arena is completed. There can be no assurance that the Company will be able to find and enter into an agreement for an alternative playing site.



     The terms of the license and the related agreements provide for the Club to pay minimum rent of $9,000 per home game, a seat use charge of $.75 per ticket sold and 7.5% of gross ticket sales proceeds over $200,000 per season plus utilities, staffing and other operating expenses. For the years ended June 30, 1996, 1995 and 1994, rent expense for the license of the Arena was $1,787,795, $729,382 and $1,173,181, respectively.



     The Club has entered into employment agreements with various player and non-player employees which expire at various dates through June of 1999. As of June 30, 1996, the terms of these employment agreements require future payments, excluding bonuses, as follows:


FISCAL
------
1997........................................................  $17,757,121
1998........................................................   11,351,083
1999........................................................    2,013,049
                                                              -----------
                                                              $31,121,253
                                                              ===========


     In June 1996, the Company entered into a license agreement for the use of the Broward County Civic Arena (the "Broward License Agreement"). In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena for an amount to be determined concurrent with the issuance of the bonds. The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County the County Preferred Revenue Obligation. The Company believes that the revenue generated from the operations of the Broward County Civic Arena will be sufficient to provide Broward County with the County Preferred Revenue. The Broward License Agreement commences upon the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, the commencement of the Broward License Agreement may be deferred by the Club until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1, 1999. Once commenced, the Broward License Agreement is for a term of 30 years, which may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Club by Broward County.

                        FLORIDA PANTHERS HOLDINGS, INC.

     The Broward License Agreement entitles the Company to exclusive use of the Broward County Civic Arena during the playing of all its home games, and provides for nonexclusive use by the Club for practices and other team uses. Additionally, the License Agreement provides the Company with exclusive use of certain spaces within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The Broward License Agreement contains a use covenant which requires the Company to play all of its home games at the Broward County Civic Arena during the term of the Broward License Agreement.


     Pursuant to the Broward License Agreement, the Company is entitled to receive all revenues from the sale of (i) general seating ticket sales for its home games to be played at the Broward County Civic Arena, (ii) non-consumable concession items at the Broward County Civic Arena during its home games, (iii) items in the Club's retail store to be located within the Broward County Civic Arena, (iv) (in conjunction with and subject to the rights of the NHL) the rights to all television and radio and other media broadcasting rights for hockey related events at the Broward County Civic Arena, (v) advertising within or on certain designated locations at the Broward County Civic Arena during hockey related events and (vi) Panthers' related sponsorships or NHL league-wide sponsorships. In addition, the Club is entitled to receive the first $14 million of "net operating income" generated by the Broward County Civic Arena and 80% with Broward County receiving 20% of all net operating income generated by the Broward County Civic Arena in excess of $14 million. "Net operating income" is defined to include revenues from building naming rights fees, food and beverage concessions, parking, non-hockey related advertising and all other revenues generated from non-hockey related events offset by certain arena operating and financing costs.



     The Club is obligated to pay rent in the amount of $7,500 per home game played by the Panthers at the Broward County Civic Arena and to pay certain utility and event staffing expenses, but the combined amounts payable by the Club under the Broward License Agreement will not exceed 5% of the gross receipts from the sale of general seating tickets to the Panthers' home games.


(8)  SUBSEQUENT EVENTS

  (a) Exchange Agreements


     On December 22, 1996, the Company entered into two definitive agreements (the "Exchange Agreements"), relating to the acquisition by the Company of direct and indirect ownership interests in each of the Hyatt Regency Pier 66 Resort & Marina and the Radisson Bahia Mar Beach Resort, in exchange for 4,450,000 shares and 3,950,000 shares of the Company's Class A Common Stock, respectively (together, the "Exchanges"). The Exchanges were consummated on March 4, 1997.



  (b) Broward County Litigation



     A lawsuit was filed on January 9, 1997 by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Broward County Civic Arena for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contained all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgement finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding

                        FLORIDA PANTHERS HOLDINGS, INC.

that the Prevailing Wage Ordinance was applicable. The Company has not yet determined whether or not to pursue an appeal. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $7,500,000.



  (c) Acquisition of Ice Rink Business



     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc., including the business, assets and operations of an operating twin pad ice rink facility. In addition, the Company acquired from an architectural firm and its principal certain architectural plans and designs relating to the ice rink facility. The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum obligation of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $5,000,000. These acquisitions will be accounted for as a purchase business combination.


  (d) Private Placement Transaction


     On January 30, 1997, the Company issued and sold 2,460,000 unregistered, but otherwise unrestricted (i.e., such shares are not subject to any type of "lockup" agreement), shares of Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $70,000,000 after deducting placement agency fees.


  (e) Securities Litigation


     On January 28, 1997 and February 3, 1997, purported class action lawsuits were filed against the Company and certain of its officers and directors which allege, among other things, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company intends to vigorously defend against these suits.



  (f) Boca Raton Hotel and Club



     On March 20, 1997, the Company entered into a contribution and exchange agreement related to the acquisition of substantially all of the assets of Boca Raton Hotel and Club Limited Partnership ("Boca") in exchange for certain consideration, including rights and warrants to acquire shares of the Company's Class A common stock, together with the assumption of certain indebtedness of Boca.

                        FLORIDA PANTHERS HOLDINGS, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1996
                                                              ------------    --------
ASSETS
Current Assets:
  Cash and equivalents......................................    $23,668       $    465
  Accounts receivable.......................................      6,021          3,119
  Prepaid expenses and other................................      1,347            172
                                                                -------       --------
       Total current assets.................................     31,036          3,756
Property and equipment, net.................................      1,467            972
Franchise cost, net of accumulated amortization of $2,127
  and $1,823 as of December 31, 1996 and June 30, 1996,
  respectively..............................................     22,185         22,489
Player contract acquisition costs, net of accumulated
  amortization of $20,312 and $19,180 as of December 31,
  1996 and June 30, 1996 respectively.......................      5,375          6,507
Investment in Miami Arena contract..........................      8,701          8,886
Other assets................................................      4,973          5,150
                                                                -------       --------
  Total assets..............................................    $73,737       $ 47,760
                                                                =======       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Deferred revenue..........................................    $11,588       $    988
  Note payable-related party (Note 4).......................         --         40,172
  Related party debt (Note 4)...............................         --         20,000
  Accounts payable and accrued expenses.....................      5,481          2,313
  Other current liabilities.................................      3,284          4,313
                                                                -------       --------
       Total current liabilities............................     20,353         67,786
Long-term debt (Note 4).....................................         --         25,000
Other non-current liabilities...............................      3,341          3,277
Shareholders' equity:
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 12,320,678 shares issued and
     outstanding............................................        123              9
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding...          3             --
  Contributed capital.......................................     51,680        (48,312)
  Accumulated deficit.......................................     (1,763)            --
                                                                -------       --------
       Total shareholders' equity (deficit).................     50,043        (48,303)
                                                                -------       --------
  Total liabilities and shareholders' equity (deficit)......    $73,737       $ 47,760
                                                                =======       ========


  The accompanying notes to condensed consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                   DECEMBER 31,              DECEMBER 31,
                                             ------------------------   ----------------------
                                              1996          1995         1996         1995
                                             -------   --------------   -------    -----------
Revenue:
  Tickets..................................    7,976        7,958         8,659        8,389
  Other revenue............................    6,240        4,318         6,724        4,723
                                             -------      -------       -------     --------
          Total revenue....................   14,216       12,276        15,383       13,112
Cost of Revenue:
  Team operations..........................   12,351       11,346        14,667       14,090
  Other costs of revenue...................    3,537        2,899         5,381        4,596
                                             -------      -------       -------     --------
          Total cost of revenue............   15,888       14,245        20,048       18,686
Amortization & depreciation................      884        1,367         1,795        2,730
                                             -------      -------       -------     --------
     Net operating loss....................   (2,556)      (3,336)       (6,460)      (8,304)
Interest expense and other, net............     (969)      (1,157)       (2,339)      (2,233)
                                             -------      -------       -------     --------
     Net loss..............................  $(3,525)     $(4,493)      $(8,799)    $(10,537)
                                             =======      =======       =======     ========
Per share data (Note 3):
  Pro forma net loss per share.............  $ (0.37)     $ (0.85)      $ (1.19)    $  (2.00)
                                             =======      =======       =======     ========
Weighted average shares outstanding........    9,560        5,276         7,418        5,276
                                             =======      =======       =======     ========


  The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $ (8,799)   $(10,537)
  Adjustments to reconcile net loss to net cash used for
     operating activities-
     Depreciation and amortization..........................     1,795       2,730
     Deferred compensation..................................      (321)        375
     Minority interest......................................       289         140
  Changes in operating assets and liabilities-
     Accounts receivable....................................    (2,902)     (2,620)
     Prepaid expenses and other assets......................    (1,018)     (4,826)
     Accounts payable and accrued expenses..................     2,971         793
     Deferred revenue and other liabilities.................     9,598       6,744
                                                              --------    --------
          Net cash provided by (used in) operating
            activities......................................     1,613      (7,201)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...................................      (649)        (63)
                                                              --------    --------
          Net cash used in investing activities.............      (649)        (63)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from issuance of Common Stock.............    66,322          --
     Payment on related party debt..........................   (20,000)         --
     Payments on note payable-related party.................        --      (3,500)
     Increase to note payable-related party.................     1,131      12,027
     Payment of Long-term debt..............................   (25,000)         --
     Payment of dividends-Decoma............................      (140)       (199)
     Distribution to minority interests-Decoma..............       (74)        (57)
                                                              --------    --------
          Net cash provided by financing activities.........    22,239       8,271
                                                              --------    --------
          Net increase in cash and equivalents..............    23,203       1,007
Cash at beginning of period.................................       465       1,237
                                                              --------    --------
Cash at end of period.......................................  $ 23,668    $  2,244
                                                              ========    ========

NON-CASH TRANSACTIONS:


     In conjunction with the Prior Offerings and the Reorganization, total note payable-related party of $40,963 was exchanged for 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock of Florida Panthers Holdings, Inc.


  The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

1. INTERIM FINANCIAL STATEMENTS


     The accompanying unaudited condensed consolidated financial statements of Florida Panthers Holdings, Inc. (the "Company") have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.



     The accompanying statements of operations cover the three month periods, and six month periods, ended December 31, 1996 and 1995. For financial reporting purposes, the Company recognizes all hockey related revenues and expenses over the course of the hockey season on a per game basis. With the National Hockey League (NHL) regular season beginning in early October, the three month period ended December 31, 1996 encompassed 17 of the 41 Panthers regular season home games. Based on the present NHL regular season schedule, which extends from early October through mid April, most of the Company's revenues and expenses will be reported in the second and third quarters. In the event the Panthers participate in the playoffs, the Company will realize additional revenue and incur additional expenses during the fourth quarter.


2. THE OFFERINGS


     The Company sold a total of 7.3 million shares of Class A Common Stock in the Prior Offerings. Of the 7.3 million shares, 2.7 million were sold to the public in an Initial Public Offering ("IPO") and 4.6 million shares were sold in a Concurrent Offering directly to certain investors at a price equal to the IPO price per share less underwriting discounts and commissions but including the Placement Agent fee. The Prior Offerings were declared effective by the Securities and Exchange Commission on November 8, 1996 and shares of Class A Common Stock began trading on NASDAQ on November 13, 1996.



     In connection with the Prior Offerings, and pursuant to an agreement, the Company acquired all of the partnership interests of Florida Panthers Hockey Club, Ltd. (the "Partnership") in exchange for 4,149,710 shares of its Class A Common Stock and 255,000 shares of its Class B Common Stock. Additionally, the Company acquired all of the outstanding stock of Decoma Investment, Inc. I (formerly BIL Development, Inc.), and Decoma Investment, Inc. II (formerly Linbeck Miami Corporation), and, in turn, approximately 78% of the Partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("Decoma"), in exchange for 870,968 shares of its Class A Common Stock. Collectively, these transactions are referred to as the Reorganization.



           COMMON STOCK OUTSTANDING AFTER THE PRIOR OFFERINGS:
-------------------------------------------------------------------------
Class A Common Stock................................    12,320,678 shares
Class B Common Stock................................       255,000 shares
                                                        -----------------
Total...............................................    12,575,678 shares
                                                        =================


3. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated statements of operations present the combined results of operations of the Partnership and Decoma for the periods presented. The accompanying unaudited

                        FLORIDA PANTHERS HOLDINGS, INC.

                           (IN THOUSANDS OF DOLLARS)


condensed consolidated balance sheets present the combined financial position of the Partnership and Decoma as of June 30, and December 31, 1996.



     Pro forma weighted average shares outstanding for the three and six month periods ended December 31, 1996 and 1995 include the 5,275,678 shares issued in accordance with the provisions of the Reorganization as if the Reorganization had occurred at the beginning of such periods presented. Such pro forma weighted average shares outstanding include the 7.3 million shares sold in the Prior Offerings from the date of issuance.


4. USE OF PROCEEDS/REPAYMENT OF OUTSTANDING DEBT


     The net proceeds from the sale of stock in the Prior Offerings totaled approximately $66.3 million. Shortly after the completion of the Prior Offerings, $45.0 million of the net proceeds of the Prior Offerings was used to repay the Company's indebtedness outstanding under the two term loans (which were used to pay the Company's cost of acquiring its NHL franchise). Additionally, in conjunction with the Prior Offerings and the Reorganization, Mr. Huizenga received 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock in exchange for a note owed to him by the Company which represented cumulative advances, plus interest, totaling approximately $41.0 million as of September 30, 1996.

                        FLORIDA PANTHERS HOLDINGS, INC.

                                INTRODUCTION TO
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

GENERAL


     The following Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1996 and the Unaudited Pro Forma Statements of Operations for the year ended June 30, 1996 and six months ended December 31, 1996 reflect adjustments to Florida Panthers Holdings, Inc. (the "Company"), Hyatt Regency Pier 66 Hotel ("2301 Ltd."), Radisson Bahia Mar Resort and Yachting Center ("Rahn Ltd."), Incredible Ice and Boca Raton Resort & Club historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at December 31, 1996, or at the beginning of the period presented.



SEASONALITY



     The Company operates in two separate business segments, both of which are seasonal. Hockey related revenues and team operating expenses are recognized during the regular season which extends from early October through mid-April. In addition, approximately 45% to 50% of the resort net operating revenues are earned during the period from January through April. As a result of these factors, the pro forma operating results of the Company for the six month period ended December 31, 1996 do not include a substantial portion of the Company's annual net operating revenues.



THE PRIOR OFFERINGS



     The Unaudited Pro Forma Statements of Operations reflect the Company's Prior Offerings, which were effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the periods presented.



PRIVATE PLACEMENT TRANSACTION



     On January 30, 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of $66,976,550 after deducting placement agency fees and other expenses and has been reflected in the Unaudited Pro Forma Consolidated Balance Sheet as if it had occurred on December 31, 1996. The application of the net proceeds of the Private Placement has been reflected in the Unaudited Pro Forma Consolidated Statements of Operations as if it had occurred at the beginning of the periods presented.



2301 LTD. AND RAHN LTD.



     Pursuant to the Pier 66 Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. were exchanged for 4,450,000 shares of the Company's Class A Common Stock. Pursuant to the Bahia Mar Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Rahn Ltd. were exchanged for 3,950,000 shares of the Company's Class A Common Stock. After the consummation of the transactions contemplated by the Exchange Agreements, the Company owns all of the ownership interests of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. and Rahn Ltd.

INCREDIBLE ICE



     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc. ("Incredible Ice"), including the business, assets and operations of a twin pad ice rink facility. In addition, the Company acquired from an architectural firm and such architectural firm's principal certain architectural plans and designs relating to the ice rink facility. The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $4,000,000. These acquisitions will be accounted for as a purchase business combination.



BOCA RATON HOTEL AND CLUB



     On March 20, 1997, the Company entered into a definitive agreement (the "Contribution and Exchange Agreement") with Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership and the general partner of the Boca Partnership (the "General Partner"), and BRMC Corporation, a Delaware corporation and general partner of the General Partner ("BRMC"). Pursuant to the Contribution and Exchange Agreement, substantially all the assets of Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership, will be transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership in which the managing general partner and the limited partner will be wholly-owned by the Company ("Panthers BRHC"), in exchange for: (i) a non-managing general partner interest in Panthers BRHC, (ii) rights which may be exercised to acquire approximately 4,928,917 shares of the Company's Class A Common Stock, (iii) warrants to purchase approximately 919,621 shares of Class A Common Stock at a price of $29.01 per share and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, approximately $85.0 million of which will be repaid upon consummation of the transactions contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange"). Of the $85.0 million to be repaid, $45.0 million will be paid from the Company's working capital and $40.0 million will be paid from incurrence of additional debt. Consummation of the Contribution and Exchange is subject to customary conditions, including the receipt of requisite approvals from the shareholders of the Company and the limited partners of Boca Partnership.

                        FLORIDA PANTHERS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                                                         BUSINESSES ACQUIRED
                                                                                                        ----------------------

                                                                            PRO FORMA
                                                             FLORIDA       ADJUSTMENTS     PRO FORMA
                                                             PANTHERS      FOR PRIVATE    FOR PRIVATE
                                                          HOLDINGS, INC.   PLACEMENT(K)    PLACEMENT    2301 LTD.   RAHN LTD.
                                                          --------------   ------------   -----------   ---------   ----------
Current Assets:
 Cash and equivalents...................................     $23,668         $66,977        $ 90,645     $ 5,666     $ 2,654
 Accounts receivable....................................       6,021                           6,021       1,271         605
 Prepaid expenses and other.............................       1,347                           1,347         470         268
                                                             -------         -------        --------     -------     -------
 Total current assets...................................      31,036          66,977          98,013       7,407       3,527
Property and equipment, net.............................       1,467                           1,467      28,436      28,907
Franchise cost, net.....................................      22,185                          22,185
Player contract acquisition costs, net..................       5,375                           5,375
Investment in Miami Arena contract......................       8,701                           8,701
Goodwill................................................
Other assets............................................       4,973                           4,973         350         192
                                                             -------         -------        --------     -------     -------
 Total assets...........................................     $73,737         $66,977        $140,714     $36,193     $32,626
                                                             =======         =======        ========     =======     =======
Current Liabilities:
 Deferred revenue.......................................     $11,588                        $ 11,588
 Accounts payable and accrued expenses..................       5,481                           5,481     $ 2,109     $ 1,346
 Current portion of long-term debt......................                                                              15,495
 Other current liabilities..............................       3,284                           3,284
                                                             -------         -------        --------     -------     -------
 Total current liabilities..............................      20,353                          20,353       2,109      16,841
Long-term debt..........................................                                                  25,742
Other non-current liabilities...........................       3,341                           3,341
Shareholders' Equity
   Class A Common Stock.................................         123              25             148
   Class B Common Stock.................................           3                               3
   Contributed capital..................................      51,680          66,952         118,632       8,342      15,785
   Accumulated deficit..................................      (1,763)                         (1,763)
                                                             -------         -------        --------     -------     -------
   Total shareholders' equity...........................      50,043          66,977         117,020       8,342      15,785
                                                             -------         -------        --------     -------     -------
   Total liabilities and shareholders' equity...........     $73,737         $66,977        $140,714     $36,193     $32,626
                                                             =======         =======        ========     =======     =======

                                                                             BUSINESSES ACQUIRED
                                                          ---------------------------------------------------------
                                                                                                         PRO FORMA
                                                                                                             AS
                                                                                                          ADJUSTED
                                                                                                          FOR THE     BOCA RATON
                                                          ACQUISITION                    ACQUISITION     BUSINESSES    HOTEL &
                                                          ADJUSTMENTS   INCREDIBLE ICE   ADJUSTMENTS      ACQUIRED       CLUB
                                                          -----------   --------------   -----------     ----------   ----------
Current Assets:
 Cash and equivalents...................................   $ (8,320)(a)     $     36       $(7,875)(l)    $ 82,806     $  1,126
 Accounts receivable....................................     (1,876)(a)           63           107(y)        6,191       16,043
 Prepaid expenses and other.............................       (738)(a)          128                         1,475       27,037
                                                           --------         --------       -------        --------     --------
 Total current assets...................................    (10,934)             227        (7,768)         90,472       44,206
Property and equipment, net.............................     62,833(b)         6,298                       127,941      115,728
Franchise cost, net.....................................                                                    22,185
Player contract acquisition costs, net..................                                                     5,375
Investment in Miami Arena contract......................                                                     8,701
Goodwill................................................                                     6,092(l)        6,092
Other assets............................................       (542)(a)          138                         5,111       18,326
                                                           --------         --------       -------        --------     --------
 Total assets...........................................   $ 51,357         $  6,663       $(1,676)       $265,877     $178,260
                                                           ========         ========       =======        ========     ========
Current Liabilities:
 Deferred revenue.......................................                    $    160                      $ 11,748     $  7,232
 Accounts payable and accrued expenses..................   $ (3,455)(a)          827                         6,308       17,403
 Current portion of long-term debt......................                       6,542        (6,542)(l)      15,495          400
 Other current liabilities..............................                                                     3,284        6,752
                                                           --------         --------       -------        --------     --------
 Total current liabilities..............................     (3,455)           7,529        (6,542)         36,835       31,787
Long-term debt..........................................                                                    25,742      174,800

Other non-current liabilities...........................                                                     3,341       55,905
Shareholders' Equity
   Class A Common Stock.................................         84(c)                           2(l)          234
   Class B Common Stock.................................                                                         3
   Contributed capital..................................     54,728 (a)(c)      (866)        4,864(l)      201,485      (84,232)
   Accumulated deficit..................................                                                    (1,763)
                                                           --------         --------       -------        --------     --------
   Total shareholders' equity...........................     54,812             (866)        4,866         199,959      (84,232)
                                                           --------         --------       -------        --------     --------
   Total liabilities and shareholders' equity...........   $ 51,357         $ 36,663       $(1,676)       $265,877     $178,260
                                                           ========         ========       =======        ========     ========

                                                             BUSINESS TO BE ACQUIRED
                                                          ------------------------------

                                                                            PRO FORMA
                                                                           AS ADJUSTED
                                                                             FOR THE
                                                          ACQUISITION     BUSINESS TO BE
                                                          ADJUSTMENTS        ACQUIRED
                                                          -----------     --------------
Current Assets:
 Cash and equivalents...................................   $(45,000)(p)      $ 38,932
 Accounts receivable....................................                       22,234
 Prepaid expenses and other.............................                       28,512
                                                           --------          --------
 Total current assets...................................    (45,000)           89,678
Property and equipment, net.............................    238,362(m)        482,031
Franchise cost, net.....................................                       22,185
Player contract acquisition costs, net..................                        5,375
Investment in Miami Arena contract......................                        8,701
Goodwill................................................                        6,092
Other assets............................................    (10,080)(o)        13,357
                                                           --------          --------
 Total assets...........................................   $183,282          $627,419
                                                           ========          ========
Current Liabilities:
 Deferred revenue.......................................                     $ 18,980
 Accounts payable and accrued expenses..................   $ 11,800(o)         35,511
 Current portion of long-term debt......................                       15,895
 Other current liabilities..............................                       10,036
                                                           --------          --------
 Total current liabilities..............................     11,800            80,422
Long-term debt..........................................     19,800(o)        175,342
                                                            (45,000)(p)
Other non-current liabilities...........................                       59,246
Shareholders' Equity
   Class A Common Stock.................................         49(n)            283
   Class B Common Stock.................................                            3
   Contributed capital..................................    196,633(n)        313,886
   Accumulated deficit..................................                       (1,763)
                                                           --------          --------
   Total shareholders' equity...........................    196,682           312,409
                                                           --------          --------
   Total liabilities and shareholders' equity...........   $183,282          $627,419
                                                           ========          ========



The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                           FLORIDA
                                                                                            BUSINESSES ACQUIRED(J)
                                                                                      -----------------------------------
                                           PANTHERS                     PRO FORMA
                                        HOLDINGS, INC.    OFFERING          AS                                ACQUISITION
                                            ACTUAL       ADJUSTMENTS     ADJUSTED     2301 LTD.   RAHN LTD.   ADJUSTMENTS
                                        --------------   -----------   ------------   ---------   ---------   -----------
Revenue:
 Ticket sales.........................     $ 8,659                       $ 8,659
 Television and radio.................       2,795                         2,795
 Advertising and promotion............       1,503                         1,503
 Arena operations.....................       1,301                         1,301
 Rooms................................                                                 $ 5,461     $ 2,913
 Yachting and marina services.........                                                   1,567       2,011
 Food, beverage and banquets..........                                                   3,956       1,233
 Retail and other.....................                                                   1,101       1,192
 Other, primarily concessions.........       1,125                         1,125
                                           -------         ------        -------       -------     -------         ---
      Total revenue...................      15,383                        15,383        12,085       7,349
Cost of revenue:
 Team operations......................      14,667                        14,667
 Ticketing and arena operations.......       1,284                         1,284
 Rooms................................                                                   1,333         724
 Yachting and marina services.........                                                     494         433
 Food, beverage and banquets..........                                                   3,097       1,026
 Telephone, retail and other..........                                                     509         541
 Selling, general and
   administrative.....................       4,097                         4,097         3,883       2,531       $ 194(aa)
                                           -------         ------        -------       -------     -------         ---
      Total cost of revenue...........      20,048                        20,048         9,316       5,255         194
Amortization and depreciation.........      (1,795)                       (1,795)         (851)       (996)       (729)(e)
                                           -------         ------        -------       -------     -------         ---
Operating income (loss)...............      (6,460)                       (6,460)        1,918       1,098        (923)
Interest and other, net...............      (2,339)        $2,069(d)        (270)       (1,107)       (608)
                                           -------         ------        -------       -------     -------         ---
Net income (loss).....................     $(8,799)        $2,069        $(6,730)      $   811     $   490       $(923)
                                           =======         ======        =======       =======     =======         ===
Net loss per share....................     $ (1.19)(f)                   $ (0.62)(g)
Pro Forma weighted average shares
 outstanding..........................       7,418(f)                     10,837(g)

                                                                          PRO FORMA AS
                                                     BUSINESSES ACQUIRED(J)                   BUSINESS TO BE ACQUIRED(J)
                                        -------------------------------------------------   ------------------------------
                                                                        ADJUSTED FOR THE
                                        INCREDIBLE   ACQUISITION           BUSINESSES       BOCA RATON HOTEL   ACQUISITION
                                           ICE       ADJUSTMENTS            ACQUIRED             & CLUB        ADJUSTMENTS
                                        ----------   -----------        -----------------   ----------------   -----------
Revenue:
 Ticket sales.........................                                       $ 8,659
 Television and radio.................                                         2,795
 Advertising and promotion............                                         1,503
 Arena operations.....................                                         1,301
 Rooms................................                                         8,374            $17,056
 Yachting and marina services.........                                         3,578
 Food, beverage and banquets..........                                         5,189             15,610
 Retail and other.....................                                         2,293             17,016
 Other, primarily concessions.........    $ 150                                1,275
                                            ---           ---                  -----              -----          -------
      Total revenue...................      150                               34,967             49,682
Cost of revenue:
 Team operations......................                                        14,667
 Ticketing and arena operations.......                                         1,284
 Rooms................................                                         2,057              5,005
 Yachting and marina services.........                                           927
 Food, beverage and banquets..........                                         4,123             12,865
 Telephone, retail and other..........                                         1,050              8,922
 Selling, general and
   administrative.....................      998         $(689)(x)(aa)         11,014             17,132          $  (644)(r)(aa)
                                            ---           ---                  -----              -----          -------
      Total cost of revenue...........      998          (689)                35,122             43,924             (644)
Amortization and depreciation.........      (18)          (76)(q)             (4,465)            (3,108)            (877)(e)
                                            ---           ---                  -----              -----          -------
Operating income (loss)...............     (866)          612                 (4,621)             2,650             (232)
Interest and other, net...............                                        (1,985)            (8,242)           2,242(s)
                                            ---           ---                  -----              -----          -------
Net income (loss).....................    $(866)        $ 612                $(6,606)           $(5,592)         $ 2,010
                                            ===           ===                  =====              =====          =======
Net loss per share....................                                       $ (0.34)(t)
Pro Forma weighted average shares
 outstanding..........................                                        19,450(t)

                                          PRO FORMA AS

                                        ADJUSTED FOR THE
                                         BUSINESS TO BE
                                            ACQUIRED
                                        ----------------
Revenue:
 Ticket sales.........................      $  8,659
 Television and radio.................         2,795
 Advertising and promotion............         1,503
 Arena operations.....................         1,301
 Rooms................................        25,430
 Yachting and marina services.........         3,578
 Food, beverage and banquets..........        20,799
 Retail and other.....................        19,309
 Other, primarily concessions.........         1,275
                                              ------
      Total revenue...................        84,649
Cost of revenue:
 Team operations......................        14,667
 Ticketing and arena operations.......         1,284
 Rooms................................         7,062
 Yachting and marina services.........           927
 Food, beverage and banquets..........        16,988
 Telephone, retail and other..........         9,972
 Selling, general and
   administrative.....................        27,502
                                              ------
      Total cost of revenue...........        78,402
Amortization and depreciation.........        (8,450)
                                              ------
Operating income (loss)...............        (2,203)
Interest and other, net...............        (7,985)
                                              ------
Net income (loss).....................      $(10,188)
                                              ======
Net loss per share....................      $  (0.39)(u)
Pro Forma weighted average shares
 outstanding..........................        26,032(u)



The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                            YEAR ENDED JUNE 30, 1996


                                                                                                    BUSINESSES ACQUIRED(J)
                                                                                                    ----------------------

                                                       FLORIDA
                                                       PANTHERS
                                                    HOLDINGS, INC.     OFFERING       PRO FORMA
                                                        ACTUAL        ADJUSTMENTS    AS ADJUSTED    2301 LTD.   RAHN LTD.
                                                    --------------    -----------    -----------    ---------   ----------
Revenue:
 Ticket Sales.....................................     $ 23,226                       $ 23,226
 Television and radio.............................        5,141                          5,141
 Advertising and promotion........................        2,192                          2,192
 Arena operations.................................        1,082                          1,082
 Rooms............................................                                                   $12,036     $ 6,251
 Yachting and marina services.....................                                                     3,481       3,813
 Food, beverage and banquets......................                                                     8,309       2,379
 Retail and other.................................                                                     2,513       2,365
 Other, primarily concessions.....................        2,446                          2,446
                                                       --------         ------        --------       -------     -------
      Total revenue...............................       34,087                         34,087        26,339      14,808
Cost of revenue:
 Team operations..................................       32,639                         32,639
 Ticketing and arena operations...................        3,319                          3,319
 Rooms............................................                                                     2,698       1,402
 Yachting and marina services.....................                                                     1,175         733
 Food, beverage and banquets......................                                                     6,340       1,870
 Telephone, retail and other......................                                                     1,078       1,088
 Selling, general and administrative..............        8,371                          8,371         7,957       5,068
                                                       --------         ------        --------       -------     -------
      Total cost of revenue.......................       44,329                         44,329        19,248      10,161
 Amortization and depreciation....................       (9,815)                        (9,815)       (1,608)     (1,935)
                                                       --------         ------        --------       -------     -------
Operating income (loss)...........................      (20,057)                       (20,057)        5,483       2,712
Interest and other, net...........................       (5,082)        $5,030(d)          (52)       (2,299)     (1,340)
                                                       --------         ------        --------       -------     -------
Net income (loss).................................     $(25,139)        $5,030        $(20,109)      $ 3,184     $ 1,372
                                                       ========         ======        ========       =======     =======
Net loss per share................................     $  (4.76)(h)                   $  (1.99)(i)
Pro Forma weighted average shares outstanding.....        5,276(h)                      10,114(i)

                                                                      BUSINESSES ACQUIRED(J)
                                                    ----------------------------------------------------------
                                                                                                  PRO FORMA
                                                                                               AS ADJUSTED FOR
                                                                                                     THE
                                                    ACQUISITION    INCREDIBLE    ACQUISITION     BUSINESSES
                                                    ADJUSTMENTS      ICE(Z)      ADJUSTMENTS      ACQUIRED
                                                    -----------    ----------    -----------   ---------------
Revenue:
 Ticket Sales.....................................                                                 $ 23,226
 Television and radio.............................                                                    5,141
 Advertising and promotion........................                                                    2,192
 Arena operations.................................                                                    1,082
 Rooms............................................                                                   18,287
 Yachting and marina services.....................                                                    7,294
 Food, beverage and banquets......................                                                   10,688
 Retail and other.................................                                                    4,878
 Other, primarily concessions.....................                                                    2,446
                                                      -------          --             ---          --------
      Total revenue...............................                                                   75,234
Cost of revenue:
 Team operations..................................                                                   32,639
 Ticketing and arena operations...................                                                    3,319
 Rooms............................................                                                    4,100
 Yachting and marina services.....................                                                    1,908
 Food, beverage and banquets......................                                                    8,210
 Telephone, retail and other......................                                                    2,166
 Selling, general and administrative..............    $   411(aa)                                    21,807
                                                      -------          --             ---          --------
      Total cost of revenue.......................        411                                        74,149
 Amortization and depreciation....................     (1,458)(e)                   $(152)(q)       (14,968)
                                                      -------          --             ---          --------
Operating income (loss)...........................     (1,869)                       (152)          (13,883)
Interest and other, net...........................                                                   (3,691)
                                                      -------          --             ---          --------
Net income (loss).................................    $(1,869)         $            $(152)         $(17,574)
                                                      =======          ==             ===          ========
Net loss per share................................                                                 $  (0.94)(v)
Pro Forma weighted average shares outstanding.....                                                   18,727(v)

                                                    BUSINESS TO BE ACQUIRED(J)
                                                    --------------------------
                                                                                   PRO FORMA AS
                                                                                   ADJUSTED FOR
                                                                                       THE
                                                     BOCA RATON    ACQUISITION    BUSINESS TO BE
                                                    HOTEL & CLUB   ADJUSTMENTS       ACQUIRED
                                                    ------------   -----------    --------------
Revenue:
 Ticket Sales.....................................                                   $ 23,226
 Television and radio.............................                                      5,141
 Advertising and promotion........................                                      2,192
 Arena operations.................................                                      1,082
 Rooms............................................    $ 47,044                         65,331
 Yachting and marina services.....................                                      7,294
 Food, beverage and banquets......................      33,465                         44,153
 Retail and other.................................      30,799                         35,677
 Other, primarily concessions.....................                                      2,446
                                                      --------       -------         --------
      Total revenue...............................     111,308                        186,542
Cost of revenue:
 Team operations..................................                                     32,639
 Ticketing and arena operations...................                                      3,319
 Rooms............................................      10,895                         14,995
 Yachting and marina services.....................                                      1,908
 Food, beverage and banquets......................      25,597                         33,807
 Telephone, retail and other......................      16,771                         18,937
 Selling, general and administrative..............      38,223       $(1,169)(r)(aa)   58,861
                                                      --------       -------         --------
      Total cost of revenue.......................      91,486        (1,169)         164,466
 Amortization and depreciation....................      (6,420)       (1,753)(e)      (23,141)
                                                      --------       -------         --------
Operating income (loss)...........................      13,402          (584)          (1,065)
Interest and other, net...........................     (15,697)        3,697(s)       (15,691)
                                                      --------       -------         --------
Net income (loss).................................    $ (2,295)      $ 3,113         $(16,756)
                                                      ========       =======         ========
Net loss per share................................                                   $  (0.66)(w)
Pro Forma weighted average shares outstanding.....                                     25,309(w)



The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS


(a) Represents the removal of certain assets and liabilities of the businesses acquired (principally working capital which are not subject to the Exchange Agreements) from the balance sheet.



(b) Amount represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical cost is allocated based upon the relative market values as follows (in 000's):


                                                2301 LTD.   RAHN LTD.    TOTAL
                                                ---------   ---------   -------
Land..........................................   $13,345                $13,345
Land improvements.............................     2,235                  2,235
Building improvements.........................    22,143     $23,708     45,851
Furniture, fixtures and equipment.............     1,402                  1,402
                                                 -------     -------    -------
                                                 $39,125     $23,708    $62,833
                                                 =======     =======    =======


     The relative market values of property and equipment were determined by the Company's management in consultation with representatives of Rahn Properties, the current property manager. Factors considered in the allocation include trends in the hospitality industry and local real estate market as well as previously performed independent market valuations of the acquired properties. Although such allocation is preliminary, management believes that no material adjustments will be required once the Company's due diligence process has been completed.



(c) Represents the issuance of 8,400,000 shares of unregistered common stock, which are subject to a shareholder lock-up agreement which prohibits disposition of such shares for a period of six months from the date of issuance, in exchange for the property and equipment detailed in Note (b) less the fair value of long-term debt, per the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.). The fair market value of net assets received ($78,939,000 or $9.40 per share) is based on the average share price for 5 days before and 5 days after execution of the Exchange Agreements reduced by a discount which was based on factors including the restriction on the parties receiving the shares from disposing of such shares for 180 days from the date of consummation of the Exchanges, as well as the size of the blocks of shares to be issued and the limited capacity of the market to absorb such blocks of shares over reasonable periods of time without adverse pricing consequences.



(d) Represents the elimination of interest expense related to the term loan and the related party debt for the period prior to the Prior Offerings. The loans had an interest rate of LIBOR plus .75% per annum. In November 1996 these loans were repaid with the proceeds of the Prior Offerings.



(e) Represents the additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired companies.



(f) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (ii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding.



(g) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings and (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding.



(h) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.



(i) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization and (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the entire period presented.



(j) 2301 Ltd., Rahn Ltd., Incredible Ice and Boca Raton Resort and Club have fiscal years which end on December 31. Reflected hereon are the results of operations for 2301 Ltd., Rahn Ltd., Incredible Ice and Boca Raton Resort and the Club for the six month period ended December 31, 1996 and the twelve month period ended June 30, 1996.



(k) Reflects the balance sheet impact of the sale of 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock on January 30, 1997 in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of $66,976,550 after deducting placement agency fees and other expenses.



(l) Represents the acquisition of substantially all of the net assets of Incredible Ice. The consideration paid includes approximately $6,700,000 of debt, which was retired (the balance of which was $6,542,000 at December 31, 1996) and related closing costs, $1,000,000 in cash and 212,766 shares of Class A Common Stock, valued at $4,000,000, which was based upon the share price at execution of the definitive purchase agreement reduced by a discount to reflect the unregistered nature of the securities and the size of the stock issued. The excess of the purchase price over the historical cost was allocated to goodwill since the assets were thereby constructed and, therefore, historical cost approximated fair market value.



(m) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical cost is allocated based upon the relative market values as follows (in 000's):



                                                 HISTORICAL   STEP-UP    AS ADJUSTED
                                                 ----------   --------   -----------
Land...........................................   $ 26,851    $ 79,376    $106,227
Building, net..................................     63,923     159,986     222,909
Furniture and equipment, net...................     18,204                  18,204
Construction-in-progress.......................      6,750                   6,750
                                                  --------    --------    --------
  Total fixed assets...........................   $115,728    $238,362    $354,090
                                                  ========    ========    ========



     The relative market values of property and equipment were determined by the Company's management in consultation with representatives of the current property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market. Although such allocation is preliminary, management believes that no material adjustments will be required once the Company's due diligence process has been completed.



(n) Represents the issuance of 4,928,917 shares of Class A Common Stock in exchange for the property and equipment detailed in note (m) less the fair value of long-term debt, per the Contribution and Exchange Agreement. The fair market value of the net assets received is based on the average share price for 5 days before and 5 days after execution of the Contribution and Exchange Agreement reduced by a discount which was based upon the nature of the securities received (convertible limited partnership units) and the size of the block of shares to be ultimately issued. The adjustment amount is a combination of the partners' deficit and the fair value noted.



(o) Represents adjustments to outstanding debt and related costs, including yield maintenance adjustment of $19,800,000 resulting from the early retirement of debt in connection with the change of control, reduction of deferred loan costs of $10,080,000 and accrual of acquisition closing costs of $11,800,000.



(p) Represents the use of Private Placement proceeds to repay approximately $45,000,000 of outstanding debt.



(q) Represents the amortization of the excess of purchase price over the historical cost basis of assets of Incredible Ice ($6,092,000) over an estimated useful life of 40 years.



(r) Represents the net difference in contracted expenses incurred prior to the acquisition versus those to be incurred subsequent to the acquisition. Such costs include payments under employment contracts and management agreements.

(s) Represents the reduction of interest expense associated with approximately $150,000,000 of the adjusted debt balances related to the acquisition of the Boca Raton Hotel and Club.



(t) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) and (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented.



(u) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (v) 212,766 shares issued in the acquisition of Incredible Ice, (vi) 4,928,917 shares issued in connection with the acquisition of Boca Raton Hotel and Club and (vii) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Raton Hotel and Club as if they had been outstanding for the entire period presented.



(v) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) and (iv) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented.



(w) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares issued in connection with the acquisition of Boca Raton Hotel and Club and (vi) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) to be used to repay outstanding indebtedness to be assumed in connection with the acquisition of Boca Raton Hotel and Club as if they had been outstanding for the entire period presented.



(x) Represents the removal of certain costs incurred by the previous owners including start-up financing and legal fees.



(y)  Represents amounts due to be received from the former owner of Incredible
     Ice.



(z) Incredible Ice commenced its operations during November, 1996. Accordingly, there are no results of operations included hereon for the period ended June 30, 1996.



(aa) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  2301 SE 17th St., Ltd.:


     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (a Florida limited partnership) as of December 31, 1995, and the related statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida,
  April 19, 1996

                             2301 SE 17TH ST., LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,665,918    $ 5,296,563
  Accounts receivable, net of allowance for doubtful
     accounts of $25,000 as of December 31, 1996 and 1995...    1,270,539      1,510,354
  Inventories...............................................      417,775        360,691
  Prepaid expenses and other current assets.................       52,650        112,827
                                                              -----------    -----------
          Total current assets..............................    7,406,882      7,280,435
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,989,415 and $3,402,512 as of December 31, 1996 and
  1995, respectively........................................   28,435,871     29,045,675
OTHER ASSETS, net of accumulated amortization of $1,659,860
  and $1,575,526 as of December 31, 1996 and 1995,
  respectively..............................................      350,338        387,638
                                                              -----------    -----------
          Total assets......................................  $36,193,091    $36,713,748
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   734,140    $ 1,210,721
  Accrued liabilities.......................................      974,562      1,070,441
  Advance deposits..........................................      400,049        522,622
                                                              -----------    -----------
          Total current liabilities.........................    2,108,751      2,803,784
LONG-TERM DEBT..............................................   25,741,929     25,522,398
                                                              -----------    -----------
          Total liabilities.................................   27,850,680     28,326,182
COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)
PARTNERS' EQUITY:
  General Partner...........................................       83,424         83,875
  Class A Limited Partners..................................    8,258,887      8,303,591
  Class B Limited Partners..................................          100            100
                                                              -----------    -----------
          Total partners' equity............................    8,342,411      8,387,566
                                                              -----------    -----------
          Total liabilities and partners' equity............  $36,193,091    $36,713,748
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Rooms..........................................  $ 12,885,858    $ 11,778,303    $  9,784,119
  Yachting and marina service....................     3,613,361       3,186,513       3,157,742
  Food, beverage and banquets....................     8,756,909       8,151,581       6,889,860
  Telephone, retail and other....................     2,466,427       2,516,960       2,100,903
                                                   ------------    ------------    ------------
          Total operating revenues...............    27,722,555      25,633,357      21,932,624
COSTS AND EXPENSES:
  Rooms..........................................     2,801,808       2,659,149       2,443,787
  Yachting and marina service....................     1,199,177         984,456         869,688
  Food, beverage and banquets....................     6,543,959       6,273,101       5,670,050
  Telephone, retail and other....................     1,098,451       1,121,172       1,082,039
  Selling, general and administrative............     3,389,522       3,488,941       3,020,107
  Property operations, maintenance and energy
     costs.......................................     2,723,454       2,535,241       2,423,787
  Royalty fees, property taxes, insurance,
     etc.........................................     1,404,356       1,189,549       1,103,749
  Depreciation and amortization..................     1,675,608       1,566,582       1,428,172
  Related party management fee...................       530,000         514,000         560,000
                                                   ------------    ------------    ------------
          Total costs and expenses...............    21,366,335      20,332,191      18,601,379

          Income from operations.................     6,356,220       5,301,166       3,331,245

OTHER INCOME (EXPENSE):
  Interest income................................       233,859         225,111         120,989
  Interest expense...............................    (2,375,634)     (2,424,040)     (2,168,908)
  Loss on disposal of fixed assets...............       (59,600)       (114,230)        (12,523)
                                                   ------------    ------------    ------------

NET INCOME.......................................     4,154,845       2,988,007       1,270,803
PRO FORMA INCOME TAX PROVISION (Note 3)..........     1,620,389       1,165,323         495,613
                                                   ------------    ------------    ------------
PRO FORMA NET INCOME AFTER INCOME TAXES..........  $  2,534,456    $  1,822,684    $    775,190
                                                   ============    ============    ============

NET INCOME ALLOCATED TO:
  General Partner................................  $     41,549    $     29,880    $     12,708
  Class A Limited Partners.......................     4,113,296       2,958,127       1,258,095
  Class B Limited Partners.......................            --              --              --
                                                   ------------    ------------    ------------

          Total Net income.......................  $  4,154,845    $  2,988,007    $  1,270,803
                                                   ============    ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          CLASS A             CLASS B
                                   GENERAL PARTNER    LIMITED PARTNERS    LIMITED PARTNERS       TOTAL
                                   ---------------    ----------------    ----------------    -----------
PARTNERS' EQUITY, December 31,
  1993...........................     $ 76,287          $ 7,552,369             $100          $ 7,628,756
  Partner distributions..........      (10,000)            (990,000)              --           (1,000,000)
  Net income.....................       12,708            1,258,095               --            1,270,803
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1994...........................       78,995            7,820,464              100            7,899,559
  Partner distributions..........      (25,000)          (2,475,000)              --           (2,500,000)
  Net income.....................       29,880            2,958,127               --            2,988,007
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1995...........................       83,875            8,303,591              100            8,387,566
  Partner distributions..........      (42,000)          (4,158,000)              --           (4,200,000)
  Net income.....................       41,549            4,113,296               --            4,154,845
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1996...........................     $ 83,424          $ 8,258,887             $100          $ 8,342,411
                                      ========          ===========           ======          ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                         1996           1995           1994
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,154,845    $ 2,988,007    $ 1,270,803
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization..................    1,675,608      1,566,582      1,428,172
     Amortization of debt discount..................      219,532        484,462        540,505
     Loss on disposal of fixed assets...............       59,600        114,230         12,523
     Changes in assets and liabilities:
       Accounts receivable..........................      239,815       (553,103)       262,716
       Inventories..................................      (57,084)         4,009         67,323
       Prepaid expenses and other current assets....       60,177         13,538         91,229
       Other assets.................................        6,706         37,494         31,515
       Restricted cash fund.........................           --         21,357        482,585
       Accounts payable and accrued liabilities.....     (572,461)       794,087     (1,386,047)
       Advance deposits.............................     (122,573)      (124,738)       304,176
                                                      -----------    -----------    -----------
          Total adjustments.........................    1,509,320      2,357,918      1,834,697
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    5,664,165      5,345,925      3,105,500
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,094,810)    (1,049,310)    (1,103,095)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................           --             --        994,105
  Repayment of long-term debt.......................           --             --        (48,000)
  Distributions to partners.........................   (4,200,000)    (2,500,000)    (1,000,000)
                                                      -----------    -----------    -----------
          Net cash used in financing activities.....   (4,200,000)    (2,500,000)       (53,895)
                                                      -----------    -----------    -----------
          Net increase in cash and cash
            equivalents.............................      369,355      1,796,615      1,948,510
CASH AND CASH EQUIVALENTS, beginning of period......    5,296,563      3,499,948      1,551,438
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............  $ 5,665,918    $ 5,296,563    $ 3,499,948
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........  $ 2,156,102    $ 1,936,838    $ 1,628,403
                                                      ===========    ===========    ===========


  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     2301 SE 17th St., Ltd. (the "Partnership"), a Florida limited partnership, was formed on March 5, 1993 for the purpose of acquiring, owning and operating Pier 66 Resort Hotel and Marina, a 380-room resort hotel and conference facility and a marina which accommodates 142 yachts, located on approximately 23 acres in Fort Lauderdale, Florida, (the "Resort"). The partnership agreement, amended and modified on June 29, 1993, is hereinafter referred to as the "Partnership Agreement".

     The Partnership acquired its interest in the Resort from SSA Associates and Pier Operating Associates, Ltd. on June 29, 1993. The aggregate purchase price paid by the Partnership for its interest in the Resort was approximately $30,310,000. Of this amount, $22,000,000 was funded by refinancing the existing mortgage loan on the Resort.

     The Partnership will terminate on December 31, 2035, or sooner, in accordance with the terms of the Partnership Agreement (see Note 11). The General Partner of the Partnership is 2301 Mgt., Ltd. (the "General Partner"). 2301 Joint Venture and Rahn Pier, Inc. are Class A Limited Partners and First Winthrop Corporation and Sixty-Six Inc. are Class B Limited Partners.

     Class B Limited Partners are not required to make additional capital contributions, have no rights to vote on partnership matters and do not participate in the allocation of partnership profits and losses. If the General Partner and the Class A Limited Partners have both received the Minimum Qualified Distributions (as defined in the Partnership Agreement), then 15 percent of the distributions with respect to a Capital Transaction (as defined in the Partnership Agreement) that would otherwise have been made to the General Partner and the Class A Limited Partners will instead be made to the Class B Limited Partners.

     After any special allocations required by the Partnership Agreement, profits and losses of the Partnership shall be allocated 1 percent to the General Partner and 99 percent to the Class A Limited Partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Land improvements..............................      20 years
Building and improvements......................      40 years
Furnishings and equipment......................     5-7 years

                             2301 SE 17TH ST., LTD.

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The implementation of this standard had no impact on the financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis. Amounts outstanding at December 31, 1996 are $181,228 and are included in Accounts receivable in the accompanying balance sheet.

(3) INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The pro forma income tax provision in the accompanying statements of operations is presented for informational purposes as if the Partnership was a C corporation during the years presented. Pro forma taxes have been computed based on an overall estimated effective rate of 39%.

                             2301 SE 17TH ST., LTD.

(4) ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of December 31, 1996 and 1995:

                                                         1996         1995
                                                       --------    ----------
Accrued salaries and wages...........................  $195,613    $  168,736
Accrued vacation.....................................   227,883       191,046
Sales tax payable....................................   129,306       108,621
Other accrued liabilities............................   421,760       602,038
                                                       --------    ----------
                                                       $974,562    $1,070,441
                                                       ========    ==========

(5) LONG-TERM DEBT:

     The property was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company. In addition, the Partnership obtained an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. This rate was 8.39 percent and 8.0 percent at December 31, 1996 and 1995, respectively. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment on the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt franchise agreement, an assignment of leases, rents and profits, trademarks and the management agreement.

     The outstanding balances of the notes at December 31, 1996 and 1995 were as follows:

                                                       1996           1995
                                                    -----------    -----------
Note 1............................................  $21,951,325    $21,951,325
Note 2............................................    4,000,000      4,000,000
                                                    -----------    -----------
                                                     25,951,325     25,951,325
Less: Unamortized discount based on imputed
  interest rate of 9%.............................     (209,396)      (428,927)
                                                    -----------    -----------
                                                    $25,741,929    $25,522,398
                                                    ===========    ===========

     As required by the loan agreement, the Partnership maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3 percent of gross revenues net of amounts expended by the Resort for replacement of capital assets and is funded quarterly for the preceding quarter. The CEP establishes a minimum level of fixed asset expenditures to be made by the Partnership. To the extent these minimum expenditure levels are not achieved, such shortfall is to be included in the CEP fund. Beginning July 1, 1995, the Resort voluntarily increased the CEP reserve to 4 percent of gross revenues; however, the loan agreement fund is only funded for the required 3 percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996 and 1995, the balance of the CEP reserve is $1,284 and $9,218, respectively, and is included in Other assets in the accompanying balance sheets.

(6) MANAGEMENT AGREEMENT:

     The Partnership entered into a hotel management agreement with Rahn Pier Mgt., Inc., a company affiliated by common ownership and management with the general partner and Class A limited partners, effective June 29, 1993. The agreement provides for a management fee equal to three percent of gross

                             2301 SE 17TH ST., LTD.

revenues during the first year, payable monthly. Management fees for the second year equal two percent of gross revenues and for each year thereafter through December 31, 2003, an amount equal to the total management fee during the second year.

     Management fees for the Resort amounted to approximately $530,000, $514,000 and $560,000, in 1996, 1995 and 1994, respectively, and are included in Related party management fee in the accompanying statements of operations. Fees payable to Rahn Pier Mgt., Inc. were approximately $50,000 as of December 31, 1996 and 1995. In addition, during 1994 construction management fees of $48,000 were paid to Rahn Properties, Inc., an affiliate of the general partner and Class A limited partners and are included in Royalty fees, property taxes, insurance, etc., in the accompanying statements of operations.

(7) LICENSE AND FRANCHISE AGREEMENTS:

  Hyatt Franchise--

     As of November 14, 1994, Rahn Pier Mgt., Inc. entered into a franchise agreement with Hyatt Franchise Corporation. The agreement is for a 20 year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: one percent from December 1, 1994 through November 30, 1995, three percent from December 1, 1995 through November 30, 1996, four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees amounted to $398,175 and $132,449 in 1996 and 1995, respectively.

     The agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses" based on the relation of the Resort's total number of guest rooms to the average number of guest rooms in all Hyatt Resorts in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to the Hotel. Total Hyatt expenses other than the royalty fees amounted to $501,752 and $502,658 for the years ended December 31, 1996 and 1995, respectively, and are included in Rooms and Selling, general, and administrative expenses in the accompanying statements of operations.

     The franchise agreement requires the Partnership to maintain a reserve for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. This reserve is determined as a percentage of gross room revenues: three percent through November 1995 and four percent thereafter.

     The franchise agreement requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. In addition, the replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

                             2301 SE 17TH ST., LTD.

(8) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and land improvements........................      $ 6,547,452             $ 6,547,452
Building and improvements.........................       18,937,564              18,396,035
Furnishings and equipment.........................        7,742,848               7,315,209
Operating equipment...............................          197,422                 189,491
                                                        -----------             -----------
                                                         33,425,286              32,448,187
Less: Accumulated depreciation....................       (4,989,415)             (3,402,512)
                                                        -----------             -----------
                                                        $28,435,871             $29,045,675
                                                        ===========             ===========

(9) LEASES:

     Leases for operating equipment are contracted under the Partnership's name. The following is a schedule of future minimum lease payments for the operating leases, with initial or remaining terms in excess of one year, as of December 31, 1996:

  1997............................................     $ 75,825
  1998............................................       48,196
  1999............................................        2,136
  2000............................................          356
  Thereafter......................................           --
                                                       --------
                                                       $126,513
                                                       ========

     Operating lease costs totaled $89,073, $92,717 and $91,820, for 1996, 1995 and 1994, respectively.

     The Resort also has various marina and long-term tenant leases. The receipts on these tenant leases are included in Telephone, retail and other. Lease income totaled $381,296, $351,006 and $347,949, for 1996, 1995 and 1994,
respectively.

     The Partnership leased a restaurant located at the Resort to an unrelated party in August 1993 for a period of 5 years beginning November 1, 1993 with four, five-year renewal options. Annual rent is $204,000 plus 7 percent of annual gross sales in excess of $3,500,000.

     Other leases for building space have been contracted with unrelated parties for operation of a spa and a yacht broker. The spa lease is for a period of three years beginning February 1, 1992 with two three-year renewal options. The lease was renewed on February 1, 1995 with annual rent of $27,336 plus five percent of gross sales. The yacht broker lease is for three years beginning January 1, 1995 with one three-year renewal option. Annual rent is $92,812.

     The following is a schedule of future minimum cash receipts for tenant operating leases with initial term in excess of one year, as of December 31, 1996:

  1997............................................     $239,373
  1998............................................      191,554
  Thereafter......................................           --

                             2301 SE 17TH ST., LTD.

(10) DEFERRED COMPENSATION PLAN:

     The Rahn Pier Mgt., Inc. offers its employees a deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from one percent to 14 percent of their compensation during the Plan year. Rahn Pier Mgt., Inc. matches 25 percent of the first four percent contributed by each Plan participant and effective January 1, 1996, the matched contributed percentage was increased to six percent. Rahn Pier Mgt., Inc. incurred expenses related to the Plan of $48,359, $40,791 and $45,973, in 1996, 1995 and 1994, respectively.

(11) EXCHANGE AGREEMENT:


     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 4.45 million shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of

Rahn Bahia Mar, Ltd.:



     We have audited the accompanying balance sheets of Rahn Bahia Mar, Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                              RAHN BAHIA MAR, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,653,789    $ 1,010,993
  Accounts receivable, net of allowance for doubtful
     accounts of $9,506 and $9,600 as of December 31, 1996
     and 1995...............................................      604,720        519,779
  Inventories...............................................      204,860        180,713
  Prepaid expenses and other current assets.................       63,522        124,681
                                                              -----------    -----------
     Total current assets...................................    3,526,891      1,836,166
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,311,773 and $2,381,116 as of December 31, 1996 and
  1995......................................................   28,907,213     30,005,394
OTHER ASSETS................................................      191,591        287,375
                                                              -----------    -----------
          Total assets......................................  $32,625,695    $32,128,935
                                                              ===========    ===========
                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   292,067    $   434,870
  Accrued liabilities.......................................      567,160        476,064
  Advance deposits..........................................      486,313        385,864
  Current portion of long-term debt.........................   15,495,000        710,000
                                                              -----------    -----------
          Total current liabilities.........................   16,840,540      2,006,798
LONG-TERM DEBT, net of current portion......................           --     15,495,000
                                                              -----------    -----------
          Total liabilities.................................   16,840,540     17,501,798
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
PARTNERS' EQUITY:
  General Partner...........................................      157,852        146,272
  Limited Partners..........................................   15,627,303     14,480,865
                                                              -----------    -----------
          Total partners' equity............................   15,785,155     14,627,137
                                                              -----------    -----------
          Total liabilities and partners' equity............  $32,625,695    $32,128,935
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
OPERATING REVENUES:
  Rooms..........................................    $ 6,881,263    $ 5,338,328       $1,421,161
  Yachting and marina service....................      3,870,609      4,213,381        1,995,704
  Food, beverage and banquets....................      2,686,536      1,782,380          621,207
  Telephone, retail and other....................      2,571,326      2,135,405          671,859
                                                     -----------    -----------       ----------
          Total operating revenues...............     16,009,734     13,469,494        4,709,931
COSTS AND EXPENSES:
  Rooms..........................................      1,499,432      1,294,583          572,516
  Yachting and marina service....................        765,719        996,900          536,137
  Food, beverage and banquets....................      2,104,675      1,593,065          758,372
  Telephone, retail and other....................      1,126,165      1,060,365          399,090
  Selling, general and administrative............      1,789,949      1,759,968          671,422
  Property operations, maintenance and energy
     costs.......................................      1,406,022      1,286,357          760,174
  Royalty fees, property taxes, insurance,
     etc.........................................      1,881,905      1,851,898          745,386
  Depreciation and amortization..................      1,970,770      1,848,544          593,033
                                                     -----------    -----------       ----------
          Total costs and expenses...............     12,544,637     11,691,680        5,036,130
                                                     -----------    -----------       ----------
     Income (loss) from operations...............      3,465,097      1,777,814         (326,199)
OTHER INCOME (EXPENSE):
  Interest income................................         98,126         57,983           18,288
  Interest expense...............................     (1,405,205)    (1,455,129)        (443,629)
  Loss on disposal of fixed assets...............             --         (1,991)              --
                                                     -----------    -----------       ----------
                                                      (1,307,079)    (1,399,137)        (425,341)
                                                     -----------    -----------       ----------
NET INCOME (LOSS)................................      2,158,018        378,677         (751,540)
PRO FORMA INCOME TAX BENEFIT (PROVISION) (Note
  3).............................................       (841,626)      (147,684)         293,101
                                                     -----------    -----------       ----------
PRO FORMA NET INCOME (LOSS) AFTER INCOME TAXES...    $ 1,316,392    $   230,993       $ (458,439)
                                                     ===========    ===========       ==========
NET INCOME (LOSS) ALLOCATED TO:
  General Partner................................    $    21,580    $     3,787       $   (7,515)
  Limited Partners...............................      2,136,438        374,890         (744,025)
                                                     -----------    -----------       ----------
          Total Net income (loss)................    $ 2,158,018    $   378,677       $ (751,540)
                                                     ===========    ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                   GENERAL PARTNER    LIMITED PARTNERS
                                                        (1%)               (99%)             TOTAL
                                                   ---------------    ----------------    -----------
PARTNERS' CONTRIBUTION, June 28, 1994............     $150,000          $14,850,000       $15,000,000
  Net loss.......................................       (7,515)            (744,025)         (751,540)
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1994..............      142,485           14,105,975        14,248,460
  Net income.....................................        3,787              374,890           378,677
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1995..............      146,272           14,480,865        14,627,137
  Partner Distributions..........................      (10,000)            (990,000)       (1,000,000)
  Net income.....................................       21,580            2,136,438         2,158,018
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1996..............     $157,852          $15,627,303       $15,785,155
                                                      ========          ===========       ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 2,158,018    $   378,677      $   (751,540)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities --
     Depreciation and amortization...............      1,970,770      1,848,544           593,033
     Loss on disposal of fixed assets............             --          1,991                --
     Changes in assets and liabilities:
       Accounts receivable.......................        (84,941)      (143,063)         (376,716)
       Inventories...............................        (24,147)        (5,469)         (175,244)
       Prepaid expenses and other current
          assets.................................         61,159         (2,270)         (122,411)
       Other assets..............................         95,784        (44,983)         (302,522)
       Accounts payable, accrued liabilities and
          advance deposits.......................         48,742     (1,298,268)        2,595,066
                                                     -----------    -----------      ------------
          Total adjustments......................      2,067,367        356,482         2,211,206
                                                     -----------    -----------      ------------
          Net cash provided by operating
            activities...........................      4,225,385        735,159         1,459,666
                                                     -----------    -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (872,589)    (3,776,347)      (28,612,485)
                                                     -----------    -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds........................             --      3,553,715        13,196,285
  Long-term debt repayments......................       (710,000)      (545,000)               --
  Partners' capital contribution.................             --             --        15,000,000
  Partners' capital distribution.................     (1,000,000)            --                --
                                                     -----------    -----------      ------------
          Net cash provided by (used in)
            financing activities.................     (1,710,000)     3,008,715        28,196,285
                                                     -----------    -----------      ------------
          Net increase (decrease) in cash and
            cash equivalents.....................      1,642,796        (32,473)        1,043,466
CASH AND CASH EQUIVALENTS, beginning of period...      1,010,993      1,043,466                --
                                                     -----------    -----------      ------------
CASH AND CASH EQUIVALENTS, end of period.........    $ 2,653,789    $ 1,010,993      $  1,043,466
                                                     ===========    ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.......    $ 1,405,205    $ 1,328,496      $    497,043
                                                     ===========    ===========      ============

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:


     Rahn Bahia Mar, Ltd. (the "Partnership"), a Florida limited partnership, was formed and began operations on June 28, 1994 for the purpose of owning the Bahia Mar Resort and Yachting Center (the "Resort"), in Fort Lauderdale, Florida. Rahn Bahia Mar, G.P., Ltd. (the "General Partner"), a Florida limited partnership, is the general partner of the Partnership (1% owner) and engages in transactions on the Partnership's behalf. Limited partners include Rahn Bahia Mar, Inc., a Florida corporation (19.5% owner), and Bahia Mar Joint Venture, a Florida general partnership (79.5% owner). The term of the partnership agreement is 50 years and expires December 31, 2044.


     The Partnership's tax basis profits, losses and excess net cash flows, as defined by the Partnership agreement (the "Agreement"), are allocated to the partners on the basis of their respective percentage interests in the Partnership, as defined by the Agreement.

     On June 28, 1994, the Partnership entered into a license agreement with Radisson Hotels International, Inc. ("Radisson"), covering a period of 10 years. The terms of the agreement allow the Partnership to operate the Resort using the Radisson system. Annual fees payable to Radisson pursuant to the agreement range from one percent to four percent (increasing one percent each year) of the first $7,000,000 of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7,000,000 through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis:

Land improvements..................................  15 years
Building and improvements..........................  40 years
Furnishings........................................   7 years

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

                              RAHN BAHIA MAR, LTD.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. At the date of implementation, this standard had no impact on the Partnership's financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Partnership's business. In addition, the Partnership is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis.

(3) INCOME TAXES:

Provisions for federal and state income taxes have not been made in the accompanying financial statements, as the Partnership's tax basis profits and losses are allocated to the partners (see Note 1). The pro forma income tax provision in the accompanying statement of operations is presented for informational purposes as if the Partnership was a C corporation during the years for which pro forma information is presented. Such pro forma taxes have been computed on an overall estimated effective rate of 39%.

(4) RELATED PARTY TRANSACTIONS:

     Rahn Properties, Inc. ("Rahn"), provided renovation management services to the Partnership. Fees totaling $88,000 and $114,000 in 1995 and 1994, respectively, were paid to Rahn in connection with the renovation of the Hotel and are reflected in the cost of the property. The Partnership also reimbursed Rahn for various expenses incurred in performing these services including the renovation management and administrative staff salaries, telephone, utilities and postage. Reimbursements totaling $9,955 and $9,862 in 1995 and 1994, respectively, are also reflected in the cost of the property. No such fees or reimbursements were made in 1996. Included in accounts payable at December 31, 1995 are amounts due to Rahn of $8,576. No such amounts were payable at December 31, 1996.

                              RAHN BAHIA MAR, LTD.

     The Partnership has a management agreement with Rahn Bahia Mar Mgmt., Inc. ("Rahn Management") for a period of ten years ending June 30, 2004. The agreement requires a management fee of three percent of gross revenues, as defined in the management agreement, during the first eighteen months of the agreement and a two percent fee for 1996 and thereafter. Management fees paid to Rahn Management totaled $321,193, $405,261 and $141,298 in 1996, 1995 and 1994,
respectively.


     The management agreement requires Rahn Management to set aside cash from Hotel operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be restricted is three percent of the Hotel's gross revenues each month during the term of the agreement. All cash was spent on its required purpose at December 31, 1996.

     Fees paid to Radisson pursuant to the license agreement with Radisson (see
Note 1) totaled $206,438 $107,127, and $13,395, in 1996, 1995 and 1994,
respectively.

(5) LONG-TERM DEBT:

     Long-term debt consists of a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125 percent at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the note has monthly principal installments of $45,000 commencing in February 1995. The principal payments increased to $55,000 in August 1995 and $65,000 in August 1996. The maturity date for the note is June 30, 1997, but may be extended under a one year extension option. During the extension period, the monthly principal installments will increase to $75,000, the interest rate will increase by 1 percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Capitalized interest paid in 1994 and included in the cost of the property is $53,414. Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.

(6) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and improvements.............................      $ 8,202,702             $ 8,127,597
Buildings and improvements........................       18,149,511              17,798,505
Furnishings and equipment.........................        6,779,921               6,338,365
Operating equipment...............................           86,852                 122,043
                                                        -----------             -----------
                                                         33,218,986              32,386,510
Less: Accumulated depreciation....................       (4,311,773)             (2,381,116)
                                                        -----------             -----------
                                                        $28,907,213             $30,005,394
                                                        ===========             ===========

(7) COMMITMENTS AND CONTINGENCIES:

     The Partnership leases the Resort site under an operating lease which had a term through September 30, 2037. On January 4, 1995, the term of this lease was extended for an additional period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the lease agreement, the Partnership is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of a

                              RAHN BAHIA MAR, LTD.

percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of the annual gross operating revenue, as defined in the lease agreement, or a minimum annual rent payment. Minimum lease payments were $150,000 a year through September 30, 1995; effective October 1, 1995 the minimum annual rent is $300,000 payable in quarterly installments. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or eighty percent of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the lease totaled $632,907 and $510,956 for the years ended December 31, 1996 and 1995, respectively, and $174,174 for the period from inception (June 28, 1994) to December 31, 1994.

     Effective October 1, 1995 and continuing annually for the remaining term of the lease, the lease agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of the Resort's revenues, as defined in the lease agreement. All cash was spent on its required purpose at December 31, 1996.

     The Hotel also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including the property lease and operating leases, are as follows:

1997............................................     $   407,080
1998............................................         406,137
1999............................................         391,241
2000............................................         343,784
2001............................................         304,126
Thereafter......................................      18,200,000
                                                     -----------
                                                     $20,052,368
                                                     ===========

(8) DEFERRED COMPENSATION PLAN:

     Effective July 1, 1995, Rahn Management offered its employees a multi-employer deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from 1 percent to 14 percent of their compensation during the Plan year. Rahn Management matched 25 percent of the first 4 percent contributed by each Plan participant, prior to January 1, 1996. Effective January 1, 1996, Rahn Management matches 25 percent of the first six percent contributed by each Plan participant. Rahn Management contributed $16,002 and $9,721 to the Plan in 1996 and 1995, respectively.

(9) EXCHANGE AGREEMENT:


     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida the Company, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 3,950,000 shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and, as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Coral Springs Ice, Ltd.:

     We have audited the accompanying balance sheet of Coral Springs Ice, Ltd. (a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the period from inception (February 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Springs Ice, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
  February 7, 1997.

                            CORAL SPRINGS ICE, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   35,614
  Accounts receivable.......................................      62,513
  Inventories...............................................      71,847
  Prepaid expenses and other current assets.................      56,883
                                                              ----------
          Total current assets..............................     226,857
Buildings and Equipment, at cost, net of accumulated
  depreciation of $17,285...................................   6,298,340
Other Assets................................................     138,000
                                                              ----------
          Total assets......................................  $6,663,197
                                                              ==========
                    LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  181,659
  Accrued expenses..........................................     376,684
  Deferred revenue..........................................     159,869
  Retainage payable.........................................     269,333
  Note payable..............................................   6,541,849
                                                              ----------
          Total current liabilities.........................   7,529,394
Partners' Equity (Deficit)..................................    (866,197)
                                                              ----------
          Total liabilities and partners' equity............  $6,663,197
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Revenues....................................................  $ 149,653
Cost of revenues............................................    (49,155)
                                                              ---------
          Gross profit......................................    100,498
Selling, General and Administrative Expenses................   (966,795)
                                                              ---------
          Net loss..........................................  $(866,297)
                                                              =========


  The accompanying notes to financial statements are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         STATEMENT OF PARTNERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

                                                        GENERAL       LIMITED
                                                        PARTNER       PARTNER         TOTAL
                                                       ---------      --------      ---------
Partners' Equity:
  Capital contribution at inception..................  $      90      $     10      $     100
  Net loss...........................................   (779,667)      (86,630)      (866,297)
                                                       ---------      --------      ---------
          Partners' deficit at December 31, 1996.....  $(779,577)     $(86,620)     $(866,197)
                                                       =========      ========      =========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net loss..................................................  $  (866,297)
  Adjustments to reconcile net loss to net cash used by
     operating activities --
     Depreciation and amortization..........................       17,285
     Changes in assets and liabilities:
       Accounts receivable..................................      (62,513)
       Inventories..........................................      (71,847)
       Prepaid expenses.....................................      (56,883)
       Other assets.........................................     (138,000)
       Accounts payable.....................................      181,659
       Accrued expenses.....................................      326,684
       Deferred revenue.....................................      159,869
       Retainage payable....................................      269,333
                                                              -----------
          Net cash used in operating activities.............     (240,710)
                                                              -----------

Cash Flows From Investing Activities:
  Capital expenditures......................................   (6,315,625)
                                                              -----------
          Net cash used in investing activities.............   (6,315,625)
                                                              -----------

Cash Flows From Financing Activities:
  Proceeds from note payable................................    6,541,849
  Advances from related parties.............................       50,000
  Capital contributions.....................................          100
                                                              -----------
          Net cash provided by financing activities.........    6,591,949
                                                              -----------
          Net increase in cash and cash equivalents.........       35,614
Cash and Cash Equivalents, beginning of period..............           --
                                                              -----------
Cash and Cash Equivalents, end of period....................  $    35,614
                                                              ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Coral Springs Ice, Ltd., a Florida limited partnership (the "Partnership"), was organized on February 26, 1996 with Coral Springs Ice, Inc. as the general partner as well as a limited partner and Iceland (Coral Springs) Corp. as the other limited partner. The Partnership was formed to construct, operate and manage an enclosed twin ice rink facility (the "Facility") in Coral Springs, Florida. The Facility will operate as the concessionaire under a Concession Agreement with the City of Coral Springs. The Partnership completed construction and commenced operation of the Facility in November, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (c) Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of hockey and figure skating retail goods and food and beverage items.

  (d) Buildings and Equipment

     The Partnership's assets are carried at the lower of cost or estimated fair value. All expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

  (e) Depreciation

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Building and improvements...................................   40 years
Furniture, fixtures and equipment...........................  5-7 years

  (f) Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market.

  (g) Deferred Revenue

     The Partnership collects fees in advance from customers for hockey and figure skating programs and records such fees as deferred revenue. Revenue is recognized as the related services are provided.

  (h) Fair Value of Financial Instruments

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable, accrued expenses and other financial instruments, generally determined using the present

                            CORAL SPRINGS ICE, LTD.

value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

(3)  INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership.

(4)  MANAGEMENT AGREEMENT:

     In November 1996, Real Ice Sports Facility Management, Inc. began providing management services to the Partnership for a monthly fee of $6,250 included in selling, general and administrative expenses. Coral Springs Ice, Ltd. operated under the terms of a management agreement with this company through January 1997, although the agreement was never signed.

(5)  BUILDINGS AND EQUIPMENT:

     The balance of buildings and equipment at December 31, 1996, consists of the following:

Building and improvements...................................  $5,892,195
Furniture, fixtures and equipment...........................     423,430
                                                              ----------
                                                               6,315,625
Less -- Accumulated depreciation............................     (17,285)
                                                              ----------
Building and equipment, net.................................  $6,298,340
                                                              ==========

     Included in the building costs is $269,333 of retainage. This represents the construction holdback of 5% of costs to date as per the construction contract. It will be paid to the contractor when all work is satisfactorily completed.

(6)  NOTE PAYABLE:

     The Partnership obtained a loan from Trizec Ice, Inc. (the sole owner of Coral Springs Ice, Inc.) to fund construction costs of the Facility and related costs. The outstanding loan balance ($6,678,874 as of January 31, 1997) was repaid in connection with the sale of assets (see Note 8).

(7)  CONCESSION AGREEMENT:

     The Partnership is party to a concession agreement with the City of Coral Springs which allows the Partnership to utilize city-owned land upon which the Facility is located. The term of this agreement is 49 years with an option to extend for two 25 year periods. The concession agreement requires the Partnership to pay a minimum monthly rental of $2,500 (plus six percent sales tax) to the City of Coral Springs. The agreement requires additional contingent payments that are dependent on the level of revenues. In the first five years of operations, four percent of total revenues, to the extent that this exceeds the minimum monthly charge, is payable to the City of Coral Springs each month.

(8)  SALE OF ASSETS:

     On January 31, 1997, the Partnership completed the sale of substantially all of its operating assets to Florida Panthers Ice Ventures, Inc., a wholly-owned subsidiary of Florida Panthers Holdings, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Partners of

Boca Raton Hotel and Club Limited Partnership


     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP



PRICE WATERHOUSE LLP


Fort Lauderdale, Florida



January 29, 1997, except as to Note 12, which is


as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Partners


Boca Raton Hotel and Club Limited Partnership



     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                               Ernst & Young LLP



West Palm Beach, Florida


January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                 (IN THOUSANDS)



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit...........................................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========


   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)



                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727     108,190     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary item -- net gain (loss) on debt
  restructuring.............................................     (8,932)     10,328       6,704
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

                                 (IN THOUSANDS)


                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................              (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Restricted cash and short-term investments...........      (5,216)    (10,964)      1,124
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club membership deposits.....................       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (6,500)        410       9,337
                                                               ---------    --------    --------
Investing activities:
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (17,380)     (4,601)     (3,454)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)


1.  ORGANIZATION


     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.


     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS


     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.


CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.


PREMIER CLUB MEMBERSHIP DEPOSITS



     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................  3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS


     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.


DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:


                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)


INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

          6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT


     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.



5.  MORTGAGES AND OTHER LOANS PAYABLE


FIRST MORTGAGE NOTES


     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.


     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========


     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:



                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is
     collateralized by the notes receivable due from club
     members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                                  1995
                                                                --------
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========


---------------


(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500, resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.



     Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.



(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.



     In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.



(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.



     The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.



(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.



     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.



     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.


6.  BANYAN MORTGAGE LOANS


     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.


     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.


     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.


     Fees incurred in 1993
       Capital raising fee(1)....................................  $   1,650
       Debt reduction fee(2).....................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
           Capital raising fee(3)................................        728
           Debt reduction fee(4).................................      1,140
           Settlement fee(5).....................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834
     Plus: Fees incurred in 1995
           Debt restructuring fee(6).............................        243
           Capital raising fee(7)................................        173
           Debt reduction fee(8).................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.


     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.


     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS


     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

======================================================

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................    2
Summary Financial Data................    5
Risk Factors..........................    7
Price Range of Class A Common Stock...   17
Dividend Policy.......................   17
Selected Financial Data...............   18
Selected Unaudited Pro Forma Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Condition And Results
  of Operations.......................   21
The National Hockey League............   27
Business..............................   29
Management............................   42
Certain Transactions..................   46
Principal Shareholders................   48
Selling Shareholders..................   49
Description of Capital Stock..........   51
Plan of Distribution..................   53
Legal Matters.........................   54
Experts...............................   54
Additional Information................   54
Index to Financial Statements.........  F-1


======================================================

======================================================

                               17,669,444 SHARES

                            [FLORIDA PANTHERS LOGO]

                        FLORIDA PANTHERS HOLDINGS, INC.

                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                 APRIL   , 1997


======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant pursuant to a contractual obligation, are as follows:


SEC Registration Fee........................................  $ 97,740
Printing Expenses...........................................    20,000
Accounting Fees and Expenses................................    15,000
Legal Fees and Expenses.....................................    15,000
Miscellaneous...............................................     2,259
                                                              --------
          Total.............................................  $150,000
                                                              ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in connection with the private placement (the "Private Placement") at a price of $27.75 per share to certain accredited investors. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to the Company of approximately $67 million after deducting placement agency fees and other expenses.


     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. ("Iceland") and Iceland Holdings, Inc. ("IHI"), including the business, assets and operations of an operating twin-pad ice rink facility. The consideration paid by the Company in connection with these acquisitions included 212,766 shares of Class A Common Stock. The sale of these 212,766 shares of Class A Common Stock to the sole shareholder of Iceland and IHI was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 4, 1997, the Company acquired all of the direct and indirect ownership interests of Pier 66 and Bahia Mar in exchange for 4,450,000 and 3,950,000 shares of Class A Common Stock, respectively. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



     (a) Exhibits.



EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
  2.2     --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3     --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
  2.4     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
  2.5     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
  2.6     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
  2.7     --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
  2.8     --   Exchange Agreement (Raddison Bahia Mar), dated as of
               December 22, 1996.***
  2.9     --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC Corporation
  3.1     --   Amended and Restated Articles of Incorporation of the
               Company*
  3.2     --   Form of By-Laws of the Company*
  5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company (previously filed)
 10.1     --   Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida*
 10.2     --   Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida*
 10.3     --   Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida*
 10.4     --   Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida*
 10.5     --   Employment Agreement by and between William A. Torrey and
               the Company*
 10.6     --   Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
 10.7     --   Miami Arena Contract, dated as of October 10, 1986, as
               amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
 10.8     --   First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9     --   Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management International)*
 10.10    --   1996 Stock Option Plan*
 10.11    --   Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
 10.12    --   Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
 10.13    --   Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
 10.14    --   Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1     --   Subsidiaries of the Company (previously filed)
 23.1     --   Consent of Arthur Andersen LLP
 23.2     --   Consent of KPMG Peat Marwick LLP
 23.3     --   Consent of Price Waterhouse LLP
 23.4     --   Consent of Ernst & Young LLP

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 23.5     --   Form of Consent of Akerman, Senterfitt & Eidson, P.A.
               (included in their opinion filed as Exhibit 5.1)
 24.1     --   Powers of Attorney (included on the signature page of this
               Registration Statement)
 27.1     --   Financial Data Schedule (for SEC use only)*


---------------


  * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191


 ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435


*** Incorporated by reference to the Company's Definitive Consent Solicitation
    Statement filed on March 4, 1997 -- SEC File No. 0-21435



     ITEM 17.  UNDERTAKINGS



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 14th day of April, 1997.


                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  STEVEN M. DAURIA
                                            ------------------------------------
                                            Steven M. Dauria

                                            Vice President and Corporate
                                              Controller



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                          *                            Chairman of the Board            April 14, 1997
-----------------------------------------------------    (Principal Executive Officer)
                  H. Wayne Huizenga

                          *                            Vice Chairman                    April 14, 1997
-----------------------------------------------------
                  Richard C. Rochon

                          *                            President and Director           April 14, 1997
-----------------------------------------------------
                  Richard H. Evans

                          *                            President of Florida Panthers    April 14, 1997
-----------------------------------------------------    Hockey Club, Inc. and
                  William A. Torrey                      Director

                /s/ WILLIAM M. PIERCE                  Senior Vice President and Chief  April 14, 1997
-----------------------------------------------------    Financial Officer (Principal
                  William M. Pierce                      Financial Officer)

                /s/ STEVEN M. DAURIA                   Vice President and Corporate     April 14, 1997
-----------------------------------------------------    Controller (Principal
                  Steven M. Dauria                       Accounting Officer)

                                                       Director                         April 14, 1997
-----------------------------------------------------
                  Steven R. Berrard

                                                       Director                         April 14, 1997
-----------------------------------------------------
                  Harris W. Hudson

                          *                            Director                         April 14, 1997
-----------------------------------------------------
               George D. Johnson, Jr.

              *By: /s/ STEVEN M. DAURIA
  -------------------------------------------------
                  Steven M. Dauria
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
 2.2       --  Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
 2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
 2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
 2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
 2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
 2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
 2.8       --  Exchange Agreement (Raddison Bahia Mar), dated as of
               December 22, 1996.***
 2.9       --  Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC Corporation
 3.1       --  Amended and Restated Articles of Incorporation of the
               Company*
 3.2       --  Form of By-Laws of the Company*
 5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company (previsously filed)
10.1       --  Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida*
10.2       --  Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida*
10.3       --  Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida*
10.4       --  Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida*
10.5       --  Employment Agreement by and between William A. Torrey and the Company*
10.6       --  Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
10.7       --  Miami Arena Contract, dated as of October 10, 1986, as amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
10.8       --  First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
10.9       --  Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management International)*
10.10      --  1996 Stock Option Plan*
10.11      --  Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
10.12      --  Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
10.13      --  Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
10.14      --  Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
21.1       --  Subsidiaries of the Company (previously filed)
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of KPMG Peat Marwick LLP
23.3       --  Consent of Price Waterhouse LLP
23.4       --  Consent of Ernst & Young LLP
23.5       --  Form of Consent of Akerman, Senterfitt & Eidson, P.A.
               (included in their opinion filed as Exhibit 5.1)
24.1       --  Powers of Attorney (included on the signature page of this
               Registration Statement)
27.1       --  Financial Data Schedule (for SEC use only)*


---------------


  * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191


 ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435


*** Incorporated by reference to the Company's Definitive Consent Solicitation


    Statement filed on March 4, 1997 -- SEC File No. 0-21435